UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 1

GENERAL FORM REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Carolina Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	57-1039637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

288 Meeting Street, Charleston, South Carolina	29401
(Address of principal executive offices)	(Zip Code)

843-723-7700

(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $0.01 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

We are an “emerging growth company” as defined under the federal securities laws. For implications of our status as an emerging growth company, please see “Business” in Item 1, and “Risk Factors” in Item 1A of this registration statement.

EXPLANATORY NOTE

We are filing this Amendment No. 1 (the “Amendment”) to our registration statement on Form 10, which was originally filed with the Securities and Exchange Commission on February 26, 2014 (“Original Filing”). This Amendment amends the Original Filing in its entirety to add additional disclosure in response to comments received from the Staff of the U.S. Securities and Exchange Commission. Exhibits required to be filed hereunder are incorporated by reference where specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this registration statement the word or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate,” and similar expressions are meant to identify “forward-looking statements.” Such “forward-looking statements” speak only as of the date made, and various factors, including but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by such “forward-looking statements”:

•	our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;
•	examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write-down assets or otherwise impose restrictions or conditions on our operations, including, but not limited to, our ability to acquire or be acquired;
•	changes in economic conditions, either nationally or regionally and especially in our primary service areas, resulting in, among other things, a deterioration in credit quality;
•	an increase in interest rates, resulting in a decline in our mortgage production and a decrease in the profitability of our mortgage banking operations;
•	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
•	greater than expected losses due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;
•	changes in the amount of our loan portfolio collateralized by real estate and weaknesses in the South Carolina and national real estate markets;
•	the rate of delinquencies and amount of loans charged-off;
•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;
•	the rate of loan growth in recent or future years;
•	our ability to attract and retain key personnel;
•	our ability to retain our existing customers, including our deposit relationships;
•	significant increases in competitive pressure in the banking and financial services industries;
•	adverse changes in asset quality and resulting credit risk-related losses and expenses;
•	changes in the interest rate environment which could reduce anticipated or actual margins;
•	changes in political conditions or the legislative or regulatory environment, including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder, changes in federal or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial service industries;
•	changes occurring in business conditions and inflation;
•	increased funding costs due to market illiquidity, increased competition for funding, or increased regulatory requirements with regard to funding;
•	our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;
•	changes in deposit flows;
•	changes in technology;
•	changes in monetary and tax policies;
•	changes in accounting policies, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;
•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
•	our expectations regarding our operating revenues, expenses, effective tax rates and other results of operations;
•	the general decline in the real estate and lending markets;
•	our anticipated capital expenditures and our estimates regarding our capital requirements;
•	our liquidity and working capital requirements;
•	competitive pressures among depository and other financial institutions;

1

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;
•	the growth rates of the markets in which we compete;
•	our anticipated strategies for growth and sources of new operating revenues;
•	our current and future products, services, applications and functionality and plans to promote them;
•	anticipated trends and challenges in our business and in the markets in which we operate;
•	the evolution of technology affecting our products, services and markets;
•	our ability to retain and hire necessary employees and to staff our operations appropriately;
•	management compensation and the methodology for its determination;
•	our ability to compete in our industry and innovation by our competitors;
•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business; and
•	estimates and estimate methodologies used in preparing our consolidated financial statements and determining option exercise prices.

These risks, uncertainties and factors include those we discuss in this registration statement under the caption “Risk Factors.” You should read these risk factors and the other cautionary statements made in this registration statement as being applicable to all related forward-looking statements wherever they appear in this registration statement.

The forward-looking statements made in this registration statement relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

2

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Voluntary Filing

We voluntarily filed this registration statement on Form 10 to become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”).  Following the effective date of this registration statement, we will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Unless the context indicates otherwise, all references in this registration statement to “we,” “us,” and “our” refer to Carolina Financial Corporation and our wholly owned subsidiary, the Bank, except that in the discussion of our capital stock and related matters, these terms refer solely to Carolina Financial Corporation and not to the Bank. All references to the “Company” refer to Carolina Financial Corporation only, and all references to the “Bank” refer to CresCom Bank only.

Item 1.  Business

General Overview

Carolina Financial Corporation is a Delaware corporation that was organized in February 1997 to serve as the holding company for Community FirstBank of Charleston. Community FirstBank of Charleston opened for business in Charleston, South Carolina, in April 1997. In July 2001, the Company opened a second wholly-owned subsidiary bank, Crescent Bank, in Myrtle Beach, South Carolina. Effective July 31, 2011, the Company merged Community FirstBank of Charleston with Crescent Bank, and Crescent Bank’s name was changed to CresCom Bank. In addition, at the time of the merger, Crescent Mortgage Company, a wholly-owned subsidiary of Community FirstBank of Charleston, became a wholly-owned subsidiary of the Bank. The Bank is a South Carolina state bank that operates 12 full-service offices in the Charleston and Myrtle Beach markets.

We offer a variety of traditional community banking services to individuals and businesses. Our product line includes loans to small and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, residential mortgage loans, residential lot loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer online and bill payment services, wire transfer services, safe deposit box rentals, debit card and ATM card services, and the availability of a network of ATMs for our customers.

Crescent Mortgage Company, acquired by us in 2003, was founded in February 1993 as a wholesale and correspondent mortgage lender for community banks in the Southeastern United States. Today, Crescent Mortgage Company lends in 43 states and has partnered with more than 2,000 community banks, credit unions, and mortgage brokers. Crescent Mortgage Company is based in Atlanta, Georgia.

In addition to the Bank, the Company is also the holding company for Carolina Services Corporation of Charleston, a Delaware financial services company incorporated in 2002 to provide data processing services to, and otherwise support the operations of, the Bank and Crescent Mortgage Company. In December 2002 and October 2003, respectively, the Company formed Carolina Financial Capital Trust I and Carolina Financial Capital Trust II, which are special purpose subsidiaries organized in Delaware for the sole purpose of issuing an aggregate of $15 million of trust preferred securities.

As of December 31, 2013, our total assets were approximately $881.6 million, our total loans receivable were approximately $543.3 million, our total deposits were approximately $697.6 million, and our total stockholders’ equity was approximately $82.2 million. Our main office is located at 288 Meeting Street, Charleston, South Carolina 29401.

We had a net loss in fiscal year 2011, and our operating results, including our net income in fiscal years 2012 and 2013, have been heavily dependent on our wholesale mortgage business. Our mortgage origination decreased approximately 50% in the latter half of 2013 and 30.4% year-over-year. We attribute the decrease in mortgage origination to rising mortgage interest rates, and we expect mortgage origination to continue to decrease in the foreseable future.

3

Recent Developments

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014. All share, earnings per share, and per share data have been retroactively adjusted in the consolidated balance sheets, earnings per share, and stockholders’ equity disclosures to reflect the stock split for all periods presented in accordance with generally accepted accounting principles.

On January 15, 2014, the Board of Directors also declared a $0.05 dividend to stockholders of record dated March 26, 2014, payable on April 11, 2014.

On January 15, 2014, the Company entered into a contract to sell approximately $147.6 million in unpaid principal of loans serviced for an estimated gain on sale of servicing assets of $767,000. The Company expects to close the servicing sale during the first quarter of 2014.

On February 21, 2014, the Bank completed the acquisition of the St. George office of First Federal of South Carolina in a transaction that had been announced on August 28, 2013. The Bank added approximately $24.5 million in deposits and $11.2 million in loans receivable, as a result of this branch acquisition.

Strategic Plan

Through our subsidiaries, we are focused on three primary strategic opportunities:

1.	Building a profitable, growing, full service community banking franchise which delivers a superior return on assets;
2.	Maintaining profitable wholesale mortgage operations during years of high and low national mortgage originations which delivers superior customer service levels; and
3.	Pursuing strategic acquisition opportunities, as well as organic branch expansion, that complement our existing footprint as well as achievement of the aforementioned goals.

The following is a description of our general plans to achieve the three goals indicated above:

Our community banking franchise is focused on developing banking relationships with small businesses and individuals located in our primary markets. Our current business strategy includes the following:

•	Growing our personal checking, commercial checking, savings and money market accounts, which are considered “core” transaction accounts;
•	Expanding our loan portfolio through traditional community bank lending;
•	Continuing to reduce our nonperforming assets through enhanced collection practices, loan work out programs and sale of foreclosed assets; and
•	Expanding our current footprint through both strategic acquisitions and organic growth.

Our wholesale mortgage operation is focused on growing and sustaining a profitable business in several ways:

•	Increasing our customer base with community banking institutions and small mortgage brokers;
•	Entering new markets and states to assist in the increased customer base;
•	Retaining mortgage serving rights to provide an annual income stream; and

Implementing new technology solutions to improve operational performance as well as customer experience.

Our wholesale mortgage operation has retained a significant portion of mortgage servicing rights to complement the whole sale mortgage production. As of December, 31 2013, we have retained a servicing portfolio of approximately $2.0 billion. From time to time, we may look to sell portions of our servicing portfolio to take advantage of superior pricing opportunities. Furthermore, we may curtail the amount of servicing we retain on a going forward basis as we approach limitations resulting from Basel III regulations.

4

Our team is actively looking for ways to continue to implement and achieve the goals to grow a safe, sound and profitable institution. As such, we will look for strategic acquisitions within our footprint to assist in achieving those goals. We have formed a mergers and acquisitions committee to govern our process as it relates to strategic acquisition opportunities. For further discussion about the responsibilities and function of the mergers and acquisitions committee, please review the “Board Committees” section of this registration statement.

Our Market Area

Our primary market area is the South Carolina coast, including the Charleston (Charleston and Dorchester Counties) and Myrtle Beach (Horry and Georgetown Counties) market areas. Our main office is located at 288 Meeting Street, Charleston, South Carolina.

Charleston, Dorchester, Georgetown and Horry Counties had an estimated aggregate population of 789,943 (July 2012 estimates based on survey changes to 2010 U.S. Census data) and total deposits of approximately $14.2 billion as of June 30, 2013, according to the most recent data published by the FDIC. Charleston County, which is home to four of our Bank’s branch offices, had a population of 365,162 (according to July 2012 estimates) and total deposits of $8.0 billion as of June 30, 2013. As of June 30, 2013, approximately $373.6 million of the Bank’s deposits, or 4.70% of the market share, were located in Charleston County. Dorchester County, in which we have three branches, had a population of 142,496 (according to July 2012 estimates) and total deposits of $1.1 billion as of June 30, 2013. As of June 30, 2013, approximately $61.5 million of the Bank’s deposits, or 5.46% of the market share, were located in Dorchester County. Horry County, which is the largest county by land size in South Carolina and home to four of our Bank’s branches, had a population of 282,285 (according to July 2012 estimates) and total deposits of $5.1 billion as of June 30, 2013. As of June 30, 2013, approximately $261.0 million of the Bank’s deposits, or 5.08% of the market share, were located in Horry County. The Company also operates a branch in Georgetown County which opened during October 2013. There are approximately $1.2 billion in total deposits as of June 30, 2013 within Georgetown County.

Our primary markets in Charleston and Dorchester counties are heavily influenced by the diverse economic mix of the Charleston region. The region is home to the Port of Charleston, one of the busiest container ports along the Southeast and Gulf Coasts, as well as a number of national and international manufacturers, including Boeing South Carolina and Robert Bosch LLC. The region also benefits from a thriving tourism industry. In addition, a number of academic institutions are located within the region, including the Medical University of South Carolina, The Citadel, The College of Charleston, Charleston Southern University, Trident Technical College, and The Charleston School of Law. Charleston also hosts military installations for the U.S. Navy, Marine Corp, U.S. Air Force, U.S. Army, and U.S. Coast Guard. The Myrtle Beach area, also known as the Grand Strand, is a 60-mile stretch of beaches extending south from the South Carolina/North Carolina state line (Horry County) to Pawleys Island (Georgetown County) and is consistently ranked as one of the top vacation destinations in the country. Accordingly, the economy of the region is dominated by the tourism and retail industries. We believe that this diversified economic base has reduced, and will likely continue to reduce, economic volatility in our market areas. Our markets have experienced steady economic and population growth over the past 10 years, and we expect that the area, as well as the business and tourism industries needed to support it, will continue to grow.

Competition

The banking business is highly competitive, and we experience competition in our market areas from many other financial institutions.  Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.  We compete with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate offices in our market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans.  In addition, we have to attract our customer base from other existing financial institutions and from new residents.  Many of our competitors are well-established, larger financial institutions, such as SunTrust, Bank of America, Wells Fargo and BB&T.  These institutions offer some services, including extensive and established branch networks, that we do not provide.  In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

5

Segment Information

Reference is made to Note 19 “Supplemental Segment Information” to the consolidated financial statements included under Item 13 “Financial Statements and Supplementary Data”.

Bank Lending Activities

General

We emphasize a range of lending services, including commercial and residential real estate mortgage loans, real estate construction loans, commercial and industrial loans and consumer loans. Our customers are generally individuals and small to medium-sized businesses and professional firms that are located in or conduct a substantial portion of their business in our market areas. We have focused our lending activities primarily on the professional market, including doctors, dentists, small business to medium sized owners and commercial real estate developers. At December 31, 2013, we had total loans receivable of $543.3 million, representing approximately 62.7% of our total earning assets. The average loan size was approximately $191,572. As of December 31, 2013, we had 46 nonaccrual loans totaling approximately $11.1 million, or 2.04% of total loans. The average size of our nonperforming loans at December 31, 2013 was approximately $117,981. For additional discussion related to nonperforming loans, see “Loans” under the Balance Sheet Review within the MD&A section of this registration statement as well as the notes to the consolidated financial statements.

Loan Approval

Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer lending limits, with approval process for larger loans, documentation examination, and follow-up procedures for any exceptions to credit policies. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds the maximum senior officer’s lending authority, the loan request will be considered by the management loan committee, or MLC, which is comprised of six members, all of whom are part of the senior management team of the Bank. The MLC meets weekly to approve loans with total loan commitments exceeding $1.0 million. The loan authority of the MLC is equal to two-thirds of the legal lending limit of the Bank which is equivalent to the in-house loan limit. Total credit exposure above the in-house limit requires approval by the majority of the Board of Directors. We do not make any loans to any director, executive officer of the Bank, or the related interests of each, unless the loan is approved by the full Board of Directors of the Bank and is on terms not more favorable than would be available to a person not affiliated with the Bank.

Credit Administration and Loan Review

We maintain a continuous loan review system. We also apply a credit grading system to each loan, and we use an independent consultant on a semi-annual basis to review the loan files on a test basis to confirm our loan grading. Additionally, we have a full-time trained loan review specialist that reviews all new loans over $750 thousand with a sampling below $750 thousand and all new loans that reach 60 days past due. Also, they perform special review projects on the portfolio as designated by the MLC. Then each loan officer is responsible for each loan he or she makes, regardless of whether other individuals or committees participated in the approval. This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer.

Lending Limits

Our lending activities are subject to a variety of lending limits imposed by federal law. In general, the Bank is subject to a legal limit on loans to a single borrower equal to 15% of the Bank’s capital and unimpaired surplus. This legal lending limit will increase or decrease as the Bank’s level of capital increases or decreases. Based upon the capitalization of the Bank at December 31, 2013, the maximum amount we could lend to one borrower is $16.1 million. However, our internal lending limit at December 31, 2013 is $10.8 million. The board of directors will adjust the internal lending limit as deemed necessary to continue to mitigate risk and serve the Bank’s clients. We are able to sell participations in our larger loans to other financial institutions, which allow us to manage the risk involved in these loans and to meet the lending needs of our clients requiring extensions of credit in excess of these limits.

Real Estate Mortgage Loans

The principal component of our loan portfolio is loans secured by real estate mortgages. Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness, and ability to repay the loan. We obtain a security interest in real estate whenever possible, in addition to any other available collateral, in order to increase the likelihood of the ultimate repayment of the loan.

6

As of December 31, 2013, loans secured by first or second mortgages on real estate made up approximately $454.9 million, or 83.7%, of our loan portfolio. These loans generally will fall into one of two categories:

•	Residential Mortgage Loans and Home Equity Loans. We generally originate and hold short-term and long-term first mortgages and traditional second mortgage residential real estate loans. Generally, we limit the loan-to-value ratio on our residential real estate loans to 90%. We offer fixed and adjustable rate residential real estate loans with terms of up to 30 years. We also offer a variety of lot loan options to consumers to purchase the lot on which they intend build their home. The options available depend on whether the borrower intends to begin building within 12 months of the lot purchase or at an undetermined future date. We also offer traditional home equity loans and lines of credit. Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans. Home equity loans typically have terms of 10 years or less. We generally limit the extension of credit to 90% of the available equity of each property, although we may extend up to 100% of the available equity. As of December 31, 2013, residential mortgage loans and home equity loans made up approximately $207.0 million or 38.1% of our loan portfolio.
•	Commercial Real Estate. Commercial real estate loans generally have terms of five years or less, although payments may be structured on a longer amortization basis. We evaluate each borrower on an individual basis and attempt to determine their business risks and credit profile. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We also generally require that a borrower’s cash flow exceed 120% of monthly debt service obligations. In order to ensure secondary sources of payment and liquidity to support a loan request, we typically review all of the personal financial statements of the principal owners and require their personal guarantees. Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our levels of nonperforming assets. As of December 31, 2013, commercial real estate loans made up approximately $247.9 million or 45.6% of our loan portfolio.

Real Estate Construction and Development Loans

We offer fixed and adjustable rate residential and commercial construction loan financing to builders and developers and to consumers who wish to build their own home. The term of construction and development loans generally is limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. We believe that construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the subsequent sale of the property. Specific risks include:

•         cost overruns;

•         mismanaged construction;

•         inferior or improper construction techniques;

•         economic changes or downturns during construction;

•         a downturn in the real estate market;

•         rising interest rates which may prevent sale of the property; and

•         failure to sell completed projects in a timely manner.

We attempt to reduce risk associated with construction and development loans by obtaining personal guarantees and by keeping the maximum loan-to-value ratio at or below 65%-85% of the lesser of cost or appraised value, depending on the project type. Generally, we do not have interest reserves built into loan commitments but require periodic cash payments for interest from the borrower’s cash flow. As of December 31, 2013, real estate construction and development loans made up approximately $60.1 million or 11.1% of our loan portfolio.

Commercial Business Loans

We make loans for commercial purposes in various lines of businesses, including the manufacturing industry, service industry, and professional service areas. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease than real estate.

7

Equipment loans typically will be made for a term of 10 years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Generally, we limit the loan-to-value ratio on these loans to 75% of cost. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will generally be handled through a correspondent bank as agent for the Bank. As of December 31, 2013, commercial business loans made up approximately $25.5 million or 4.7% of our loan portfolio.

Consumer Loans

We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Consumer loans are underwritten based on the borrower’s income, current debt level, past credit history, and the availability and value of collateral. Consumer rates are both fixed and variable, with negotiable terms. Our installment loans typically amortize over periods up to 60 months. Although we typically require monthly payments of interest and a portion of the principal on our loan products, we will offer consumer loans with a single maturity date when a specific source of repayment is available. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate. As of December 31, 2013, consumer loans made up approximately $2.8 million or 0.5% of our loan portfolio.

Mortgage Banking Activities

As summarized below, our mortgage banking segment is comprised of two primary businesses: correspondent lending and loan servicing.

Correspondent Lending

Our mortgage banking operations are conducted mainly through the Bank’s wholesale mortgage origination subsidiary, Crescent Mortgage Company headquartered in Atlanta, Georgia. These operations consist of the purchase of mortgage loans and table funded originations as well as the sale and servicing of a variety of residential mortgage loan products. Crescent Mortgage Company lends in 43 states and partners with over two thousand community banks, credit unions, and quality mortgage brokers. Crescent Mortgage Company focuses on originating residential real estate loans, some of which conform to Federal Housing Administration (FHA), Veterans Affairs (VA) and Rural Development standards (RD). Loans originated that meet FHA standards qualify for the FHA’s insurance program whereas loans that meet VA and RD standards are guaranteed by their respective federal agencies.

Mortgage loans that do not qualify under these programs are commonly referred to as conventional loans. Conventional real estate loans could be conforming and non-conforming. Conforming loans are residential real estate loans that meet the standards for sale under the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) programs whereas loans that do not meet those standards are referred to as non-conforming residential real estate loans. In addition, Crescent Mortgage Company offers certain jumbo mortgage products which meet underwriting requirements of certain correspondent lenders. The Company’s strategy is to grow market share through superior service and competitive pricing and high quality mortgage products. Crescent Mortgage Company generally sells mortgages it acquires to a number of investors like FNMA and FHLMC or major banking correspondents.

Our mortgage banking profitability depends on maintaining sufficient volume of loan originations. Changes in the level of interest rates, competition and the local economy affect the number of loans originated and the amount of loan sales and loan fees earned.

Loan Servicing

We retain the rights to service loans, and collect a servicing fee for loans we sell on the secondary market, as part of our mortgage banking activities. These rights are known as mortgage servicing rights, or MSRs, where the owner of the MSR acts on behalf of the mortgage loan owner and has the contractual right to receive a stream of cash flows in exchange for performing specified mortgage servicing functions. These duties typically include, but are not limited, to performing loan administration, collection, and default activities, collection and remittance of loan payments, responding to customer inquiries, accounting for principal and interest, holding custodial (impound) funds for the payment of property taxes and insurance premiums, counseling delinquent mortgagors, modifying loans, supervising foreclosures, and property dispositions. Crescent Mortgage Company uses a third party sub servicer to perform the servicing duties and responsibilities for which we pay a fee.

8

For further discussion related to the mortgage operations of the Crescent Mortgage Company, please review “Mortgage Operations” sections within the MD&A as well as the consolidated financial statements.

Deposit Products

We offer a full range of deposit services that are typically available in most banks and savings institutions, including checking accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  Transaction accounts and time deposits are tailored to and offered at rates competitive to those offered in our primary market areas.  In addition, we offer certain retirement accounts. We solicit accounts from individuals, businesses, associations, organizations and governmental authorities. We believe that our branch infrastructure will assist us in obtaining deposits from local customers in the future. Our retail customer deposits were $595.7 million at December 31, 2013, or 85.4% of our total deposits.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	reduced disclosure about our executive compensation arrangements;
•	no requirement that we solicit non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We intend to take advantage of the reduced disclosure obligations. As a result, the information that we provide to our stockholders may be different from the information that you might receive from other public reporting companies in which you hold equity interests.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act of 1933 (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can elect to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. At this time, we expect to remain an “emerging growth company” for the foreseeable future.

9

Employees

As of April 1, 2014, we had 300 total employees, including 292 full-time employees.

General Corporate Information

Our principal executive offices are located at 288 Meeting St., Charleston, South Carolina 29401-1575, and our telephone number at that address is (843) 723-7700. Additional information can be found on our website: www.haveanicebank.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this registration statement.

Public Information

Persons interested in obtaining information on the Company may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

SUPERVISION AND REGULATION

Both the Company and the Bank are subject to extensive state and federal banking laws and regulations that impose restrictions on and provide for general regulatory oversight of their operations.  These laws and regulations generally are intended to protect consumers and depositors and not stockholders.  The following summary is qualified by reference to the statutory and regulatory provisions discussed.  Changes in applicable laws or regulations may have a material effect on our business and prospects.  Our operations may be affected by legislative changes and the policies of various regulatory authorities.  We cannot predict the effect that fiscal or monetary policies, economic control or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of those laws and regulations on our operations.  It is intended only to briefly summarize some material provisions.

Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises

Markets in the United States and elsewhere experienced extreme volatility and disruption beginning in the latter half of 2007 that has continued since then. These circumstances have exerted significant downward pressure on prices of equity securities and virtually all other asset classes, and have resulted in substantially increased market volatility, severely constrained credit and capital markets, particularly for financial institutions, and has caused an overall loss of investor confidence. Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans. Dramatic slowdowns in the housing industry, due in part to falling home prices and increasing foreclosures and unemployment, have created strains on financial institutions. Many borrowers were unable to repay their loans, and the collateral securing these loans has, in some cases, declined below the loan balance. In response to the challenges facing the financial services sector, the following regulatory and governmental actions enacted.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act, also known as the Dodd-Frank Act (the “Dodd-Frank Act”), which, among other things, changes the oversight and supervision of financial institutions, includes new minimum capital requirements, creates a new federal agency to regulate consumer financial products and services and implements changes to corporate governance and compensation practices. The Dodd-Frank Act is focused in large part on the financial services industry, particularly bank holding companies with consolidated assets of $50 billion or more, and contains a number of provisions that will affect us, including:

10

Minimum Leverage and Risk-Based Capital Requirements. Under the Dodd-Frank Act, the appropriate Federal banking agencies are required to establish minimum leverage and risk-based capital requirements on a consolidated basis for all insured depository institutions and bank holding companies, which can be no less than the currently applicable leverage and risk-based capital requirements for depository institutions. As a result, the Bank will be subject to at least the same capital requirements and must include the same components in regulatory capital.

Deposit Insurance Modifications. The Dodd-Frank Act modifies the FDIC’s assessment base upon which deposit insurance premiums are calculated. The new assessment base will equal our average total consolidated assets minus the sum of our average tangible equity during the assessment period. The Dodd-Frank Act also permanently raises the standard maximum insurance amount to $250,000.

Creation of New Governmental Authorities. The Dodd-Frank Act creates various new governmental authorities such as the Financial Stability Oversight Council and the Consumer Financial Protection Bureau, or CFPB, an independent regulatory authority housed within the Federal Reserve. The CFPB has broad authority to regulate the offering and provision of consumer financial products. The CFPB officially came into being on July 21, 2011, and rulemaking authority for a range of consumer financial protection laws (such as the Truth in Lending Act, the Electronic Funds Transfer Act and the Real Estate Settlement Procedures Act, among others) transferred from the Federal Reserve and other federal regulators to the CFPB on that date. The Dodd-Frank Act gives the CFPB authority to supervise and examine depository institutions with more than $10 billion in assets for compliance with these federal consumer laws. The authority to supervise and examine depository institutions with $10 billion or less in assets for compliance with federal consumer laws will remain largely with those institutions’ primary regulators. However, the CFPB may participate in examinations of these smaller institutions on a “sampling basis” and may refer potential enforcement Actions against such institutions to their primary regulators. The CFPB also has supervisory and examination authority over certain nonbank institutions that offer consumer financial products. The Dodd-Frank Act identifies a number of covered nonbank institutions, and also authorizes the CFPB to identify additional institutions that will be subject to its jurisdiction. Accordingly, the CFPB may participate in examinations of the Bank, which currently has assets of less than $10 billion, and could supervise and examine our other direct or indirect subsidiaries that offer consumer financial products or services. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

The Dodd-Frank Act also authorized the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower’s ability to repay. Under the Dodd-Frank Act, financial institutions may not make a residential mortgage loan unless they make a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. The Dodd-Frank Act allows borrowers to raise certain defenses to foreclosure but provides a full or partial safe harbor from such defenses for loans that are “qualified mortgages.” On January 10, 2013, the CFPB published final rules to, among other things, specify the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification, and the required methods of calculating the loan’s monthly payments. Since then the CFPB made certain modifications to these rules. The rules extend the requirement that creditors verify and document a borrower’s “income and assets” to include all “information” that creditors rely on in determining repayment ability. The rules also provide further examples of third-party documents that may be relied on for such verification, such as government records and check-cashing or funds-transfer service receipts. The rules took effect January 10, 2014. The rules also define “qualified mortgages,” imposing both underwriting standards - for example, a borrower’s debt-to-income ratio may not exceed 43% - and limits on the terms of their loans. Points and fees are subject to a relatively stringent cap, and the terms include a wide array of payments that may be made in the course of closing a loan. Certain loans, including interest-only loans and negative amortization loans, cannot be qualified mortgages.

Executive Compensation and Corporate Governance Requirements. The Dodd-Frank Act requires public companies to include, at least once every three years, a separate non-binding “say on pay” vote in their proxy statement by which stockholders may vote on the compensation of the company’s named executive officers. In addition, if such companies are involved in a merger, acquisition, or consolidation, or if they propose to sell or dispose of all or substantially all of their assets, stockholders have a right to an advisory vote on any golden parachute arrangements in connection with such transaction (frequently referred to as “say-on-golden parachute” vote). Other provisions of the Dodd-Frank Act may impact our corporate governance. For instance, the Dodd-Frank Act requires the SEC to adopt rules:

•	prohibiting the listing of any equity security of a company that does not have an independent compensation committee; and

11

•	requiring all exchange-traded companies to adopt clawback policies for incentive compensation paid to executive officers in the event of accounting restatements based on material non-compliance with financial reporting requirements.

The Dodd-Frank Act also authorizes the SEC to issue rules allowing stockholders to include their own nominations for directors in a company’s proxy solicitation materials. Many provisions of the Dodd-Frank Act require the adoption of additional rules to implement the changes. In addition, the Dodd-Frank Act mandates multiple studies that could result in additional legislative Action. Governmental intervention and new regulations under these programs could materially and adversely affect our business, financial condition and results of operations.

Basel Capital Standards

In December 2010, the Basel Committee on Banking Supervision, or BCBS, an international forum for cooperation on banking supervisory matters, announced the “Basel III” capital standards, which substantially revised the existing capital requirements for banking organizations. Modest revisions were made in June 2011. The Basel III standards operate in conjunction with portions of standards previously released by the BCBS and commonly known as “Basel II” and “Basel 2.5.” On June 7, 2012, the Federal Reserve, the OCC, and the FDIC requested comment on these proposed rules that, taken together, would implement the Basel regulatory capital reforms through what we refer to herein as the “Basel III capital framework.”

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an “interim” final rule. The rule will apply to all national and state banks and savings associations and most bank holding companies and savings and loan holding companies, which we collectively refer to herein as “covered” banking organizations. Bank holding companies with less than $500 million in total consolidated assets are not subject to the final rule, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. In certain respects, the rule imposes more stringent requirements on “advanced approaches” banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted in to the Basel II capital regime. The requirements in the rule began to phase in on January 1, 2014, for advanced approaches banking organizations, and will begin to phase in on January 1, 2015, for other covered banking organizations. The requirements in the rule will be fully phased in by January 1, 2019.

The rule imposes higher risk-based capital and leverage requirements than those currently in place. Specifically, the rule imposes the following minimum capital requirements:

•	a new common equity Tier 1 risk-based capital ratio of 4.5%;
•	a Tier 1 risk-based capital ratio of 6% (increased from the current 4% requirement);
•	a total risk-based capital ratio of 8% (unchanged from current requirements);
•	a leverage ratio of 4%; and
•	a new supplementary leverage ratio of 3% applicable to advanced approaches banking organizations, resulting in a leverage ratio requirement of 7% for such institutions.

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as non-cumulative perpetual preferred stock. The rule permits bank holding companies with less than $15 billion in total consolidated assets to continue to include trust preferred securities and cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not in Common Equity Tier 1 capital, subject to certain restrictions. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets.

12

The current capital rules require certain deductions from or adjustments to capital.  The final rule retains many of these deductions and adjustments and also provides for new ones.  As a result, deductions from Common Equity Tier 1 capital will be required for goodwill (net of associated deferred tax liabilities); intangible assets such as non-mortgage servicing assets and purchased credit card relationships (net of associated deferred tax liabilities); deferred tax assets that arise from net operating loss and tax credit carryforwards (net of any related valuations allowances and net of deferred tax liabilities); any gain on sale in connection with a securitization exposure; any defined benefit pension fund net asset (net of any associated deferred tax liabilities) held by a bank holding company (this provision does not apply to a bank or savings association); the aggregate amount of outstanding equity investments (including retained earnings) in financial subsidiaries; and identified losses.  Savings associations also must deduct investments in certain subsidiaries.  Other deductions will be necessary from different levels of capital.

Additionally, the rule provides for the deduction of three categories of assets: (i) deferred tax assets arising from temporary differences that cannot be realized through net operating loss carrybacks (net of related valuation allowances and of deferred tax liabilities), (ii) mortgage servicing assets (net of associated deferred tax liabilities) and (iii) investments in more than 10% of the issued and outstanding common stock of unconsolidated financial institutions (net of associated deferred tax liabilities).  The amount in each category that exceeds 10% of Common Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital.  The remaining, non-deducted amounts are then aggregated, and the amount by which this total amount exceeds 15% of Common Equity Tier 1 capital must be deducted from Common Equity Tier 1 capital.  Amounts of minority investments in consolidated subsidiaries that exceed certain limits and investments in unconsolidated financial institutions may also have to be deducted from the category of capital to which such instruments belong.

Accumulated other comprehensive income (AOCI) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital.  The rule provides a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI.  The rule also has the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, mortgage servicing rights not  includable in Common Equity Tier 1 capital, equity exposures, and claims on securities firms, that are used in the denominator of the three risk-based capital ratios.

Volcker Rule

Section 619 of the Dodd-Frank Act, known as the “Volcker Rule,” prohibits any bank, bank holding company, or affiliate (referred to collectively as “banking entities”) from engaging in two types of activities: “proprietary trading” and the ownership or sponsorship of private equity or hedge funds that are referred to as “covered funds.” On December 10, 2013, our primary federal regulators, the Federal Reserve and the FDIC, together with other federal banking agencies and the SEC and the Commodity Futures Trading Commission, finalized a regulation to implement the Volcker Rule. The deadline for compliance with the Volcker Rule is July 21, 2015.

Proprietary trading includes the purchase or sale as principal of any security, derivative, commodity future, or option on any such instrument for the purpose of benefitting from short-term price movements or realizing short-term profits. Exceptions apply, however. Trading in U.S. Treasuries, obligations or other instruments issued by a government sponsored enterprise, state or municipal obligations, or obligations of the FDIC is permitted. A banking entity also may trade for the purpose of managing its liquidity, provided that it has a bona fide liquidity management plan. Trading activities as agent, broker or custodian; through a deferred compensation or pension plan; as trustee or fiduciary on behalf of customers; in order to satisfy a debt previously contracted; or in repurchase and securities lending agreements are permitted. Additionally, the Volcker Rule permits banking entities to engage in trading that takes the form of risk-mitigating hedging activities.

The covered funds that a banking entity may not sponsor or hold on ownership interest in are, with certain exceptions, funds that are exempt from registration under the Investment Company Act of 1940 because they either have 100 or fewer investors or are owned exclusively by “qualified investors” (generally, high net worth individuals or entities). Wholly owned subsidiaries, joint ventures and acquisition vehicles, foreign pension or retirement funds, insurance company separate accounts (including bank-owned life insurance), public welfare investment funds, and entities formed by the FDIC for the purpose of disposing of assets are not covered funds, and a bank may invest in them. Most securitizations also are not treated as covered funds.

13

The regulation as issued on December 10, 2013, treated collateralized debt obligations backed by trust preferred securities as covered funds and accordingly subject to divestiture. In an interim final rule issued on January 14, 2014, the agencies exempted collateralized debt obligations, or CDOs, issued before May 19, 2010, that were backed by trust preferred securities issued before the same date by a bank with total consolidated assets of less than $15 billion or by a mutual holding company and that the bank holding the CDO interest had purchased before December 10, 2013, from the Volcker Rule prohibition. This exemption does not extend to CDOs backed by trust-preferred securities issued by an insurance company. All of the CDOs that we own qualified for this exemption.

Carolina Financial Corporation

We own 100% of the outstanding capital stock of the Bank, and therefore we are considered to be a bank holding company under the federal Bank Holding Company Act of 1956, or BHCA. As a result, we are primarily subject to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve under the BHCA and its regulations promulgated thereunder. Moreover, as a bank holding company of a bank located in South Carolina, we also are subject to the South Carolina Banking and Branching Efficiency Act.

Permitted Activities. Under the BHCA, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•	banking or managing or controlling banks;
•	furnishing services to or performing services for our subsidiaries; and
•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;
•	making, acquiring, brokering or servicing loans and usual related activities;
•	leasing personal or real property;
•	operating a non-bank depository institution, such as a savings association;
•	trust company functions;
•	financial and investment advisory activities;
•	conducting discount securities brokerage activities;
•	underwriting and dealing in government obligations and money market instruments;
•	providing specified management consulting and counseling activities;
•	performing selected data processing services and support services;
•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and
•	performing selected insurance underwriting activities.

As a bank holding company we also can elect to be treated as a “financial holding company,” which would allow us to engage in a broader array of activities. In summary, a financial holding company can engage in activities that are financial in nature or incidental or complimentary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities. We have not sought financial holding company status but may elect such status in the future as our business matures. If we were to elect financial holding company status, each insured depository institution we control would have to be well capitalized, well managed, and have at least a satisfactory rating under the Community Reinvestment Act (discussed below).

The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

14

Change in Control. In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Following the relaxing of these restrictions by the Federal Reserve in September 2008, control will be rebuttably presumed to exist if a person acquires more than 33% of the total equity of a bank or bank holding company, of which it may own, control or have the power to vote not more than 15% of any class of voting securities.

Source of Strength. In accordance with Federal Reserve policy, the Company is required to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which it might not otherwise do so. Under the Federal Deposit Insurance Corporate Improvement Act of 1991, or FDICIA, to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” within the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of a bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.

In addition, the “cross guarantee” provisions of the Federal Deposit Insurance Act, FDIA, require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC’s claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of the Bank.

Further, any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level would be assumed by the bankruptcy trustee and entitled to priority payment.

Capital Requirements. The Federal Reserve imposes certain capital requirements on the bank holding company under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are essentially the same as those that apply to the Bank and are described below under “CresCom Bank.” Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the Bank, and these loans may be repaid from dividends paid from the Bank to the Company. We are also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Dividends. Since the Company is a bank holding company, its ability to declare and pay dividends is dependent on certain federal and state regulatory considerations, including the guidelines of the Federal Reserve. The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Further, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

15

In addition, since the Company is a legal entity separate and distinct from the Bank and does not conduct stand-alone operations, its ability to pay dividends depends on the ability of the Bank to pay dividends to it, which is also subject to regulatory restrictions as described below in “CresCom Bank – Dividends.”

South Carolina State Regulation. As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions, or SCBFI. We are not required to obtain the approval of the SCBFI prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so. We must obtain approval from the SCBFI prior to engaging in the acquisition of branches, a South Carolina state chartered bank, or another South Carolina bank holding company.

CresCom Bank

The Bank’s primary federal regulator is the FDIC. In addition, the Bank is regulated and examined by the SCBFI. Deposits in the Bank are insured by the FDIC up to a maximum amount of $250,000, pursuant to the provisions of the Dodd-Frank Act.

The SCBFI and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including:

•	security devices and procedures;
•	adequacy of capitalization and loss reserves;
•	loans;
•	investments;
•	borrowings;
•	deposits;
•	mergers;
•	issuances of securities;
•	payment of dividends;
•	interest rates payable on deposits;
•	interest rates or fees chargeable on loans;
•	establishment of branches;
•	corporate reorganizations;
•	maintenance of books and records; and
•	adequacy of staff training to carry on safe lending and deposit gathering practices.

The FDIC requires that the Bank maintain specified ratios of capital to assets and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. Two categories of regulatory capital are used in calculating these ratios—Tier 1 capital and total capital. Tier 1 capital generally includes common equity, retained earnings, a limited amount of qualifying preferred stock, and qualifying minority interests in consolidated subsidiaries, reduced by goodwill and certain other intangible assets, such as core deposit intangibles, and certain other assets. Total capital generally consists of Tier 1 capital plus Tier 2 capital, which includes the allowance for loan losses, preferred stock that did not qualify as Tier 1 capital, certain types of subordinated debt and a limited amount of other items.

The Bank is required to calculate three ratios: the ratio of Tier 1 capital to risk-weighted assets, the ratio of total capital to risk-weighted assets, and the “leverage ratio,” which is the ratio of Tier 1 capital to assets on a non-risk-adjusted basis. For the two ratios of capital to risk-weighted assets, certain assets, such as cash and U.S. Treasury securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Some assets, notably purchase-money loans secured by first-liens on residential real property, are risk-weighted at 50%. Assets also include amounts that represent the potential funding of off-balance sheet obligations such as loan commitments and letters of credit. These potential assets are assigned to risk categories in the same manner as funded assets. The total assets in each category are multiplied by the appropriate risk weighting to determine risk-adjusted assets for the capital calculations.

16

The current minimum capital ratios for both the Company and the Bank are generally 8% for total capital, 4% for Tier 1 capital and 4% for leverage. To be eligible to be classified as “well capitalized,” the Bank must generally maintain a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a leverage ratio of 5% or more. Certain implications of the regulatory capital classification system are discussed in greater detail below. See additional discussion related to Basel III in this registration statement.

Prompt Corrective Action. The FDICIA established a “prompt corrective action” program in which every bank is placed in one of five regulatory categories, depending primarily on its regulatory capital levels. The FDIC and the other federal banking regulators are permitted to take increasingly severe action as a bank’s capital position or financial condition declines below the “Adequately Capitalized” level described below. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. The FDIC’s regulations set forth five capital categories, each with specific regulatory consequences. The categories are:

•	Well Capitalized - The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution is one (i) having a total capital ratio of 10% or greater, (ii) having a Tier 1 capital ratio of 6% or greater, (iii) having a leverage capital ratio of 5% or greater and (iv) that is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

•	Adequately Capitalized - The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution is one (i) having a total capital ratio of 8% or greater, (ii) having a Tier 1 capital ratio of 4% or greater and (iii) having a leverage capital ratio of 4% or greater or a leverage capital ratio of 3% or greater if the institution is rated composite 1 under the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to market risk) rating system.
•	Undercapitalized - The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution is one (i) having a total capital ratio of less than 8% or (ii) having a Tier 1 capital ratio of less than 4% or (iii) having a leverage capital ratio of less than 4%, or if the institution is rated a composite 1 under the CAMELS rating system, a leverage capital ratio of less than 3%.

•	Significantly Undercapitalized - The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution is one (i) having a total capital ratio of less than 6% or (ii) having a Tier 1 capital ratio of less than 3% or (iii) having a leverage capital ratio of less than 3%.
•	Critically Undercapitalized - The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution is one having a ratio of tangible equity to total assets that is equal to or less than 2%.

If the FDIC determines, after notice and an opportunity for hearing, that the bank is in an unsafe or unsound condition, the regulator is authorized to reclassify the bank to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If a bank is not well capitalized, it cannot accept brokered deposits without prior regulatory approval. In addition, a bank that is not well capitalized cannot offer an effective yield in excess of 75 basis points over interest paid on deposits of comparable size and maturity in such institution’s normal market area for deposits accepted from within its normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside the bank’s normal market area. Moreover, the FDIC generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be categorized as undercapitalized. Undercapitalized institutions are subject to growth limitations (an undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action) and are required to submit a capital restoration plan. The agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of an amount equal to 5.0% of the depository institution’s total assets at the time it became categorized as undercapitalized or the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is categorized as significantly undercapitalized.

17

Significantly undercapitalized categorized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become categorized as adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if payment of such a management fee or the making of such would cause a bank to become undercapitalized, it could not pay a management fee or dividend to the bank holding company.

As further described under “Recent Legislative and Regulatory Initiatives to Address the Financial and Economic Crises – Basel Capital Standards,” the Basel Committee released in June 2011 a revised framework for the regulation of capital and liquidity of internationally active banking organizations. The new framework is generally referred to as “Basel III”. As discussed above, when fully phased in, Basel III will require certain bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. On July 7, 2013, the Federal Reserve adopted a final rule implementing the Basel III standards and complementary parts of Basel II and Basel 2.5. On July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an “interim” final rule.

Standards for Safety and Soundness. The Federal Deposit Insurance Act also requires the federal banking regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset growth. The agencies also must prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal banking agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if the FDIC determines that the Bank fails to meet any standards prescribed by the guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIC. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

Regulatory Examination. The FDIC also requires the Bank to prepare annual reports on the Bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

18

All insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate federal banking agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The federal banking regulatory agencies prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•	internal controls;
•	information systems and audit systems;
•	loan documentation;
•	credit underwriting;
•	interest rate risk exposure; and
•	asset quality.

Transactions with Affiliates and Insiders. The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.

Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. The Bank is forbidden to purchase low quality assets from an affiliate.

The Dodd-Frank Act expanded the definition of affiliate for purposes of quantitative and qualitative limitations of Section 23A of the Federal Reserve Act to include mutual funds advised by a depository institution or its affiliates. The Dodd-Frank Act applies Section 23A and Section 22(h) of the Federal Reserve Act (governing transactions with insiders) to derivative transactions, repurchase agreements and securities lending and borrowing transaction that create credit exposure to an affiliate or an insider. Any such transactions with affiliates must be fully secured. Covered transactions between a bank and a financial subsidiary are now fully subject to all of the restrictions in Section 23A. The Dodd-Frank Act also prohibits an insured depository institution from purchasing an asset from or selling an asset to an insider unless the transaction is on market terms and, if representing more than 10% of capital, is approved in advance by the disinterested directors.

Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates. The regulation also limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

The Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends. The Company’s principal source of cash flow, including cash flow to pay dividends to its stockholders, is dividends it receives from the Bank. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the SCBFI, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

19

Branching. Under current South Carolina law, the Bank may open branch offices throughout South Carolina with the prior approval of the SCBFI. In addition, with prior regulatory approval, the Bank is able to acquire existing banking operations in South Carolina. Furthermore, federal legislation permits interstate branching, including out-of-state acquisitions by bank holding companies, interstate branching by banks, and interstate merging by banks. The Dodd-Frank Act removes previous state law restrictions on de novo interstate branching in states such as South Carolina. This change permits out-of-state banks to open de novo branches in states where the laws of the state where the de novo branch to be opened would permit a bank chartered by that state to open a de novo branch.

Anti-Tying Restrictions. Under amendments to the BHCA and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule. A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act. The Community Reinvestment Act, or CRA, requires that the FDIC evaluate the record of the Bank in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our Bank.

The Gramm-Leach-Bliley Act, or GLBA, made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLBA may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory CRA rating in its latest CRA examination.

Financial Subsidiaries. Under the GLBA, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The GLBA imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the GLBA imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and non-bank affiliates.

Consumer Protection Regulations. Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

20

The deposit operations of the Bank also are subject to:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Enforcement Powers. The Bank and its “institution-affiliated parties,” including its management, employees, agents, independent contractors and consultants, such as attorneys and accountants, and others who participate in the conduct of the financial institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ powers to issue cease-and-desist orders have been expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. The Company and the Bank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications. The regulatory authorities have been active in imposing cease and desist orders and money penalty sanctions against institutions found to be violating these obligations.

USA PATRIOT Act/Bank Secrecy Act. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. The USA PATRIOT Act, amended, in part, the Bank Secrecy Act and provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including: (i) requiring standards for verifying customer identification at account opening; (ii) rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iii) reports by nonfinancial trades and businesses filed with the U.S. Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (iv) filing suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations and requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation can send to the banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The Bank can be requested to search its records for any relationships or transactions with persons on those lists. If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

21

The Office of Foreign Assets Control, or OFAC, which is a division of the Treasury, is responsible for helping to ensure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If the Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account, file a suspicious activity report and notify the FBI. The Bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications. The Bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files. The Bank performs these checks utilizing software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Privacy and Credit Reporting. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. It is the Bank’s policy not to disclose any personal information unless required by law. The OCC and the federal banking agencies have prescribed standards for maintaining the security and confidentiality of consumer information. The Bank is subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Like other lending institutions, the Bank utilizes credit bureau data in its underwriting activities. Use of such data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data. The Fair and Accurate Credit Transactions Act of 2003, also known as the FACT Act, permits states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the FACT Act.

Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Insurance of Accounts and Regulation by the FDIC. The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the bank’s regulatory authority an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

FDIC insured institutions are required to pay a Financing Corporation assessment to fund the interest on bonds issued to resolve thrift failures in the 1980s. The Financing Corporation quarterly assessment for the fourth quarter of 2013 equaled 1.085 basis points for each $100 of average consolidated total assets minus average tangible equity. These assessments, which may be revised based upon the level of deposits, will continue until the bonds mature in the years 2017 through 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any practice, condition or violation that might lead to termination of the Bank’s deposit insurance.

22

Incentive Compensation. In June 2010, the Federal Reserve, the FDIC and the OCC issued a comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Proposed Legislation and Regulatory Action. From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of the Company in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company. A change in statutes, regulations or regulatory policies applicable to the Company or the Bank could have a material effect on the business of the Company.

Item 1A.  Risk Factors

Our business is subject to certain risks, including those described below.  If any of the events described in the following risk factors actually occurs then our business, results of operations and financial condition could be materially adversely affected.  More detailed information concerning these risks is contained in other sections of this registration statement, including “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related to Our Business

Negative developments in the financial industry, the domestic and international credit markets, and the economy in general pose significant challenges for our industry and us and could adversely affect our business, financial condition and results of operations.

Negative developments that began in the latter half of 2007 and that have continued since then in the global credit and securitization markets have resulted in unprecedented volatility and disruption in the financial markets and a general economic downturn, both nationally and in our South Carolina markets. As a result of this “credit crunch,” commercial as well as consumer loan portfolio performances deteriorated at many institutions, and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. As a result, we may face the following risks:

•	economic conditions that negatively affect housing prices and the job market may cause the credit quality of our loan portfolios to deteriorate;
•	market developments that affect consumer confidence may cause adverse changes in payment patterns by our customers, causing increases in delinquencies and default rates on loans and other credit facilities;

23

•	the processes that we use to estimate our allowance for loan and lease losses and reserves may no longer be reliable because they rely on judgments, such as forecasts of economic conditions, that may no longer be capable of accurate estimation;
•	the value of our securities portfolio may decline; and
•	we face increased regulation of our industry, and the costs of compliance with such regulation may increase.

These conditions or similar ones may continue to persist or worsen, causing us to experience continuing or increased adverse effects on our business, financial condition, results of operations and the price of our common stock.

Our mortgage banking profitability and consolidated operating results could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

Mortgage production, especially refinancing activity, typically declines in a rising interest rate environment. During 2009-2013, there was a period of historically low interest rates; however, the low interest rate environment likely will not continue indefinitely. During the latter half of 2013, interest rates on mortgages loans increased approximately one percent. As a result, mortgage production has decreased approximately fifty percent. Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking business depends in large part upon our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans or securities into that market. As our level of mortgage production declines, the profitability from our mortgage operations, and therefore our consolidated operating earnings, will depend upon our ability to reduce our costs commensurate with the reduction of revenue from our mortgage operations.

Our ability to originate and sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by the government sponsored entities, or GSEs, and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Because the largest participants in the secondary market are government-sponsored enterprises whose activities are governed by federal law, any future changes in laws that significantly affect the activity of the GSEs could, in turn, adversely affect our operations. In September 2008, the GSEs were placed into conservatorship by the U.S. government. Although to date the conservatorship has not had a significant or adverse effect on our operations, it remains unclear whether these events or further changes would significantly and adversely affect our operations. The government and others have provided options to reform the GSEs, but the results of any such reform, and their impact on us, are difficult to predict. To date, no reform proposal has been enacted. In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by the GSEs and other institutional and non-institutional investors. Our ability to remain eligible to originate and securitize government insured loans may also depend on having an acceptable peer-relative delinquency ratio for FHA loans and maintaining a delinquency rate with respect to Ginnie Mae pools that are below Ginnie Mae guidelines.

Any significant impairment of our eligibility with any of the GSEs would materially adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time-to-time by the sponsoring entity which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating and purchasing qualifying loans and our costs of meeting such criteria.

An increase in our nonperforming assets would adversely impact our earnings.

At December 31, 2013, we had total nonperforming assets of $17.4 million, or 2.0% of total assets, compared to $21.5 million, or 2.42% of total assets, at December 31, 2012. Our nonperforming assets may increase in future periods. Nonperforming assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or investments or on real estate owned. We must establish an allowance for loan losses that reserves for losses inherent in the loan portfolio that are both probable and reasonably estimable through current period provisions for loan losses, which are recorded as a charge to income. From time to time, we also write down the other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to the other real estate owned. Further, the resolution of nonperforming assets requires the active involvement of management, which can distract them from our overall supervision of operations and other income-producing activities.

24

We could record other-than-temporary impairment on our securities portfolio. In addition, we may not receive full future interest payments on these securities.

We review our investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment, OTTI. Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospect of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or a portion may be recognized in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment.

At December 31, 2013, the Company had 58 individual securities available-for-sale in an unrealized loss position. In addition, the Company had four individual investments held to maturity that were in unrealized loss in held-to-maturity consisting of pooled trust preferred securities. The Company believes, based on industry analyst reports and third-party OTTI evaluations, that the deterioration in the value of these securities is attributable to a combination of the lack of liquidity in these securities, credit ratings and credit quality concerns.

Management has performed various analyses, including cash flows, and has recorded OTTI expense of $625,000 related to four non-agency mortgage backed securities classified as available-for-sale during fiscal 2012. These four securities available-for-sale were subsequently sold during fiscal 2012. No OTTI expense was recognized for 2013 for securities available-for-sale. There are three additional asset-backed securities classified as held-to-maturity securities that had OTTI expense recorded in prior years, but did not incur OTTI expense during fiscal 2013. Other than these three held-to-maturity securities, management believes that there are no other securities other-than-temporarily impaired at December 31, 2013. The Company does not intend to sell these securities, and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost. Management continues to monitor these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of the securities may be sold or are other-than-temporarily impaired, which would require a charge to earnings in such periods.

A number of factors or combinations of factors could require us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to our securities portfolio constitutes additional impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, a continued failure by an issuer to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

We may not be able to continue to support the realization of our deferred tax asset.

We calculate income taxes in accordance with ASC 740 Income Taxes, which requires the use of the asset and liability method. In accordance with this, we regularly assess available positive and negative evidence to determine whether it is more likely than not that our deferred tax asset balances will be recovered from reversals of deferred tax liabilities, potential utilization of net operating loss carrybacks, tax planning strategies and future taxable income. At December 31, 2013, our net deferred tax asset was $7.4 million, for which we have not established a valuation allowance. We recognized the deferred tax asset because management believes, based on earnings and detailed financial projections, that it is more likely than not that we will have sufficient future earnings to utilize this asset to offset future income tax liabilities. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it requires the future occurrence of circumstances that cannot be predicted with certainty. There can be no assurance that we will achieve sufficient future taxable income as the basis for the ultimate realization of our deferred tax asset and therefore we may have to establish a full or partial valuation allowance at some point in the future. If we determine that a valuation allowance is necessary, this would require us to incur a charge to operations that would adversely affect our capital position.

At December 31, 2013, we had $7.4 million of allowable net deferred tax assets for regulatory capital purposes, which is the amount that is expected to be recovered based on a two-year net operating loss carryback and the next four quarters calculation. There is no assurance that we will be able to continue to recognize any, or all, of the deferred tax asset for regulatory capital purposes.

25

We may be terminated as a servicer of mortgage loans, be required to repurchase a mortgage loan or reimburse investors for credit losses on a mortgage loan, or incur costs, liabilities, fines and other sanctions if we fail to satisfy our servicing obligations, including our obligations with respect to mortgage loan foreclosure actions.

We act as servicer for approximately $2.0 billion of mortgage loans owned by third parties as of December 31, 2013. As a servicer for those loans we have certain contractual obligations, including foreclosing on defaulted mortgage loans or, to the extent applicable, considering alternatives to foreclosure such as loan modifications or short sales. If we commit a material breach of our obligations as servicer, we may be subject to termination as servicer if the breach is not cured within a specified period of time following notice, causing us to lose servicing income. We subcontract the duties and responsibilities obligated to us as a servicer of mortgage loans to a third party subservicer that we do not directly control for which we pay a fee.

In some cases, we may be contractually obligated to repurchase a mortgage loan or reimburse the investor for credit losses incurred on the loan as a remedy for servicing errors with respect to the loan. If we have increased repurchase obligations because of claims that we did not satisfy our obligations as a servicer, or increased loss severity on such repurchases, we may have a significant reduction to net servicing income within our mortgage banking noninterest income. We may incur costs if we are required to, or if we elect to, re-execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur litigation costs if the validity of a foreclosure action is challenged by a borrower. If a court were to overturn a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the borrower and/or to any title insurer of the property sold in foreclosure if the required process was not followed. These costs and liabilities may not be legally or otherwise reimbursable to us. In addition, if certain documents required for a foreclosure action are missing or defective, we could be obligated to cure the defect or repurchase the loan. We may incur liability to securitization investors relating to delays or deficiencies in our processing of mortgage assignments or other documents necessary to comply with state law governing foreclosures. The fair value of our mortgage servicing rights may be negatively affected to the extent our servicing costs increase because of higher foreclosure costs. We may be subject to fines and other sanctions imposed by federal or state regulators as a result of actual or perceived deficiencies in our foreclosure practices or in the foreclosure practices of other mortgage loan servicers. Any of these actions may harm our reputation or negatively affect our home lending or servicing business.

We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm liquidity, results of operations and financial condition.

When mortgage loans are sold, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to purchasers, guarantors and insurers, including the government sponsored enterprises, about the mortgage loans and the manner in which they were originated. Whole loan sale agreements require repurchase or substitute mortgage loans, or indemnification of buyers against losses, in the event we breach these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan. With respect to loans that are originated through our broker or correspondent channels, the remedies available against the originating broker or correspondent, if any, may not be as broad as the remedies available to purchasers, guarantors and insurers of mortgage loans against us. We face further risk that the originating broker or correspondent, if any, may not have financial capacity to perform remedies that otherwise may be available. Therefore, if a purchaser, guarantor or insurer enforces its remedies against us, we may not be able to recover losses from the originating broker or correspondent. If repurchase and indemnity demands increase and such demands are valid claims and are in excess of our provision for potential losses, our liquidity, results of operations and financial condition may be adversely affected.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;
•	credit risks of a particular customer;
•	changes in economic and industry conditions; and
•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

26

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of our overall loan portfolio;
•	our historical loan loss experience;
•	evaluation of economic conditions;
•	regular reviews of loan delinquencies and loan portfolio quality; and
•	the amount and quality of collateral, including guarantees, securing the loans.

There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

We may have higher loan losses than we have allowed for in our allowance for loan losses.

Our actual loan losses could exceed our allowance for loan losses. Our average loan size continues to increase and reliance on our historic allowance for loan losses may not be adequate. As of December 31, 2013, approximately $333.5 million of our loan portfolio (excluding loans held for sale) is composed of construction (11.0% of total loans receivable), commercial mortgage (45.6% of total loans receivable) and commercial loans (4.7% of total loans receivable). Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond our control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting the credit of our borrowers.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of December 31, 2013, approximately 94.8% of our loans (excluding loans held for sale) had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which could be exacerbated by potential climate change and may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

We have a concentration of credit exposure in commercial real estate and challenges faced by the commercial real estate market could adversely affect our business, financial condition, and results of operations.

As of December 31, 2013, we had approximately $247.9 million in loans outstanding to borrowers whereby the collateral securing the loan was commercial real estate, representing approximately 45.6% of our total loans outstanding as of that date. Approximately 46.5%, or $115.2 million, of this real estate are owner-occupied properties. Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our level of nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the related provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

27

Our commercial real estate loans have grown 4.9%, or $11.6 million, since December 31, 2012. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement more stringent underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

At December 31, 2013, commercial business loans comprised 4.7% of our total loan portfolio. Our commercial business loans are originated primarily based on the identified cash flow and general liquidity of the borrower and secondarily on the underlying collateral provided by the borrower and/or repayment capacity of any guarantor. The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

Further downturns or a slower recovery in the real estate markets in our primary market areas could significantly adversely impact our business.

Our business activities and credit exposure are primarily concentrated in Charleston, Dorchester, and Horry counties in South Carolina. The Company’s primary markets in Charleston and Dorchester counties are heavily influenced by the Port of Charleston, the military, the medical industry and national and international industries. The Company’s primary market areas in Horry County are heavily influenced by tourism, retirement living, and retail. The real estate markets have experienced a significant decline in these markets and, if these economic drivers experience further downturns or recover more slowly than expected, real estate in the Company’s markets may experience further declines. As of December 31, 2013, the Company’s loan portfolio is primarily secured by real estate located in South Carolina. If real estate values continue to decline, the collateral for these loans will provide less security. As a result, the borrower’s ability to pay, or the Company’s ability to recover on defaulted loans by selling the underlying collateral, would be diminished.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Most of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the markets in which we operate negatively impact this important customer sector, our results of operations and financial condition and the value of our common stock may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our financial condition and results of operations.

We face strong competition for customers, which could prevent us from obtaining customers and may cause us to pay higher interest rates to attract customers.

The banking business is highly competitive, and we experience competition in our market from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. These institutions offer some services, such as extensive and established branch networks, that we do not provide. There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

28

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as the Bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Recent market developments and bank failures significantly depleted the FDIC’s Deposit Insurance Fund and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, banks are now assessed deposit insurance premiums based on the bank’s average consolidated total assets, and the FDIC has modified certain risk-based adjustments, which increase or decrease a bank’s overall assessment rate. This has resulted in increases to the deposit insurance assessment rates and thus raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities or otherwise negatively impact our operations.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are included in the section captioned “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Our funding sources may prove insufficient to replace deposits and support future growth.

We rely on customer deposits, including brokered deposits, advances from the Federal Home Loan Bank, or FHLB, and the Federal Reserve, and other borrowings to fund operations. Although the Company has historically been able to replace maturing deposits and advances, if desired, no assurance can be given that we would be able to replace such funds in the future if the financial condition of the FHLB or programs sponsored by the Federal Reserve, regulatory restrictions on brokered deposits or regulatory restrictions on the pricing of local deposits or other market conditions were to change. In addition, certain borrowing sources are on a secured basis. The FHLB has become more restrictive on the types of collateral it will accept and the amount of borrowings allowed on acceptable collateral. Due to changes applied by rating agencies on bonds, changes in collateral requirements or deteriorating loan quality, outstanding borrowings could be required to be repaid, incurring prepayment penalties. Our financial flexibility will be severely constrained if we are unable to maintain access to funding at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future operations, our revenues may not increase proportionally to cover these costs. In addition, Crescent Mortgage Company funds mortgage loans held for sale through a purchase and sale agreement with the Bank. A decline in economic conditions could affect Crescent Mortgage Company’s ability to fund loans held for sale.

29

Our operating results in fiscal 2013, 2012 and 2011 have been highly dependent upon the results of our mortgage subsidiary, Crescent Mortgage Company.

There are a number of items that could adversely affect the volumes and margin of the Company’s mortgage banking operations. These include, but are not limited to, the Federal Reserve’s monetary policy including its quantitative easing program, aggressively low rates, reduction in prices paid by the mortgage banking aggregators, aggressive competition, the housing market recovery, the status and financial condition of Fannie Mae and Freddie Mac, potential changes in Fannie Mae and Freddie Mac lending guidelines and programs, proposed changes in the FHA lending requirements, extensive regulatory changes and liquidity. Should these factors significantly impact production of mortgages, it is likely that the Company’s earnings would be adversely affected.

Our mortgage subsidiary’s operations are exposed to significant repurchase risk.

Crescent Mortgage Company is exposed to significant repurchase risk on mortgage loan production related to potential reimbursements for loans sold to third parties for borrower fraud, underwriting and documentation issues, early defaults and prepayments of sold loans. If the Company experiences significant losses related to repurchase risk, it is possible that the reserve established for such exposure is not adequate. The Company continues to receive repurchase requests. The Company evaluates each request and provides estimated reserves as necessary. We believe that the reserve related to repurchase risk is adequate to absorb probable losses; however, we cannot predict these losses or whether our reserve will be adequate. Any of these occurrences could materially and adversely affect our business, financial condition and profitability.

The value of our loan servicing portfolio may become impaired in the future.

As of December 31, 2013, Crescent Mortgage Company serviced approximately $2.0 billion of loans. At that date, our mortgage loan servicing rights were recorded as an asset with a carrying value of approximately $10.9 million. We expect that our loan servicing portfolio will increase in the future. If interest rates decline and the actual and expected mortgage loan prepayment rates increase or other factors that cause a reduction of the valuation of our mortgage servicing asset, the Company could incur an impairment of its mortgage loan servicing asset.

Hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business.

The Company operates in markets that are susceptible to natural disasters. Large-scale natural disasters may significantly affect loan portfolios by damaging properties pledged as collateral, affecting the economies our borrowers live in, and by impairing the ability of the borrower to repay their loans.

Changes in prevailing interest rates may reduce our profitability.

Our results of operations depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Depending on the terms and maturities of our assets and liabilities, we believe it is more likely than not a significant change in interest rates could have a material adverse effect on our profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer.

We are dependent on key individuals, and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Jerry Rexroad, the Company’s President and Chief Executive Officer, has extensive and long-standing ties within our primary markets. Mr. Rexroad has substantial experience in banking operations, wholesale mortgage operations, investment securities, and mergers and acquisitions. If we lose the services of Mr. Rexroad he would be difficult to replace and our business and development could be materially and adversely affected.

30

David Morrow, the Bank’s President and Chief Executive Officer, also has extensive and long-standing ties within our primary markets and substantial commercial lending experience within our Charleston and Myrtle Beach markets. If we lose the services of Mr. Morrow, he would be difficult to replace and our business and development could be materially and adversely affected.

Our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel, or the loss of the services of several of such key personnel, could adversely affect our business strategy and seriously harm our business, results of operations, and financial condition.

The Dodd-Frank Act may have a material adverse effect on our operations.

The Dodd-Frank Act imposes significant regulatory and compliance changes on banks and bank holding companies. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;
•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;
•	creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which oversees systemic risk, and the Consumer Financial Protection Bureau, which develops and enforces rules for bank and non-bank providers of consumer financial products);
•	potential limitations on federal preemption;
•	changes to deposit insurance assessments;
•	regulation of debit interchange fees we earn;
•	changes in retail banking regulations, including potential limitations on certain fees we may charge; and
•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some but not all of which have been proposed or finalized by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until after implementation. Certain changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our common stock.

New capital rules that were recently issued generally require insured depository institutions and their holding companies to hold more capital.  The impact of the new rules on our financial condition and operations is uncertain but could be materially adverse.

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an “interim final.”  These rules substantially amend the regulatory risk-based capital rules applicable to us.  The rules phase in over time beginning in 2015 and will become fully effective in 2019. The rules apply to the Company as well as to the Bank.

31

The final rules increase capital requirements and generally include two new capital measurements that will affect us, a risk-based common equity Tier 1 ratio and a capital conservation buffer. Common Equity Tier 1 (CET1) capital is a subset of Tier 1 capital and is limited to common equity (plus related surplus), retained earnings, accumulated other comprehensive income and certain other items. Other instruments that have historically qualified for Tier 1 treatment, including non-cumulative perpetual preferred stock, are consigned to a category known as additional Tier 1 capital and must be phased out over a period of nine years beginning in 2014. The rules permit bank holding companies with less than $15 billion in assets (such as us) to continue to include trust preferred securities and non-cumulative perpetual preferred stock issued before May 19, 2010 in Tier 1 capital, but not CET1. Tier 2 capital consists of instruments that have historically been placed in Tier 2, as well as cumulative perpetual preferred stock.

The final rules adjust all three categories of capital by requiring new deductions from and adjustments to capital that will result in more stringent capital requirements and may require changes in the ways we do business. Among other things, the current rule on the deduction of mortgage servicing assets from Tier 1 capital has been revised in ways that are likely to require a greater deduction than we currently make and that will require the deduction to be made from CET1.  This deduction phases in over a three-year period from 2015 through 2017.  We closely monitor our mortgage servicing assets, and we expect to maintain our mortgage servicing asset at levels close to the deduction thresholds by a combination of sales of portions of these assets from time to time either on a flowing basis as we originate mortgages or through bulk sale transactions. Additionally, any gains on sales from mortgage loans sold into securitizations must be deducted in full from CET1.  This requirement phases in over three years from 2015 through 2017.  Under the earlier rule and through 2014, no deduction is required.

Beginning in 2015, our minimum capital requirements will be (i) a CET1 ratio of 4.5%, (ii) a Tier 1 capital (CET1 plus Additional Tier 1 capital) of 6% (up from 4%) and (iii) a total capital ratio of 8% (the current requirement). Our leverage ratio requirement will remain at the 4% level now required. Beginning in 2016, a capital conservation buffer will phase in over three years, ultimately resulting in a requirement of 2.5% on top of the CET1, Tier 1 and total capital requirements, resulting in a require CET1 ratio of 7%, a Tier 1 ratio of 8.5%, and a total capital ratio of 10.5%. Failure to satisfy any of these three capital requirements will result in limits on paying dividends, engaging in share repurchases and paying discretionary bonuses. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions. While the final rules will result in higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to us.

In addition to the higher required capital ratios and the new deductions and adjustments, the final rules increase the risk weights for certain assets, meaning that we will have to hold more capital against these assets. For example, commercial real estate loans that do not meet certain new underwriting requirements must be risk-weighted at 150%, rather than the current 100%. There are also new risk weights for unsettled transactions and derivatives. We also will be required to hold capital against short-term commitments that are not unconditionally cancelable; currently, there are no capital requirements currently for these off-balance sheet assets. All changes to the risk weights take effect in full in 2015.

In addition, in the current economic and regulatory environment, bank regulators may impose capital requirements that are more stringent than those required by applicable existing regulations. The application of more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, could result in management modifying our business strategy and could limit our ability to make distributions, including paying dividends or buying back our shares.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the PATRIOT Act), and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by OFAC. Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient we would be subject to liability, including fines and regulatory actions, such as restrictions on our ability to pay dividends, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

32

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Over the course of 2013, the CFPB has issued several rules on mortgage lending, notably a rule requiring all home mortgage lenders to determine a borrower’s ability to repay the loan.  Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations.  In either case, we may find it necessary to tighten our mortgage loan underwriting standards in response to the CFPB rules, which may constrain our ability to make loans consistent with our business strategies. It is our policy not to make predatory loans and to determine borrowers’ ability to repay, but the law and related rules create the potential for increased liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will increase the costs of our director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

33

As a result of disclosure of information in this registration statement and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We earned net income in fiscal 2013 and 2012, but experienced net losses in fiscal 2011 and 2010.

We earned net income of $16.8 and $16.9 million in 2013 and 2012, respectively, primarily due to the strong performance of the Company’s wholesale mortgage business. However, we experienced a net loss of $971,000 and $12.6 million for fiscal 2011 and 2010, respectively. In each of these years, the Company experienced significant losses related to historically elevated levels of nonperforming assets, which necessitated a provision for loan losses of $2.7 million for fiscal 2012, $10.7 million for fiscal 2011, and $30.8 million for fiscal 2010. We had net charge offs of $5.2 million of loans during 2012, compared to $13.0 million of loans during 2011 and $29.5 million of charge offs during 2010. Non-accrual loans (generally loans 90 days or more past due in principal or interest payments) totaled $11.1 million, or 2.1% of total loans, net, at December 31, 2013 compared to $15.2 million, or 3.04% of total loans, net, at December 31, 2012. We also recognized other-than-temporary impairment losses related to our investment portfolio of $913,000 for fiscal 2012 and $1.8 million for fiscal 2011. We did not record other-than-temporary impairment on securities for fiscal 2013. Although the credit quality indicators generally showed improvement during 2013 and 2012, if we experience further deterioration in loan portfolio in addition to other factors and conditions out of our control such as weakness in our local economy, we may not be able to maintain profitability in the future.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by the bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the bank. Any such losses could have a material adverse affect on our financial condition and results of operations.

We may face risks if we seek to expand through acquisitions or mergers.

From time to time, we may seek to acquire other financial institutions or parts of those institutions. We may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

•	the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;
•	the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;
•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on our results of operations; and
•	the risk of loss of key employees and customers.

Our underwriting decisions may materially and adversely affect our business.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed supervisory guidelines. As of December 31, 2013, approximately $5,431,801 of our loans, or 5.6% of our Bank's regulatory capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines, of which eight loans totaling approximately $1,762,337 had loan-to-value ratios of 100% or more. In addition, supervisory limits on commercial loan to value exceptions are set at 30%. At December 31, 2013, $1,916,585, or 1.79% of our Bank's regulatory capital, exceeded the supervisory loan-to-value ratio. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines could increase the risk of delinquencies and defaults in our portfolio.

34

We depend on the accuracy and completeness of information about clients and counterparties and our financial condition could be adversely affected if we rely on misleading information.

In deciding whether to extend credit or to enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information, which we do not independently verify. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we may assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. In addition, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

Our ability to pay cash dividends may be limited by regulatory restrictions, by our Bank’s ability to pay cash dividends to the Company and by our need to maintain sufficient capital to support our operations. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the SCBFI, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI. If our Bank is not permitted to pay cash dividends to the Company, it is unlikely that we would be able to pay cash dividends on our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce or eliminate our common stock dividend in the future.

A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for financial institutions such as ours have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Our business, financial, accounting, and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

35

As noted above, our business relies on our digital technologies, computer and email systems, software and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems, networks, and our customers’ devices may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our customers’ or other third parties’ confidential information. Third parties with whom we do business or that facilitate our business activities, including financial intermediaries, or vendors that provide service or security solutions for our operations, and other unaffiliated third parties, including the South Carolina Department of Revenue, which had customer records exposed in a 2012 cyber attack, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remains heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and clients, or cyber attacks or security breaches of the networks, systems or devices that our clients use to access our products and services could result in client attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition.

Negative public opinion surrounding our Company and the financial institutions industry generally could damage our reputation and adversely impact our earnings and our ability to make loans or to acquire deposits.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion surrounding our company and the financial institutions industry generally, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract clients and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our clients and communities, this risk will always be present given the nature of our business.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, emerging growth companies can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, without limitation, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about our audit and the financial statements (auditor discussion and analysis). As a result of the foregoing, the information that we provide stockholders may be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If investors find our common stock less attractive as a result of our status as an emerging growth company, there may be less liquidity for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act.

36

Risks Related to Our Common Stock

Our stock price may be volatile, which could result in losses to our investors and litigation against us.

Several factors could cause our stock price to fluctuate substantially in the future. These factors include but are not limited to: actual or anticipated variations in earnings, changes in analysts’ recommendations or projections, our announcement of developments related to our businesses, operations and stock performance of other companies deemed to be peers, new technology used or services offered by traditional and non-traditional competitors, news reports of trends, irrational exuberance on the part of investors, new federal banking regulations, and other issues related to the financial services industry. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of its securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.

Future sales of our stock by our stockholders or the perception that those sales could occur may cause our stock price to decline.

Although our common stock is quoted on the OTCQB, the trading volume in our common stock is lower than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

Economic and other circumstances may require us to raise capital at times or in amounts that are unfavorable to us. If we have to issue shares of common stock, they will dilute the percentage ownership interest of existing stockholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or to strengthen our capital position. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control and our financial performance. We cannot provide assurance that such financing will be available to us on acceptable terms or at all, or if we do raise additional capital that it will not be dilutive to existing stockholders.

If we determine, for any reason, that we need to raise capital, our board generally has the authority, without action by or vote of the stockholders, to issue all or part of any authorized but unissued shares of stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans. Additionally, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or from the perception that such sales could occur. Any issuance of additional shares of stock will dilute the percentage ownership interest of our stockholders and may dilute the book value per share of our common stock. Shares we issue in connection with any such offering will increase the total number of shares and may dilute the economic and voting ownership interest of our existing stockholders.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common stockholders.

37

Our authorized capital stock includes 200,000 shares of preferred stock of which no preferred shares are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our certificate of incorporation, our board of directors is empowered to determine:

•	the designation of, and the number of, shares constituting each series of preferred stock;
•	the dividend rate for each series;
•	the terms and conditions of any voting, conversion and exchange rights for each series;
•	the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;
•	the provisions of any sinking fund for the redemption or purchase of shares of any series; and
•	the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of the Bank, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

38

Item 2.  Financial Information

Selected Financial Data

	For The Years Ended December 31,
	2013	2012	2011	2010	2009
Operating Data:	(In thousands)

Interest income	$32,948	35,356	38,411	46,842	56,736
Interest expense	5,718	7,513	11,113	17,077	25,019
Net interest income	27,230	27,843	27,298	29,765	31,717
Provision for loan losses	(860)	2,707	10,735	30,755	10,460

Net interest income (loss) after provision for loan losses	28,090	25,136	16,593	(990)	21,257
Noninterest income	44,086	53,524	19,721	21,600	27,938
Noninterest expense	45,972	51,387	37,413	39,070	37,673
Income (loss) before income taxes	26,204	27,273	(1,099)	(18,460)	11,522
Income tax expense (benefit)	9,386	10,395	(128)	(5,872)	4,353
Net income (loss)	$16,818	16,878	(971)	(12,588)	7,169

	At December 31,
	2013	2012	2011	2010	2009
Balance Sheet Data:	(In thousands)

Total assets	$881,584	888,724	826,218	930,749	1,078,757
Interest-bearing cash	34,176	11,340	16,679	21,415	17,759
Securities available for sale	167,535	148,407	136,944	151,574	104,401
Securities held to maturity	24,554	9,166	9,401	9,848	125,633
Federal Home Loan Bank stock	4,103	6,413	7,185	11,129	12,456
Loans held for sale	36,897	144,849	80,007	82,615	71,233
Loans receivable, net	535,221	501,691	513,335	583,995	690,163
Allowance for loan losses	8,091	9,520	12,039	14,263	13,032
Deposits	697,581	653,247	621,803	689,814	761,108
Short-term borrowed funds	10,300	82,482	63,484	57,759	43,787
Long-term debt	74,540	64,840	80,390	123,339	203,638
Stockholders' equity	82,227	67,514	45,655	46,494	56,138

39

	For The Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Selected Average Balances:

Total assets	$889,851	837,066	858,432	1,018,130	1,114,132
Loans receivable, net	509,455	495,889	545,556	640,646	737,448
Deposits	696,784	641,085	649,002	742,409	767,814
Stockholders' equity	76,322	54,002	47,003	50,065	51,949

Performance Ratios:

Return on average equity	22.04%	31.25%	(2.07)%	(25.14)%	13.80%
Return on average assets	1.89%	2.02%	(0.11)%	(1.24)%	0.64%
Average earning assets to average total assets	91.38%	92.29%	92.24%	94.24%	94.59%
Average loans receivable, net to average deposits	73.12%	77.35%	84.06%	86.29%	96.05%
Average equity to average assets	8.58%	6.45%	5.48%	4.92%	4.66%
Net interest margin	3.35%	3.60%	3.45%	3.10%	3.01%
Net charge-offs to average loans receivable, net	0.11%	1.05%	2.38%	4.61%	1.18%
Non-performing assets to period end loans receivable, net	3.24%	4.29%	7.84%	11.69%	5.17%
Non-performing assets to total assets	1.97%	2.42%	4.87%	7.33%	3.31%
Non-performing loans to total loans	2.04%	2.98%	6.50%	9.60%	3.96%
Allowance for loan losses as a percentage of loans receivable (end of period)	1.49%	1.86%	2.29%	2.38%	1.85%
Allowance for loan losses as a percentage of nonperforming loans	73.03%	62.43%	35.24%	24.84%	46.83%

	At or For The Years Ended December 31,
	2013	2012	2011	2010	2009
Per Share Data:

Book value (end of period)	$21.38	17.59	11.90	12.12	14.68
Basic earnings (loss)	4.38	4.40	(0.26)	(3.29)	1.88
Diluted earnings (loss)	4.25	4.40	(0.26)	(3.29)	1.86

Average common shares - basic	3,841,230	3,837,984	3,837,984	3,826,480	3,824,898
Average common shares - diluted	3,960,247	3,837,984	3,837,984	3,826,480	3,849,440

Note: Book value is calculated using common shares less unvested restricted shares.

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of February 10, 2014, payable on February 28, 2014. All share, earnings per share, and per share data have been retroactively adjusted in the consolidated balance sheets, earnings per share, and stockholders’ equity disclosures to reflect the stock split for all periods presented in accordance with generally accepted accounting principles.

40

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes.  Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.

We have made, and will continue to make, various forward-looking statements with respect to financial and business matters.  Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties.  Actual results may differ materially from those contained in these forward-looking statements.  For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this registration statement.

Overview

Carolina Financial Corporation is a Delaware corporation and bank holding company that was incorporated in 1996 and began operations in 1997. It operates principally through CresCom Bank, a South Carolina state-chartered bank. Our subsidiaries provide a full range of financial services designed to meet the financial needs of our customers, including:

•	Commercial and retail banking;
•	Mortgage banking; and
•	Cash management.

Through CresCom Bank, the Company currently conducts business through 12 bank branches located in the following counties: Charleston (4), Dorchester (3), Georgetown (1), and Horry (4) in South Carolina. Effective July 31, 2011, Carolina Financial Corporation merged its wholly-owned subsidiary bank, Community FirstBank of Charleston, with and into its other wholly-owned subsidiary bank, Crescent Bank. In conjunction with this internal reorganization, Crescent Bank’s name was changed to CresCom Bank, and Crescent Mortgage Company, formerly a wholly-owned subsidiary of Community FirstBank of Charleston, became a wholly-owned subsidiary of CresCom Bank. Crescent Mortgage Company is located in Atlanta, Georgia, and is qualified to originate loans in 43 states.

At December 31, 2013, we had total assets of $881.6 million, a decrease of $7.1 million, from total assets of $888.7 million at December 31, 2012. The largest components of our total assets are loans receivable and securities which were $535.2 million and $192.1 million, respectively at December 31, 2013. Comparatively, our loans receivable and securities totaled $501.7 million and $157.6 million, respectively, at December 31, 2012. At December 31, 2013 loans held for sale were $36.9 million compared to $144.8 million as of December 31, 2012. Our liabilities and stockholders’ equity at December 31, 2013 totaled $799.4 million and $82.2 million, respectively, compared to liabilities of $821.2 million and stockholders’ equity of $67.5 million at December 31, 2012. The principal components of our liabilities are deposits which were $697.6 and $653.2 million at December 31, 2013 and 2012, respectively.

Like most community banks, we derive a significant portion of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, both interest-bearing and noninterest-bearing. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowed funds. In order to maximize our net interest income, we must not only manage the volume of these balance sheet items, but also the yields that we earn on our interest-earning assets and the rates that we pay on interest-bearing liabilities.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings.

In addition to earning interest on our loans and investments, we derive a substantial portion of our income from Crescent Mortgage Company through net gain on sale of loans held for sale as well as servicing income. We also earn income through fees that we charge to our customers. Likewise, we incur other operating expenses as well. We describe the various components of this noninterest income, as well as our noninterest expense, within the “Results of Operations” within the MD&A.

41

Economic conditions, competition, and the monetary and fiscal policies of the federal government significantly affect most financial institutions, including the Bank. Lending and deposit activities and fee income generation are influenced by levels of business spending and investment, consumer income, consumer spending and savings, capital market activities, and competition among financial institutions as well as client preferences, interest rate conditions and prevailing market rates on competing products in our market areas.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and with general practices within the banking industry in the preparation of our financial statements. Our significant accounting policies are described in the notes to our consolidated financial statements in this report.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgment and estimates used in preparation of our consolidated financial statements. Some of the more critical judgments supporting the amount of our allowance for loan losses include judgments about the credit worthiness of borrowers, the estimated value of the underlying collateral, the assumptions about cash flow, determination of loss factors for estimating credit losses, the impact of current events, and conditions, and other factors impacting the level of probable inherent losses. Under different conditions or using different assumptions, the actual amount of credit losses incurred by us may be different from management's estimates provided in our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a more complete discussion of our processes and methodology for determining our allowance for loan losses.

The evaluation and recognition of other-than-temporary impairment, or OTTI, on certain investments including our private label mortgage-backed securities and trust preferred securities requires significant judgment and estimates. Some of the more critical judgments supporting the evaluation of OTTI include projected cash flows including prepayment assumptions, default rates and severities of losses on the underlying collateral within the security. Under different conditions or utilizing different assumptions, the actual OTTI realized by us may be different from the actual amounts recognized in our consolidated financial statements. See Note 2 to the financial statements for the disclosure of certain assumptions used as well as OTTI recognized in the financial statements during the years ended December 31, 2013 and 2012.

The determination of fair value related to derivatives of the Company requires significant judgment and estimates. The primary uses of derivative instruments are related to the mortgage banking activities of the Company. As such, the Company holds derivative instruments, which consist of rate lock agreements related to expected funding of fixed-rate mortgage loans to customers (“interest rate lock commitments”) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans (“forward commitments”). The Company’s objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the interest rate lock commitments and the mortgage loans that are held for sale. Derivatives related to these commitments are recorded as either a derivative asset or a derivative liability in the balance sheet and are measured at fair value. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments recorded in current period earnings in net gain on sale of loans held for sale within noninterest income section of the consolidated statements of operations.

Derivative instruments not related to mortgage banking activities, including interest rate swap agreements, that do not satisfy the hedge accounting requirements, are recorded at fair value and changes in fair value are recognized in noninterest income in the consolidated statements of operations.

42

For additional discussion related to the determination of fair value related to derivative instruments, See Note 14 to the consolidated financial statements within Item 13 “Financial Statements and Supplementary Data.”

The establishment of the mortgage repurchases reserves related to various representations and warranties that reflect management’s estimate of losses require significant judgment and estimates. Some of the more critical factors are incorporated into the estimation of the mortgage repurchase reserve include the defects on internal quality assurance, default expectations, historical investor repurchase demand and appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity. The Company establishes a reserve at the time loans are sold and continually updates the reserve estimate during the estimated loan life. To the extent that economic conditions and the housing market do not recover or future investor repurchase demand and appeals success rates differ from past experience, the Company could continue to have increased demands and increased loss severities on repurchases, causing future additions to the repurchase reserve. Refer to the “Mortgage Operations” within the MD&A for additional discussion.

Recent Accounting Standards and Pronouncements

For information relating to recent accounting standards and pronouncements, see Note 1 to our audited consolidated financial statements entitled “Summary of Significant Accounting Policies.”

Results of Operations

Summary

Our net income available to common stockholders was approximately $16.8 million for the year ended December 31, 2013, compared to net income of $16.9 million for the year ended December 31, 2012. Below are key highlights of our results of operations during 2013:

•	Consolidated net income remained relatively consistent to the prior year with net income of $16.8 million in fiscal 2013 as compared to $16.9 million in fiscal 2012;
•	Basic earnings per share decreased .45% to $4.38 in 2013 as compared to $4.40 per share in 2012;
•	Book value per common share was $21.38 at the end of 2013, an increase from $17.59 from 2012;
•	Return on average assets decreased to 1.89% in 2013 compared with 2.02% in 2012;
•	Return on average stockholders’ equity decreased to 22.04% in 2013 compared with 31.25% in 2012; and
•	Our average equity to average assets increased to 8.58% at December 31, 2013 compared with 6.45% at December 31, 2012.

Net Interest Income and Margin

Net interest income is a significant component of our net income. Net interest income is the difference between income earned on interest-earning assets and interest paid on deposits and borrowings. Net interest income is determined by the yields earned on interest-earning assets, rates paid on interest-bearing liabilities, the relative balances of interest-earning assets and interest-bearing liabilities, the degree of mismatch, and the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.

For the years ended December 31, 2013 and 2012, our net interest income was $27.2 million and $27.8 million, respectively. The $600,000, or 2.16%, decrease in net interest income during 2013 was related to several factors including a reduction in the average balance of loans held for sale, as well as reduction on rates on loans receivable in the current year with these effects on net interest income offset, by a reduction in rates paid on interest bearing liabilities. The reduction in average balance of loans held for sale relates to the decrease in the level of mortgage originations incurred during the current year as compared to the prior year, particularly in the latter half of 2013. The decrease in loan yield was primarily driven by loans being originated or renewed at market rates which were lower than those in the past due to the overall rate environment and competitive pricing in the market place. The decrease in rates paid on interest-bearing liabilities is based on the continued historically low interest rates that have positively impacted our ability to reduce funding cost in relation to the decline in earning asset yields.

43

Interest income for the years ended December 31, 2013 and 2012 was $32.9 million and $35.4 million, respectively. A significant portion of our interest income relates to our strategy to maintain a significant portion of our assets in higher earning loans compared to lower yielding investments and federal funds sold. As such, 76.0% of our interest income related to interest on loans receivable during 2013 and 74.0% during 2012. Interest income related to loans held for sale was 8.2% and 11.1% of total interest income for the years ended December 31, 2013 and 2012, respectively.

Interest expense was $5.7 million and $7.5 million for the years ended December 31, 2013 and 2012, respectively. Interest expense on deposits for the years ended December 31, 2013 and 2012 represented 58.4% and 55.6%, respectively, of total interest expense, while interest expense on borrowings represented 41.6% and 44.4%, respectively of total interest expense.

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities at December 31, 2013, 2012 and 2011. We derived these yields or costs by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. During the same periods, we had no securities purchased with agreements to resell. All investments were owned at an original maturity of over one year. Nonaccrual loans are included in earning assets in the following tables. Loan yields have been reduced to reflect the negative impact on our earnings of loans on nonaccrual status. The net of capitalized loan costs and fees, which are considered immaterial, are amortized into interest income on loans.

44

	For The Years Ended December 31,
	2013			2012			2011
		Interest	Average		Interest	Average		Interest	Average
	Average	Paid/	Yield/	Average	Paid/	Yield/	Average	Paid/	Yield/
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans held for sale	$72,975	2,696	3.69%	106,626	3,914	3.67%	49,895	2,150	4.31%
Loans receivable, net (1)	509,455	25,035	4.91%	495,889	26,160	5.28%	545,556	29,640	5.43%
Interest-bearing cash	43,151	107	0.25%	16,765	41	0.24%	29,070	52	0.18%
Securities available for sale	170,061	4,662	2.74%	136,715	4,870	3.56%	146,641	6,244	4.26%
Securities held to maturity	11,428	292	2.56%	9,361	209	2.23%	9,624	221	2.30%
Federal Home Loan Bank stock	4,221	111	2.63%	5,508	107	1.94%	9,431	81	0.86%
Other investments	1,872	45	2.40%	1,706	55	3.22%	1,632	53	3.25%
Total interest-earning assets	813,163	32,948	4.05%	772,570	35,356	4.58%	791,849	38,441	4.85%
Non-earning assets	76,688			64,496			66,583

Total assets	$889,851			837,066			858,432

Interest-bearing liabilities:
Demand accounts	56,405	115	0.20%	41,361	110	0.27%	34,129	95	0.28%
Money market accounts	213,924	857	0.40%	199,062	1,227	0.62%	199,528	1,470	0.74%
Savings accounts	14,387	46	0.32%	9,468	47	0.50%	6,725	36	0.54%
Certificates of deposit	302,999	2,321	0.77%	306,691	2,794	0.91%	345,823	4,977	1.44%
Short-term borrowed funds	22,335	239	1.07%	42,367	640	1.51%	43,845	1,045	2.38%
Long-term debt	75,595	2,140	2.83%	80,272	2,695	3.36%	104,963	3,490	3.32%
Total interest-bearing liabilities	685,645	5,718	0.83%	679,221	7,513	1.11%	735,013	11,113	1.51%
Noninterest-bearing deposits	109,069			84,503			62,797
Other liabilities	18,815			19,340			13,619
Stockholders' equity	76,322			54,002			47,003

Total liabilities and Stockholders' equity	$889,851			837,066			858,432

Net interest spread			3.22%			3.47%			3.34%
Net interest margin	3.35%			3.60%			3.45%

Net interest margin (tax equivalent) (2)	3.41%			3.61%			3.45%
Net interest income		27,230			27,843			27,328

(1) Average balances of loans include nonaccrual loans.

(2) The tax equivalent net interest margin reflects tax-exempt income on a tax-equivalent basis.

Our net interest margin was 3.35%, and 3.41% on a tax equivalent basis, for the twelve months ended December 31, 2013 compared to 3.60%, and 3.61% on a tax equivalent basis, for 2012. The 25 basis point decrease in net interest margin during 2013 as compared to the prior year was driven primarily by a 53 basis point reduction in the yield on interest-earning assets offset by the 28 basis point decrease in interest bearing liabilities.

While our average interest-earning assets increased by $40.6 million during 2013, our interest income declined by $2.4 million, or 53 basis points on yield. As previously stated, the decline in interest income is primarily related to a decline in yield on loans receivable and a decline in average balance on loans held for sale. The overall average loans receivable balances increased by $13.6 million during the year ended December 31, 2013, compared to 2012, while our loan yield decreased by 37 basis points. The decrease in loan yield was driven primarily by loans being originated or renewed at market rates which are lower than those in the past. The average balance of loans held for sale declined by $33.7 million and is a result of the decreased volume of loans originated and subsequently sold during the current year. Total originations for 2013 fell 30.4% to $1.6 billion from $2.3 billion during 2012.

45

Our interest expense also decreased during 2013 as compared to the year ended 2012 due to lower rates on our interest-bearing liabilities. While our interest expense decreased by $1.8 million during 2013, our average interest-bearing liabilities increased by $6.4 million, and the rate on these liabilities decreased by 28 basis points. We have also grown our average balance of noninterest-bearing deposits to $109.1 million as compared to $84.5 million in the prior year. Continued historically low interest rates have positively impacted our ability to reduce funding costs. As a result, we continued to control the growth of our balance sheet and increased our funding from lower cost sources (noninterest bearing transaction accounts, interest-bearing transaction accounts, money market accounts and savings accounts).

Our net interest spread was 3.22% for the year ended December 31, 2013 as compared to 3.47% for the same period in 2012. The net interest spread is the difference between the yield we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities. The 28 basis point reduction in rate on our interest-bearing liabilities, partially offset by a 53 basis point decline in yield on our earning assets, resulted in a 25 basis point decrease in our net interest spread for the 2013 period.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following tables set forth the effect which the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	For The Years Ended December 31,
	2013 vs. 2012				2012 vs. 2011
	Increase (decrease)			Net	Increase (decrease)			Net
	due to		Rate/	Dollar	due to		Rate/	Dollar
	Volume	Rate	Volume	Change	Volume	Rate	Volume	Change
	(In thousands)
Loans held for sale	$(1,235)	25	(8)	(1,218)	2,446	(319)	(363)	1,764
Loans receivable, net	716	(1,792)	(49)	(1,125)	(2,737)	(818)	75	(3,480)
Interest-bearing cash	65	1	—	66	(21)	17	(7)	(11)
Securities available for sale	1,188	(1,122)	(274)	(208)	(420)	(1,020)	66	(1,374)
Securities held to maturity	46	30	7	83	(6)	(6)	—	(12)
FHLB stock	(25)	38	(9)	4	(34)	102	(42)	26
Other investments	5	(14)	(1)	(10)	—	—	2	2
Interest income	760	(2,834)	(334)	(2,408)	(772)	(2,044)	(269)	(3,085)

Demand accounts	40	(26)	(9)	5	20	(4)	(1)	15
Money market accounts	92	(430)	(32)	(370)	(3)	(241)	1	(243)
Savings accounts	24	(17)	(8)	(1)	15	(3)	(1)	11
Certificates of deposit	(34)	(445)	6	(473)	(564)	(1,826)	207	(2,183)
Short-term borrowed funds	(303)	(187)	89	(401)	(35)	(383)	13	(405)
Long-term debt	(125)	(451)	21	(555)	(827)	42	(10)	(795)
Interest expense	$(306)	(1,556)	67	(1,795)	(1,394)	(2,415)	209	(3,600)
Net interest income				(613)				515

46

Provision for Loan Loss

We have established an allowance for loan losses through a provision for loan losses charged as an expense on our statements of operations. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses during the years ended December 31, 2013 and 2012.

	For the Years
	Ended December 31,
	2013	2012
	(Dollars in thousands)
Balance, beginning of period	$9,520	12,039
Provision for loan losses	(860)	2,707
Loan charge-offs	(1,675)	(7,190)
Loan recoveries	1,106	1,964
Balance, end of period	$8,091	9,520

For the year ended December 31, 2013, we incurred a negative provision for loan losses of $860,000, reducing the overall allowance for loan losses to $8.1 million, or 1.49% of gross loans, as of December 31, 2013. In comparison, we added $2.7 million to the provision for loan losses during the year ended December 31, 2012 resulting in an allowance of $9.5 million, which represented 1.86% of gross loans at December 31, 2012. The negative provision was primarily related to the removal of a specific allocation on an impaired loan relationship as well as the overall improvement in the credit quality of our loan portfolio and continued reduction in net charge offs during 2013. For further discussion, see the “Allowance for Loan Losses” discussion below.

During the twelve months ended December 31, 2013, our net charge-offs were $570,000, representing .11% of average loans, and consisted of $ 1.7 million in loans charged-off and $1.1 million of recoveries on loans previously charged-off. In addition, our loan balances increased by $32.1 million, while the amount of our nonperforming loans declined $4.1 million to $11.1 million as December 31, 2013 as compared to $15.2 million amount at December 31, 2012. Factors such as these are also considered in determining the amount of loan loss provision necessary to maintain our allowance for loan losses at an adequate level.

We reported net charge-offs of $5.2 million for the year ended December 31, 2012, including $7.2 million in gross charge offs and $2.0 million in recoveries. The net charge-offs of $5.2 million during 2012 represented 1.05% of the average outstanding loan portfolio for fiscal 2012.

47

Noninterest Income and Expense

Noninterest income provides us with additional revenues that are significant sources of income. In 2013 and 2012, noninterest income comprised of 57.2% and 60.2%, respectively, of total interest and noninterest income. The major components of noninterest income for the Company are listed below:

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Noninterest income:
Net gain on sale of loans held for sale	$29,914	52,763
Deposit service charges	1,558	1,604
Net loss on extinguishment of debt	(19)	(1,591)
Net loss on sale of securities	(1,125)	(3,031)
Other-than-temporary impairment of securities	—	(913)
Net unrealized gain on derivatives - interest rate swap	428	—
Net gain on sale of servicing assets	5,489	—
Net increase in cash value life insurance	374	2
Mortgage loan servicing income	6,583	4,085
Other	884	605
Total noninterest income	$44,086	53,524

Noninterest income was $44.1 and $53.5 million for the period end December 31, 2013 and 2012, respectively. The primary cause of the decrease in noninterest income from the prior year to the current year relates to the gain on sale of loans sold from our mortgage banking subsidiary. During the third quarter of 2013, mortgage interest rates began to rise and, as a result, mortgage loan production began to slow down. Rising interest rates significantly slowed the mortgage refinance activity.  As the overall mortgage originations volumes declined, there was a corresponding reduction in margins earned due to competitive pressures. Originations of loans held for sale for the Company decreased to $1.6 billion in 2013 from $2.3 billion in 2012. This represents a 30.4% decrease in originations year over year. We believe, on an industry wide basis, that mortgage origination volume, including refinance activity, will continue to decrease in the foreseeable future. As interest rates increased during the current year, there was significant improvement in the valuation of mortgage servicing rights which led to the Company selling $972.9 million of unpaid principal balance for a net gain of $5.5 million. The increase in mortgage loan servicing income relates to the increase in the average balance of loans serviced during 2013 as compared to 2012.

Deposit service charges were $1.5 and $1.6 million for the years ended December 31, 2013 and 2012, respectively, a decrease of 6.3%. Net increase in cash value of life insurance was $374,000, and $2,000 for the years ended December 31, 2013 and 2012, respectively. The $372,000 increase in cash surrender value relates to the increase of $20.1 million in cash value life insurance. During 2013, the Company purchased/invested Bank Owned Life Insurance policies on certain employees with an initial cash surrender value of $20 million through two insurance carriers. The balance of cash value of life insurance was $20.9 million and $800,000 at December 31, 2013 and 2012, respectively.

48

The following table sets forth for the periods indicated the primary components of noninterest expense:

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$23,590	25,632
Occupancy and equipment	3,450	3,274
Marketing and public relations	1,088	1,360
FDIC insurance	588	1,076
Provision for mortgage loan repurchase losses	2,438	2,189
Legal expense	926	1,768
Other real estate expense, net	622	1,873
Mortgage subservicing expense	1,862	1,249
Amortization of mortgage servicing rights	2,444	1,464
Settlement of employment agreements	2,639	227
Other	6,325	11,275
Total noninterest expense	$45,972	51,387

Noninterest expense represents the largest expense category for our company. During 2013, we continued to emphasize carefully controlling our noninterest expense. Salaries and employee benefits decreased $2.0 million to $23.6 million during 2013 as compared to $25.6 million during 2012. The primary cause for the decrease in salaries and benefits relates to the reduced mortgage loan production in the current year and the related commissions and bonuses paid within the wholesale mortgage subsidiary. Occupancy and equipment expense increased $200,000 to $3.5 million from $3.3 million during the current year and was primarily attributable to the new branch established during the current year. Marketing and public relations expense decreased $300,000 to $1.1 million. FDIC insurance premiums decreased from $1.1 million to $600,000 during 2013 which resulted from a decrease in the premiums charged from the FDIC. Provision for mortgage loan repurchase losses increased $200,000 as the industry continues to experience increased buyback requests, increased regulatory complexity and from potential exposure to buy back risk related to fiscal 2013 production sold. Legal expense declined from $1.8 million for 2012 to $900,000 for 2013 and is a direct result of the continued improvement in the nonperforming assets of the Company. Other real estate expense declined $1.3 million in relation to the Company’s improved nonperforming assets. Subservicing expense and amortization increased from the prior year due to an increase in mortgage loan servicing retained during the year. During 2012, the Company had disputes over employment agreements with two former executive officers. During 2012 the discovery phases of the disputes were in progress. As of December 31, 2012, management determined that there was not sufficient information available at the time to make an evaluation as to the likelihood of an unfavorable outcome related to these claims or to estimate the amount of the potential loss, if any. As such, no amounts were accrued for these claims as of December 31, 2012. During 2013, the Company continued its due diligence process and participated in arbitration. As a result, the Company decided to settle the disputed employment agreements. Expense incurred related to the settlement of these disputed employment agreements totaled $2.6 million and $227,000 for the periods ended December 31, 2013 and 2012, respectively. All amounts related to the settlement of these agreements have been expensed as of December 31, 2013. In 2012, the Company incurred a $4.0 million loss related to a kiting scheme by a former customer. This loss was recorded in other noninterest income expense.

Income Tax Expense

Our effective tax rate decreased to 35.8% for the year ended December 31, 2013, compared to 38.1% for the year ended December 31, 2012. The lower effective tax rate in 2013 is primarily attributable to the increase in balances of tax exempt municipal securities as well as the increase in average balances of bank owned life insurance.

49

Balance Sheet Review

Investment Securities

Our primary objective in managing the investment portfolio is to maintain a portfolio of high quality, highly liquid investments yielding competitive returns. We are required under federal regulations to maintain adequate liquidity to ensure safe and sound operations. We maintain investment balances based on a continuing assessment of cash flows, the level of current and expected loan production, current interest rate risk strategies and the assessment of the potential future direction of market interest rate changes. Investment securities differ in terms of default, interest rate, liquidity and expected rate of return risk.

At December 31, 2013, the $192.1 million in our investment securities portfolio, excluding FHLB stock and other investments, represented approximately 21.8% of our assets. Our available-for-sale investment portfolio included US agency securities, municipal securities, and mortgage-backed securities (agency and non-agency) with a fair value of $167.5 million and an amortized cost of $167.0 million for an unrealized gain of $500,000. Our held-to-maturity portfolio included municipal securities and asset backed securities, made up of pooled trust preferred securities, with a fair value of $23.5 million and a cost of $24.6 million for an unrealized loss of $1.1 million.

The pooled trust preferred securities within the held-to-maturity portfolio consisted of positions in seven different securities with the underlying issuers in the pools were primarily financial institutions and to a lesser extent, insurance companies and real estate investment trusts. The Company owns both senior and mezzanine tranches in pooled trust preferred securities; however, the Company does not own any income notes. The senior and mezzanine tranches of trust preferred collateralized debt obligations generally have some protection from defaults in the form of over-collateralization and excess spread revenues, along with waterfall structures that redirect cash flows in the event certain coverage test requirements are failed. Generally, senior tranches have the greatest protection, with mezzanine tranches subordinated to the senior tranches, and income notes subordinated to the mezzanine tranches. All of the securities in the mezzanine tranches are still subordinate to senior tranches as the senior notes have not been paid to a zero balance. The amortized cost of pooled trust preferred securities were $9.1 million and $9.2 million as of December 31, 2013 and 2012, respectively.

As of December 31, 2013, $1.3 million of the pooled trust preferred securities were investment grade, $1.0 million were split-rated, and $6.8 million were below investment grade. As of December 31, 2012, $2.0 million of the pooled trust preferred securities were investment grade, $1.0 million were split-rated, and the remaining $6.2 million were below investment grade. In terms of risk based capital calculation, the Company allocates additional risk-based capital to the below investment grade securities

As securities are purchased, they are designated as held-to-maturity or available-for-sale based upon our intent, which incorporates liquidity needs, interest rate expectations, asset/liability management strategies, and capital requirements. We do not currently hold, nor have we ever held, any securities that are designated as trading securities.

The following table summarizes issuer concentrations of agency mortgage-backed securities for which aggregate fair values exceed 10% of stockholders’ equity at December 31, 2013:

			Fair Value
	Aggregate	Aggregate	as a % of
Issuer	Amortized Cost	Fair Value	Stockholders' Equity
	(Dollars in thousands)
GNMA	$10,914	11,360	13.82%
FNMA	31,354	31,906	38.80%
FHLMC	26,545	26,663	32.43%
	$68,813	69,929	85.04%

50

The amortized costs and the fair value of our investments are as follows:

	At December 31,
	2013		2012		2011
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value
Securities available-for-sale:	(In thousands)
Municipal securities	$39,790	38,499	17,630	17,769	1,118	1,137
US government agencies	5,199	5,175	—	—	—	—
Mortgage-backed securities:
Agency	68,813	69,929	76,775	79,209	59,303	62,191
Non-agency	53,195	53,932	50,106	51,429	78,674	72,399
Total mortgage-backed securities	122,008	123,861	126,881	130,638	137,977	134,590
Total securities available-for-sale	$166,997	167,535	144,511	148,407	139,095	135,727

Securities held-to-maturity:
Municipal securities	$15,488	15,177	—	—	—	—
Asset-backed securities (TRUPS)	9,066	8,370	9,166	5,549	9,401	2,773
Total securities held-to- maturity	$24,554	23,547	9,166	5,549	9,401	2,773

The Company use prices from third party pricing services and, to a lesser extent, indicative (nonbinding) quotes from third party brokers, to estimate the fair value of our investment securities. While we obtain fair value information from multiple sources, we generally obtain one price / quote for each individual security. For securities priced by third party pricing services, we determine the most appropriate and relevant pricing service for each security class and have that vendor provide the price for each security in the class. We record the value provided by the third party pricing service / broker in our Consolidated Financial Statements, subject to our internal price verification procedures, which include periodic comparisons to other brokers and Bloomberg pricing screens.

Contractual maturities and yields on our investments are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities available-for-sale are presented at fair value and held-to-maturity securities are presented at amortized cost.

51

	At December 31, 2013
	Less than 12 Months		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available-for-sale:
Municipal securities	$—	—	—	—	5,822	1.89%	32,677	3.19%	38,499	3.00%
US government agencies	—	—	—	—	5,175	3.21%	—	—	5,175	3.21%
Mortgage-backed securities:
Agency	—	—	—	—	1,747	4.22%	68,182	4.00%	69,929	3.71%
Non-agency	—	—	—	—	1,491	5.02%	52,441	3.81%	53,932	3.84%
Total mortgage-backed securities	—	—	—	—	3,238	4.59%	120,623	3.74%	123,861	3.77%
Total securities available-for-sale	$—	—	—	—	14,235	2.98%	153,300	3.63%	167,535	3.57%

Securities held-to-maturity:
Municipal securities	$—	—	—	—	3,563	1.72%	11,925	3.62%	15,488	3.19%
Asset-backed securities	—	—	989	1.85%	—	—	8,077	0.92%	9,066	1.02%
Total securities held-to- maturity	$—	—	989	1.85%	3,563	1.72%	20,002	2.53%	24,554	2.39%

At December 31, 2013, the Company had 58 available-for-sale individual investments that were in an unrealized loss position. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. The Company considers the length of time and extent to which the fair value of available-for-sale debt securities have been less than cost to conclude that such securities were not other-than-temporarily impaired. We also consider other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As the Company has no intent to sell securities with unrealized losses and it is more-likely-than-not that the Company will not be required to sell these securities before recovery of amortized cost, we have concluded that the securities are not impaired on an other-than-temporary basis.

At December 31, 2013, the Company had four trust preferred securities within the held-to-maturity portfolio that were in an unrealized loss position. The asset-backed securities portfolio is collateralized with trust preferred securities issued by other financial institutions in pooled issuances.

To determine the fair value, a third-party pricing service is utilized by the Company for the trust preferred securities. Impairment testing is performed on a quarterly basis using a detailed cash flow analysis for each security. The major assumptions used during the impairment test are described in the subsequent paragraph.

In 2009, the Company adopted a four year “burst” scenario for its modeled default rates (2010 - 2013) that replicated the default rates for the banking industry from the four peak years of the Savings and Loan crisis, which then reduced to 0.25% annually. 2013 was the last year of the elevated default rate. The constant default rate used by the Company is now 0.25% annually. All issuers that were currently in deferral were presumed to be in default. Additionally, all defaults are assumed to have a 15% recovery after two years and 1% of the pool is presumed to prepay annually. If this analysis results in a present value of expected cash flows that is less than the book value of a security (that is, a credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis we performed used discount rates equal to the credit spread at the time of purchase for each security and then added the current 3-month LIBOR forward interest rate curve.

During 2012, the Company recorded OTTI expense of $625,000 related to 4 non-agency mortgage-backed securities that were classified as available-for-sale during fiscal 2012. These 4 securities available-for-sale were subsequently sold during fiscal 2012. In addition, OTTI expense totaling $288,000 was recorded related to 2 trust preferred securities that were classified as held-to-maturity securities during fiscal 2012. There was no OTTI recognized for 2013. See Footnote 2 for additional discussion of OTTI as well as a presentation of the cumulative OTTI from period to period.

52

Management believes that there are no additional securities other-than-temporarily impaired at December 31, 2013. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost. Management continues to monitor these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of the securities may be sold or are other-than-temporarily impaired, which would require a charge to earnings in such periods. For additional detail regarding securities, see Footnote 2 to the consolidated financial statements.

Non-marketable investments are comprised of the following and are recorded at cost which approximates fair value since no readily available market exists for these securities.

	At December 31,
	2013	2012
	(In thousands)
Community Reinvestment Act fund	$1,218	1,263
SBIC Investments	175	—
Investment in Trust Preferred subsidiaries	465	465
Total other investments	1,858	1,728

Federal Home Loan Bank stock	4,103	6,413
Non-marketable investments	$5,961	8,141

Loans by Type

Since loans typically provide higher interest yields than other types of interest-earning assets, a substantial percentage of our earning assets are invested in our loan portfolio. Before allowance for loan losses, loans outstanding at December 31, 2013 and 2012 were $543.3 million and $511.2 million, respectively.

Our loan portfolio consists primarily of loans secured by real estate mortgages. As of December 31, 2013, our loan portfolio included $515.1 million, or 94.8%, of loans secured by real estate. As of December 31, 2012, loans secured by real estate made up 93.2% of our loan portfolio and totaled $476.7 million. Most of our real estate loans are secured by residential or commercial property. We obtain a security interest in real estate, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, we limit the loan-to-value ratio on loans to coincide with the appropriate regulatory guidelines. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral and business types.

As shown in the table below, one-to-four family increased $37.9 million to $184.2 as of December 31, 2013 as compared with $146.3 as of December 31, 2012. The increase in this loan category primarily relates to the Company purchasing high quality mortgage loans with low loan-to-value ratios at origination from its mortgage subsidiary. In addition, the Bank retained certain high quality, low loan-to-value loans from its retail mortgage operations.

53

The following table summarizes loans by type and percent of total at the end of the periods indicated:

	At December 31,
	2013		2012		2011
		% of Total		% of Total		% of Total
	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)
Loans secured by real estate:
One-to-four family	$184,210	32.60%	146,333	27.66%	124,604	23.10%
Home equity	23,661	4.19%	31,278	5.91%	35,173	6.52%
Commercial real estate	253,035	44.79%	240,764	45.52%	250,560	46.46%
Construction and development	67,056	11.87%	68,113	12.88%	75,985	14.09%
Consumer loans	3,060	0.54%	3,762	0.71%	5,085	0.94%
Commercial business loans	33,938	6.01%	38,714	7.32%	47,933	8.89%
Total gross loans receivable	564,960	100.00%	528,964	100.00%	539,340	100.00%
Less:
Undisbursed loans in process	21,550		17,690		13,898
Allowance for loan losses	8,091		9,520		12,039
Deferred fees, net	98		63		68
Total loans receivable, net	$535,221		501,691		513,335

	At December 31,
	2010		2009
		% of Total		% of Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)
Loans secured by real estate:
One-to-four family	$138,482	22.39%	165,054	22.71%
Home equity	38,798	6.28%	50,891	7.00%
Commercial real estate	276,199	44.67%	296,330	40.77%
Construction and development	102,195	16.53%	146,736	20.19%
Consumer loans	6,225	1.01%	8,455	1.16%
Commercial business loans	56,362	9.12%	59,417	8.17%
Total gross loans receivable	618,261	100.00%	726,883	100.00%
Less:
Undisbursed loans in process	19,708		23,230
Allowance for loan losses	14,263		13,032
Deferred fees, net	295		458
Total loans receivable, net	$583,995		690,163

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

54

The following table summarizes the loan maturity distribution by type and related interest rate characteristics.

	At December 31, 2013
		After one
	One Year	but within	After five
	or Less	five years	years	Total
	(In thousands)
Loans secured by real estate:
One-to-four family	$11,916	47,641	124,653	184,210
Home equity	2,888	16,705	4,068	23,661
Commercial real estate	33,915	191,500	27,620	253,035
Construction and development	25,524	41,436	96	67,056
Consumer loans	1,075	1,704	281	3,060
Commercial business loans	15,714	15,770	2,454	33,938
Total gross loans receivable	91,032	314,756	159,172	564,960
Less:
Undisbursed loans in process	14,434	6,395	721	21,550
Deferred fees, net	89	515	(506)	98
Total loans receivable	$76,509	307,846	158,957	543,312

Loans maturing - after one year
Variable rate loans				$187,376
Fixed rate loans				279,427
				$466,803

Nonperforming and Problem Assets

Nonperforming assets include loans on which interest is not being accrued, accruing loans that are 90 days or more delinquent and foreclosed property. Foreclosed property consists of real estate and other assets acquired as a result of a borrower’s loan default. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when we believe, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction of principal when received. In general, a nonaccrual loan may be placed back onto accruing status once the borrower has made a minimum of six consecutive payments in accordance with the loan terms. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status. As of December 31, 2013 and 2012, we had no loans 90 days past due and still accruing.

Troubled Debt Restructurings (“TDRs”)

The Company designates loan modifications as TDRs when, for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. Loans on nonaccrual status at the date of modification are initially classified as nonaccrual TDRs. Loans on accruing status at the date of modification are initially classified as accruing TDRs at the date of modification, if the note is reasonably assured of repayment and performance is in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the modification date if reasonable doubt exists as to the collection of interest or principal under the restructuring agreement. Nonaccrual TDRs are returned to accrual status when there is economic substance to the restructuring, there is well documented credit evaluation of the borrower’s financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated repayment performance in accordance with the modified terms for a reasonable period of time, generally a minimum of six months.

55

The following table summarizes non-performing and problem assets at the end of the periods indicated.

	At December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Loans receivable:
Nonaccrual loans-renegotiated loans	$7,641	10,733	18,704	34,829	3,505
Nonaccrual loans-other	3,438	4,515	11,227	22,552	23,554
Accruing loans 90 days or more delinquent	—	—	4,231	48	771
Real estate acquired through foreclosure, net	6,273	6,284	6,097	10,816	7,853
Total Non-Performing Assets	$17,352	21,532	40,259	68,245	35,683

Problem Assets not included in Non-Performing Assets-Accruing renegotiated loans outstanding	$16,367	17,195	23,421	16,344	5,269

At December 31, 2013, nonperforming assets were $17.4 million, or 2.0% of total assets and 3.2% of gross loans. Comparatively, nonperforming assets were $21.5 million, or 2.4% of total assets and 4.2% of gross loans at December 31, 2012. Nonaccrual loans decreased $4.1 million to $11.1 million at December 31, 2013 from $15.2 million at December 31, 2012.

Potential problem loans, which are not included in nonperforming loans, amounted to approximately $12.0 million, or 2.2% of total loans outstanding at December 31, 2013, compared to $18.1 million, or 3.5% of total loans outstanding at December 31, 2012. Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower's ability to comply with present repayment terms.

Substantially all of the nonaccrual loans, accruing loans 90 days or more delinquent and accruing renegotiated loans for fiscal 2013 and 2012 are collateralized by real estate. The Bank utilizes third party appraisers to determine the fair value of collateral dependent loans. Our current loan and appraisal policies require the Bank to obtain updated appraisals on an annual basis, either through a new external appraisal or an internal appraisal evaluation. Impaired loans are individually reviewed on a quarterly basis to determine the level of impairment. We typically charge-off a portion or create a specific reserve for impaired loans when we do not expect repayment to occur as agreed upon under the original terms of the loan agreement. Management believes based on information known and available currently, the probable losses related to problem assets are adequately reserved in the allowance for loan losses.

Although nonperforming assets remain at an elevated level, credit quality indicators generally showed improvement during 2013 as the Company experienced reduced loan migrations to nonaccrual status, lower loss severity on individual problem assets and a significant reduction in nonperforming assets through December 31, 2013. The Company believes this general trend in reduced loans migrating into nonaccrual status is an indication of improving credit quality in the Company’s overall loan portfolio and a leading indicator of reduced credit losses going forward. Nevertheless, the Company can make no assurances that nonperforming assets will continue to improve in future periods. The Company continues to monitor the loan portfolio and foreclosed assets very carefully and is continually working to reduce its problem assets.

Allowance for Loan Losses

The allowance for loan losses is management’s estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Management determines the allowance based on an ongoing evaluation. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on non-impaired loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The allowance consists of specific and general components.

56

The general component covers nonimpaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by major loan category and is based on the actual loss history trends for the previous twelve quarters. The actual loss experience is supplemented with internal and external qualitative factors as considered necessary at each period and given the facts at the time. These qualitative factors adjust the twelve quarter historical loss rate to recognize the most recent loss results and changes in the economic conditions to ensure the estimated losses in the portfolio are recognized in the period incurred and that the allowance at each balance sheet date is adequate and appropriate in accordance with generally accepted accounting principles. Qualitative factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries for the most recent twelve quarters; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. Impaired loans are evaluated for impairment using the discounted cash flow methodology or based on the net realizable value of the underlying collateral. Impaired loans are individually reviewed on a quarterly basis to determine the level of impairment. See additional discussion in section “Nonperforming and Problem Assets” of the MD&A.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations or, if required by regulators, based upon information available to them at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates. To the extent actual outcomes differ from management’s estimates, additional provisions for loan losses could be required that could adversely affect the Bank’s earnings or financial position in future periods.

At December 31, 2013 and 2012, the allowance for loan losses was $8.1 million and $9.5 million, respectively, or 1.49% and 1.86% of outstanding loans, respectively. The allowance for loan losses as a percentage of our outstanding loan portfolio decreased primarily as a result of the overall improvement in the credit quality of our loan portfolio during 2013. Furthermore a negative provision of $860,000 was recorded primarily related to the removal of a specific reserve on an impaired loan relationship. The specific reserve was removed during the quarterly impairment analysis performed where it was determined that the net realizable value of the collateral was greater than the amortized cost of the loan. Management determined the reserve previously placed against this loan relationship should be reversed through a negative provision. During the year ended December 31, 2013, our net charged-off loans decreased $4.6 million to $569,000 as compared to net charge offs of $5.2 million during December 31, 2012. In conjunction with the reduced net charge offs experienced during the current year, our total nonaccrual loans decreased $4.1 million to $11.1 million at December 31, 2013 from $15.2 million at December 31, 2012. See Note 4 to the Consolidated Financial Statements for more information on our allowance for loan losses.

57

The following table summarizes the activity related to our allowance for loan losses for the five years ended December 31, 2013.

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Balance, beginning of period	$9,520	12,039	14,263	13,032	11,300
Provision for loan losses	(860)	2,707	10,735	30,755	10,460
Loan charge-offs:
Loans secured by real estate:
One-to-four family	(168)	(2,680)	(3,837)	(8,602)	(1,448)
Home equity	(28)	(319)	(211)	(873)	(1,039)
Commercial real estate	(269)	(1,432)	(3,548)	(3,614)	(1,052)
Construction and development	(765)	(1,506)	(6,043)	(15,267)	(3,442)
Consumer loans	(35)	(84)	(221)	(338)	(50)
Commercial business loans	(410)	(1,169)	(929)	(1,092)	(2,412)
Total loan charge-offs	(1,675)	(7,190)	(14,789)	(29,786)	(9,443)
Loan recoveries:
Loans secured by real estate:
One-to-four family	438	375	764	72	253
Home equity	1	—	—	—	114
Commercial real estate	126	231	182	8	45
Construction and development	110	740	203	64	259
Consumer loans	53	172	41	50	16
Commercial business loans	378	446	640	68	28
Total loan recoveries	1,106	1,964	1,830	262	715
Net loan charge-offs	(569)	(5,226)	(12,959)	(29,524)	(8,728)
Balance, end of period	$8,091	9,520	12,039	14,263	13,032

Allowance for loan losses as a percentage of loans receivable (end of period)	1.49%	1.86%	2.29%	2.38%	1.85%
Net charge-offs to average loans receivable, net	0.11%	1.05%	2.38%	4.61%	1.18%

The following table summarizes an allocation of the allowance for loan losses and the related percentage of loans outstanding in each category for the five years ended December 31, 2013.

	At December 31,
	2013		2012		2011		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Loans receivable:
One-to-four family	$2,472	32.60%	3,193	27.66%	3,978	23.10%	3,193	22.39%	3,420	22.71%
Home equity	231	4.19%	276	5.91%	550	6.52%	896	6.28%	640	7.00%
Commercial real estate	2,855	44.79%	3,315	45.52%	3,283	46.46%	6,371	44.67%	4,212	40.77%
Construction and development	1,418	11.87%	1,792	12.88%	2,695	14.09%	2,358	16.53%	3,383	20.19%
Consumer loans	42	0.54%	82	0.71%	210	0.94%	144	1.01%	218	1.16%
Commercial business loans	339	6.01%	862	7.32%	1,323	8.89%	1,301	9.12%	1,159	8.17%

Unallocated	734	—	—	—	—	—	—	—		—
Total	$8,091	100.00%	9,520	100.00%	12,039	100.00%	14,263	100.00%	13,032	100.00%

58

Mortgage Operations

Mortgage Activities and Servicing

Our mortgage banking operations are conducted through our mortgage origination subsidiary, Crescent Mortgage Company. Mortgage activities involve the purchase of mortgage loans and table funded originations for the purpose of generating gains on sales of loans and fee income on the origination of loans. While the Company originates residential one-to-four family loans that are held in its loan portfolio, the majority of new loans are generally sold pursuant to secondary market guidelines through our wholesale mortgage origination subsidiary, Crescent Mortgage Company. Generally, residential mortgage loans are sold and, depending on the pricing in the marketplace, servicing rights are either sold or retained. The level of loan sale activity and its contribution to the Company’s profitability depends on maintaining a sufficient volume of loan originations. Changes in the level of interest rates and the local economy affect the volume of loans originated by the Company and the amount of loan sales and loan fees earned. Discussion related to the impact and changes within the mortgage operations are provided in “Results of Operations” within Item 2. Additional segment information is provided in Note 19 “Supplemental Segment Information” to the consolidated financial statements included under Item 13.

Loan Servicing

We retain the rights to service loans we sell on the secondary market, as part of our mortgage banking activities, for which we receive service fee income. These rights are known as mortgage servicing rights, or MSRs, where the owner of the MSR acts on behalf of the mortgage loan owner and has the contractual right to receive a stream of cash flows in exchange for performing specified mortgage servicing functions. These duties typically include, but are not limited, to performing loan administration, collection, and default activities, including the collection and remittance of loan payments, responding to customer inquiries, accounting for principal and interest, holding custodial (impound) funds for the payment of property taxes and insurance premiums, counseling delinquent mortgagors, modifying loans and supervising foreclosures and property dispositions. We subservice the duties and responsibilities obligated to the owner of the MSR to a third party provider for which we pay a fee.

At December 31, 2013, the Company was servicing $2.0 billion of loans for others, a decrease from $2.2 billion at December 31, 2012. The decrease in loans serviced in the current year relates to a loan servicing sale where the Company sold $972.9 million in unpaid loan principal serviced for a net gain of $5.5 million.

We recognize the rights to service mortgage loans for others as an asset. We initially record the MSR at fair value and subsequently account for the asset at lower of cost or market using the amortization method. Servicing assets are amortized in proportion to, and over the period of, the estimated net servicing income and are carried at amortized cost. A valuation is performed by an independent third party on a quarterly basis to assess the servicing assets for impairment based on the fair value at each reporting date. The fair value of servicing assets is determined by calculating the present value of the estimated net future cash flows consistent with contractually specified servicing fees. This valuation is performed on a disaggregated basis, based on loan type and year of production. Generally, loan servicing becomes more valuable when interest rates rise (as prepayments typically decrease) and less valuable when interest rates decline (as prepayments typically increase). As discussed in detail in notes to the consolidated financial statements, we use an appropriate weighted average constant prepayment rate, discount rate, and other defined assumptions to model the respective cash flows and determine the fair value of the servicing asset at each reporting date. See Note 7 to the consolidated financial statements for further detail regarding the assumptions used in determining the economic estimated fair value of the mortgage servicing rights retained.

In aggregate, the net servicing asset had a balance of $10.9 million and $12.0 million at December 31, 2013 and 2012, respectively. The economic estimated fair value of the mortgage servicing rights was $17.7 and $18.1 million at December 31, 2013 and 2012, respectively. The amortization expense related to the mortgage servicing rights were $2.4 million and $1.5 million during the years ended December 31, 2013 and 2012, respectively.

59

Below is a roll-forward of activity in the balance of the servicing assets for the years ended December 31, 2013 and 2012 respectively:

	December 31,
	2013	2012
	(In thousands)
MSR beginning balance	$12,039	6,452
Amount capitalized	6,860	7,051
Amount sold	(5,547)	—
Amount amortized	(2,444)	(1,464)
MSR ending balance	$10,908	12,039

Losses on Mortgage Loans Previously Sold

Loans held for sale have primarily been fixed-rate single-family residential mortgage loans under contracts to be sold in the secondary market. In most cases, loans in this category are sold within thirty days of closing. Buyers generally have recourse to return a purchased loan to the Company under limited circumstances. Repurchases and losses on mortgage loans previously sold are recorded when the Company indemnifies or repurchases mortgage loans previously sold.  The representations and warranties in our loan sale agreements provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application or invalid market value on the collateral property due to deficiencies in the appraisal.  In addition to these representations and warranties, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an early payment default, or EPD.  In the event of an EPD, we are required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor.  Because the level of mortgage loan repurchase losses depends upon economic factors, investor demand strategies and other external conditions that may change over the life of the underlying loans, the level of the liability for mortgage loan repurchase losses is difficult to estimate and requires considerable management judgment.

The Company incurred losses of $1.2 million and $960,000 for indemnification and repurchase for the years ended December 31, 2013 and 2012, respectively.

The following table demonstrates the activity for the mortgage repurchase reserve for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
	(In thousands)
Beginning Balance	$4,882	3,623
Losses paid	(1,237)	(960)
Recoveries	26	30
Provision for buyback	2,438	2,189
Ending balance	$6,109	4,882

For the years ended December 31, 2013, and 2012, the Company recorded a provision for mortgage repurchase reserve expense of $2.4 million, and $2.2 million respectively. The provision for mortgage repurchase reserve of $2.4 during 2013 consisted of $1.0 million for current year sales and $1.4 million related to changes in estimates of prior year sales. The provision expense for mortgage repurchase reserve of $2.2 during 2012 consisted of $1.4 million for current year sales and $800,000 related to changes in estimates of prior year sales.

60

Deposits and Other Interest-Bearing Liabilities

We provide a range of deposit services, including noninterest-bearing demand accounts, interest-bearing demand and savings accounts, money market accounts and time deposits. These accounts generally pay interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. Deposits continue to be our primary funding source. At December 31, 2013 deposits totaled $697.6 million, an increase of $44.4 million, or 6.8%, from December 31, 2012. During 2013, the Company established a deposit relationship with its mortgage subservicing provider whereby the subservicer deposited impound funds totaling $31.9 million at December 31, 2013 at the Bank. These funds are included in interest-bearing deposits.

Our retail deposits represented $595.7 million, or 85.4% of total deposits at December 31, 2013, while our out-of-market, or brokered deposits, represented $101.9 million, or 14.6% of our total deposits. At December 31, 2012, retail deposits represented $583.3 million, or 89.3% of our total deposits, while our out-of-market, or brokered deposits, were $69.9 million, representing 10.7% of our total deposits.

The following table shows the average balance amounts and the average rates paid on deposits held by us.

	For the Years Ended December 31,
	2013		2012		2011
		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Interest-bearing demand accounts	$56,405	0.20%	41,361	0.27%	34,129	0.28%
Money market accounts	213,924	0.40%	199,062	0.62%	199,528	0.74%
Savings accounts	14,387	0.32%	9,468	0.50%	6,725	0.54%
Certificates of deposit less than $100,000	210,029	0.79%	249,413	0.94%	316,185	1.43%
Certificates of deposit of $100,000 or more	92,970	0.71%	57,278	0.81%	29,638	1.59%
Total interest-bearing average deposits	587,715	0.57%	556,582	0.75%	586,205	1.12%

Noninterest-bearing deposits	109,069		84,503		62,797
Total average deposits	$696,784		641,085		649,002

The maturity distribution of our time deposits of $100,000 or more is as follows:

	At December 31,
	2013	2012
	(In thousands)

Three months or less	$24,476	22,418
Over three through six months	5,422	25,063
Over six through twelve months	14,066	6,659
Over twelve months	44,080	31,883
Total certificates of deposits	$88,044	86,023

61

Borrowings and Other Interest-Bearing Liabilities

The following table outlines our various sources of borrowed funds during the years ended December 31, 2013, 2012, and 2011, and the amounts outstanding at the end of each period, the maximum amount for each component during the periods, the average amounts for each period, and the average interest rate that we paid for each borrowing source. The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any time during each of the periods shown.

			Maximum
		Period	Month	Average for the
	Ending	End	End	Period
	Balance	Rate	Balance	Balance	Rate
At or for the year ended December 31, 2013	(Dollars in thousands)
Short-term borrowed funds
Unsecured line of credit	$—	—	2,700	1,987	5.00%
Short-term FHLB advances	10,000	0.36%	73,000	17,513	0.27%
Mortgage loan warehouse line of credit	—	—	3,748	1,620	5.20%
Subordinated debenture, due 2020	300	2.70%	300	300	2.73%

Long-term borrowed funds
Long-term FHLB advances, due 2014 through 2021	57,500	0.42% - 4.00%	57,500	51,692	2.67%
Subordinated debentures, due 2016 through 2020	1,575	2.70%	11,875	9,404	1.99%
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	3.75%	5,155	5,155	3.75%
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	3.29%	10,310	10,310	3.57%

			Maximum
		Period	Month	Average for the
	Ending	End	End	Period
	Balance	Rate	Balance	Balance	Rate
At or for the year ended December 31, 2012	(Dollars in thousands)
Short-term borrowed funds
Unsecured line of credit	$2,750	4.75%	2,900	2,825	5.00%
Short-term FHLB advances	77,500	0.16% - .82%	70,000	29,754	0.33%
Mortgage loan warehouse line of credit	1,932	2.5% - 4.5%	23,612	10,442	4.43%
Temporary Liquidity Guarantee Program	—	—	20,400	2,508	3.08%
Subordinated debenture, due 2020	300	2.81%	300	300	2.18%

Long-term borrowed funds
Long-term FHLB advances, due 2013 through 2021	37,500	0.52% - 4.00%	55,000	50,765	3.46%
Subordinated debentures, due 2016 through 2020	11,875	1.84% - 2.81%	12,475	12,060	2.23%
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	3.75%	5,155	5,155	4.05%
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	3.39%	10,310	10,310	3.76%

62

			Maximum
		Period	Month	Average for the
	Ending	End	End	Period
	Balance	Rate	Balance	Balance	Rate
At or for the year ended December 31, 2011	(Dollars in thousands)
Short-term borrowed funds
Unsecured line of credit	$200	4.75%	200	200	5.17%
Short-term FHLB advances	40,000	0.14% - .35%	40,000	19,754	1.19%
Mortgage loan warehouse line of credit	2,584	3.5% - 6.25%	10,994	3,192	4.26%
Temporary Liquidity Guarantee Program	20,400	2.74%	20,400	20,399	2.74%
Subordinated debenture, due 2020	300	2.82%	300	300	2.75%

Long-term borrowed funds
Unsecured line of credit	2,750	4.75%	2,800	2,996	5.16%
Long-term FHLB advances, due 2013 through 2021	50,000	0.82% - 4.23%	80,000	74,141	3.56%
Subordinated debentures, due 2016 through 2020	12,175	1.90% - 2.82%	12,475	12,361	2.02%
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	3.75%	5,155	5,155	3.75%
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	3.45%	10,310	10,310	3.33%

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

The Company utilizes borrowing facilities in order to maintain adequate liquidity including: the FHLB of Atlanta advance window, the Federal Reserve Bank (“FRB”), federal funds purchased, and warehouse lines of credit. The Company also uses wholesale deposit products, including brokered deposits as well as national certificate of deposit services. Additionally, the Company has certain investment securities classified as available-for-sale that are carried at market value with changes in market value, net of tax, recorded through stockholders’ equity.

Lines of credit with the FHLB of Atlanta are based upon FHLB-approved percentages of Bank assets, but must be supported by appropriate collateral to be available. The Company has pledged first lien residential mortgage, second lien residential mortgage, residential home equity line of credit, commercial mortgage and multifamily mortgage portfolios under blanket lien agreements resulting in approximately $237.3 million of collateral for these advances. In addition, at December 31, 2013, the Company has pledged $12.3 million of securities for these advances. At December 31, 2013, collateral totaling $249.6 million was pledged to support FHLB advances. At December 31, 2013 the Company had FHLB advances of $67.5 million outstanding with excess collateral pledged to the FHLB during those periods that would support additional borrowings of approximately $88.6 million.

Lines of credit with the FRB are based on collateral pledged. The Company has pledged certain non-mortgage commercial, acquisition and development, and lot loan portfolios under blanket lien agreements resulting in approximately $52.0 million of collateral to the FRB for these advances. At December 31, 2013 the Company had lines available with the FRB for $38.7 million. At December 31, 2013 the Company had no FRB advances outstanding.

63

Capital Resources

The Company and the Bank are subject to numerous regulatory capital requirements administered by federal banking agencies. If these capital requirements are not met, regulators can initiate certain mandatory – and possibly additional discretionary – actions that, if undertaken, could affect operations. Under capital adequacy guidelines and the regulatory framework for corrective action, the Company and the Bank must meet certain capital guidelines, which involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings and certain other factors.

Quantitative measures set up by regulation to guarantee capital adequacy require the Company and the Bank to sustain minimum amounts and ratios of Tier 1 capital and total risk-based capital to risk-weighted assets and Tier 1 capital to total average assets. The Company and the Bank are required to maintain minimum Tier 1 capital and total risk-based capital to risk-weighted assets, and Tier 1 capital to total average assets of 4%, 8%, and 4%, respectively. To be considered “well capitalized”, the Company and the Bank must maintain at least Tier 1 capital and total risk-based capital to risk-weighted assets, and Tier 1 capital to total average assets of 6%, 10%, and 5%, respectively. As of December 31, 2013, the Company and the Bank are considered “well capitalized” under regulatory capital adequacy guidelines.

The actual capital amounts and ratios as well as minimum amounts for each regulatory defined category for the Company and the Bank at December 31, 2013 and 2012 are as follows:

			Required to be
			Categorized		Required to be
			Adequately		Categorized
	Actual		Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

December 31, 2013
Carolina Financial Corporation
Tier 1 capital (to risk weighted assets)	$99,602	15.42%	25,834	4.00%	N/A	N/A
Total risk based capital (to risk weighted assets)	108,650	16.82%	51,668	8.00%	N/A	N/A
Tier 1 capital (to total average assets)	99,602	11.15%	35,732	4.00%	N/A	N/A

CresCom Bank
Tier 1 capital (to risk weighted assets)	98,301	15.26%	25,763	4.00%	38,645	6.00%
Total risk based capital (to risk weighted assets)	107,327	16.66%	51,526	8.00%	64,408	10.00%
Tier 1 capital (to total average assets)	98,301	11.01%	35,706	4.00%	44,632	5.00%

December 31, 2012
Carolina Financial Corporation	$82,839	13.11%	25,266	4.00%	N/A	N/A
Tier 1 capital (to risk weighted assets)	98,030	15.52%	50,532	8.00%	N/A	N/A
Total risk based capital (to risk weighted assets)	82,839	9.65%	34,322	4.00%	N/A	N/A
Tier 1 capital (to total average assets)

CresCom Bank	85,537	13.57%	25,222	4.00%	37,833	6.00%
Tier 1 capital (to risk weighted assets)	100,714	15.97%	50,445	8.00%	63,056	10.00%
Total risk based capital (to risk weighted assets)	85,537	10.01%	34,171	4.00%	42,713	5.00%
Tier 1 capital (to total average assets)

In December 2010, the Basel Committee on Banking Supervision, or BCBS, an international forum for cooperation on banking supervisory matters, announced the “Basel III” capital standards, which substantially revised the existing capital requirements for banking organizations. Modest revisions were made in June 2011. The Basel III standards operate in conjunction with portions of standards previously released by the BCBS and commonly known as “Basel II” and “Basel 2.5.” On June 7, 2012, the Federal Reserve, the OCC, and the FDIC requested comment on these proposed rules that, taken together, would implement the Basel regulatory capital reforms through what we refer to herein as the “Basel III capital framework.”

64

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an “interim” final rule. The rule will apply to all national and state banks and savings associations and most bank holding companies and savings and loan holding companies, which we collectively refer to herein as “covered” banking organizations. Bank holding companies with less than $500 million in total consolidated assets are not subject to the final rule, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. In certain respects, the rule imposes more stringent requirements on “advanced approaches” banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted in to the Basel II capital regime. The requirements in the rule will begin to phase on January 1, 2014, for advanced approaches banking organizations, and on January 1, 2015, for other covered banking organizations. The requirements in the rule will be fully phased in by January 1, 2019.

Management expects to comply with the final rules when issued and effective. To prepare for the implementation of the new capital rules, management continues to build capital through retained earnings and is evaluating strategies to maximize the Company’s capital under the Basel III NPR.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the three years ended December 31, 2013.

	For the Years Ended December 31,
	2013	2012	2011

Return on average assets	1.89%	2.02%	-0.11%
Return on average equity	22.04%	31.25%	-2.07%
Average equity to average assets ratio	8.58%	6.45%	5.48%

The following table provides the amount of dividends and payout ratios (dividends declared divided by net income) for the year ended December 31, 2013. The Company has not paid a dividend to stockholders prior to 2013.

Years Ended
December 31, 2013

Shareholder dividend payments	$401,000
Dividend payout ratios	2.38%

We retain earnings to have capital sufficient to grow our loan and investment portfolios and to support certain acquisitions or other business expansion opportunities as they arise. The dividend payout ratio is calculated by dividing dividends paid during the year by net income for the year.

Market Risk Management and Interest Rate Risk

The effective management of market risk is essential to achieving the Company’s objectives. As a financial institution, the Company’s most significant market risk exposure is interest rate risk. The primary objective of managing interest rate risk is to minimize the effect that changes in interest rates have on net income. This is accomplished through active asset and liability management, which requires the strategic pricing of asset and liability accounts and management of appropriate maturity mixes of assets and liabilities. The expected result of these strategies is the development of appropriate maturity and re-pricing opportunities in those accounts to produce consistent net income during periods of changing interest rates. The Bank’s asset/liability management committee, or ALCO, monitors loan, investment and liability portfolios to ensure comprehensive management of interest rate risk. These portfolios are analyzed for proper fixed-rate and variable-rate mixes under various interest rate scenarios. The asset/liability management process is designed to achieve relatively stable net interest margins and assure liquidity by coordinating the volumes, maturities or re-pricing opportunities of interest-earning assets, deposits and borrowed funds. It is the responsibility of the ALCO to determine and achieve the most appropriate volume and mix of interest-earning assets and interest-bearing liabilities, as well as ensure an adequate level of liquidity and capital, within the context of corporate performance goals. The ALCO meets regularly to review the Company’s interest rate risk and liquidity positions in relation to present and prospective market and business conditions, and adopts funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity as a result of fluctuations in interest rates is within acceptable standards. The Board of Directors also sets policy guidelines and establishes long-term strategies with respect to interest rate risk exposure and liquidity.

65

The Company uses interest rate sensitivity analysis to measure the sensitivity of projected net interest income to changes in interest rates. Management monitors the Company’s interest sensitivity by means of a computer model that incorporates current volumes, average rates earned and paid, and scheduled maturities, payments of asset and liability portfolios, together with multiple scenarios of prepayments, repricing opportunities and anticipated volume growth. Interest rate sensitivity analysis shows the effect that the indicated changes in interest rates would have on net interest income as projected for the next twelve months under the current interest rate environment. The resulting change in net interest income reflects the level of sensitivity that net interest income has in relation to changing interest rates.

As of December 31, 2013, the following table summarizes the forecasted impact on net interest income using a base case scenario given upward movements in interest rates of 100, 200, and 300 basis points based on forecasted assumptions of prepayment speeds, nominal interest rates and loan and deposit repricing rates. Downward movements do not appear to be applicable due to the low interest rate environment experienced during 2013. Estimates are based on current economic conditions, historical interest rate cycles and other factors deemed to be relevant. However, underlying assumptions may be impacted in future periods which were not known to management at the time of the issuance of the Consolidated Financial Statements. Therefore, management’s assumptions may or may not prove valid. No assurance can be given that changing economic conditions and other relevant factors impacting our net interest income will not cause actual occurrences to differ from underlying assumptions. In addition, this analysis does not consider any strategic changes to our balance sheet which management may consider as a result of changes in market conditions.

		Annualized Hypothetical
Interest Rate Scenario		Percentage Change in
Change	Prime Rate	Net Interest Income
0.00%	3.25%	0.00%
1.00%	4.25%	2.00%
2.00%	5.25%	4.50%
3.00%	6.25%	6.20%

The primary uses of derivative instruments are related to the mortgage banking activities of the Company. As such, the Company holds derivative instruments, which consist of rate lock agreements related to expected funding of fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. The Company’s objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the interest rate lock commitments and the mortgage loans that are held for sale. Derivatives related to these commitments are recorded as either a derivative asset or a derivative liability in the balance sheet and are measured at fair value. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments recorded in current period earnings in net unrealized gain (loss) on derivatives within the noninterest income of the consolidated statements of operations.

Derivative instruments not related to mortgage banking activities, including financial futures commitments and interest rate swap agreements that do not satisfy the hedge accounting requirements are recorded at fair value and are classified with resultant changes in fair value being recognized in noninterest income in the consolidated statement of operations.

When using derivatives to hedge fair value and cash flow risks, the Company exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. The Company analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. The Company seeks to minimize credit risk by dealing with highly rated counterparties and by obtaining collateralization for exposures above certain predetermined limits. If significant counterparty risk is determined, the Company would adjust the fair value of the derivative recorded asset balance to consider such risk.

66

The derivative positions of the Company at December 31, 2013 and 2012 are as follows:

	At December 31,
	2013		2012
	Fair	Notional	Fair	Notional
	Value	Value	Value	Value
	(In thousands)
Derivative assets:
Mortgage loan interest rate lock commitments	$—	—	4,783	289,584
Mortgage loan forward sales commitments	106	20,516	1,692	59,177
Mortgage-backed securities forward sales commitments	878	88,000	67	308,000
Interest rate swaps	428	20,000	—	—
	$1,412	128,516	6,542	656,761
Derivative liabilities:
Mortgage loan interest rate lock commitments	$55	103,614	—	—

Contractual Obligations

The following table presents payment schedules for certain of our contractual obligations as of December 31, 2013. Operating lease obligations of $2.1 million pertain to banking facilities and equipment. Certain lease agreements include payment of property taxes and insurance and contain various renewal options. Additional information regarding leases is contained in Note 12 of the audited consolidated financial statements.

		Less than	1 to 3	3 to 5	More than
	Total	1 Year	Years	Years	5 Years
	(Dollars in thousands)

Advances from FHLB	$67,800	10,300	17,500	10,000	30,000
Subordinated debentures	1,875	300	600	600	375
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	—	—	—	5,155
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	—	—	—	10,310
Operating lease obligations	2,147	604	421	857	265
Total	$87,287	11,204	18,521	11,457	46,105

Accounting, Reporting, and Regulatory Matters

Information regarding recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of the financial information by the Company are included in Note 1 of the audited consolidated financial statements.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. As discussed previously, we seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

67

Item 3.  Properties

Our main office is located at 288 Meeting Street, Charleston, South Carolina 29401-1575.  In addition, the Bank operates 11 additional branches located along the coastal region of South Carolina.  The addresses of these offices are provided below. In addition to our main office and branches, we also operate Crescent Mortgage Company, which is headquartered in Atlanta, Georgia, and Carolina Services Corporation of Charleston, with Carolina Services Corporation’s operations conducted from our West Ashley location. We believe these premises will be adequate for present and anticipated needs and that we have adequate insurance to cover our owned and leased premises. For each property that we lease, we believe that upon expiration of the lease we will be able to extend the lease on satisfactory terms or relocate to another acceptable location.

Office	Address	City, State, Zip	Lease/Own
Myrtle Beach Office	991 38th Avenue N.	Myrtle Beach, South Carolina 29577	Own
North Myrtle Beach Office	700 Main Street	North Myrtle Beach, South Carolina 29582	Land Lease
Conway Office	2069 Highway 501 East	Conway, South Carolina 29526	Land Lease
Garden City Office	2636 South Highway 17 Business	Garden City, South Carolina 29576	Own
Meeting Street Office	288 Meeting Street	Charleston, South Carolina 29401-1575	Lease
West Ashley Office	884 Orleans Road	Charleston, South Carolina 29407-4937	Own
James Island Office	430 Folly Road	Charleston, South Carolina 29412-2641	Own
Summerville Office	200 North Cedar Street	Summerville, South Carolina 29483-6404	Own
Mount Pleasant Office	1492 Stuart Engals Blvd	Mt. Pleasant, South Carolina 29464	Own
North Charleston Office	8485 Dorchester Road	N. Charleston, South Carolina 29420-7307	Own
Litchfield/Pawleys Island Office	13021 Ocean Highway	Pawleys Island, South Carolina 29585	Own
St. George Office	5561 Memorial Boulevard	St. George, South Carolina 29477	Own
Crescent Mortgage Company	5901 Peachtree Dunwoody Road NE	Atlanta, Georgia 30328	Lease

68

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company with respect to beneficial ownership of our common stock as of April 1, 2014, for (i) each of the Company’s current directors, (ii) each of the Company’s named executive officers, (iii) each holder of 5.0% or greater of the Company’s common stock, and (iv) all of the Company’s current directors and executive officers. Unless otherwise indicated, the mailing address of each beneficial owner is Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401-1575.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of April 1, 2014 includes shares of common stock that such person or group had the right to acquire options that are exercisable on or within 60 days after April 1, 2014. References to options in the footnotes of the table below include only options to purchase shares outstanding as of April 1, 2014 that were exercisable on or within 60 days after April 1, 2014. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of actual shares of common stock outstanding totaling 4,019,104 on April 1, 2014, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 1, 2014. The number of shares beneficially owned shown below have been adjusted to reflect the two-for-one stock split declared on January 15, 2014 for stockholders of record as February 10, 2014 and payable on February 28, 2014.

Name	Number of Shares Beneficially Owned (1)(2)(3)(4)		Percent of Beneficial Ownership
Directors and Named Executive Officers
William H. Alford	16,590		0.41%
Howell V. Bellamy, Jr.	14,800		0.37%
W. Scott Brandon	56,824		1.41%
Robert G. Clawson, Jr.	62,150		1.55%
Jeffery L. Deal, M.D.	25,950		0.65%
G. Manly Eubank	90,924		2.26%
M. J. Huggins, III	23,370		0.58%
Michael P. Leddy	50,600		1.26%
Robert M. Moïse, CPA	55,548		1.38%
David L. Morrow	71,704		1.78%
Thompson E. Penney	10,600		0.26%
Jerold L. Rexroad	125,480		3.12%
Benedict P. Rosen	30,200		0.75%
John D. Russ	178,860		4.45%
Lt. General Claudius E. Watts, III (USAF - Retired)	43,386		1.08%
Bonum S. Wilson, Jr.	62,546		1.56%
All Directors and Executive Officers as a Group (20 persons)	994,704	(5)	24.75%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, holds in an IRA or SEP, or holds in a trust as trustee for the benefit of himself, unless otherwise indicated in these footnotes.

(2)	Includes unvested shares of restricted stock, as to which the directors and executive officers have full voting privileges. The shares are as follows: Mr. Alford, 400 shares; Mr. Bellamy, 400 shares; Mr. Brandon, 400 shares; Mr. Clawson, 400 shares; Mr. Deal, 400 shares; Mr. Eubank, 400 shares; Mr. Huggins, 8,000 shares; Mr. Moise, 400 shares; Mr. Morrow, 24,000 shares; Mr. Rexroad, 32,000 shares; Mr. Rosen, 400 shares; Lt. General Watts, 400 shares; and Mr. Wilson, 400 shares.

(3)	Includes shares that may be acquired within 60 days of April 1, 2014 by exercising vested stock options or unvested stock options that will vest within 60 days of April 1, 2014. The shares are as follows: Mr. Clawson, 320 shares; Mr. Deal, 320 shares; Mr. Eubank, 160 shares; Mr. Huggins, 1,370 shares; Mr. Moise, 320 shares; Mr. Morrow, 5,478 shares; Mr. Rexroad, 16,438 shares; and Mr. Wilson, 400 shares.

(4)	Excludes shares of common stock owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Clawson, 5,530 shares; Mr. Eubank, 4,000 shares; and Mr. Rexroad, 2,500 shares.

(5)	Excludes 334,612 shares of common stock held by nine directors of the Bank or the Company’s other subsidiaries who are not directors or executive officers of the Company.

69

Item 5.  Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of April 1, 2014:

Name	Age	Position
William H. Alford	61	Director (1)
Howell V. Bellamy, Jr.	77	Director (1)
W. Scott Brandon	50	Director (2) (4) (5) (6)
Robert G. Clawson, Jr.	71	Director (3)
Jeffery L. Deal, M.D.	59	Director (1) (2) (3) (5)
G. Manly Eubank	77	Director (2) (4) (6)
William A. Gehman, III	53	Executive Vice President and Chief Financial Officer
M. J. Huggins, III	51	Executive Vice President and Secretary
Michael P. Leddy	70	Director (2) (5)
Robert M. Moïse, CPA	65	Director (1) (4) (5) (6)
David L. Morrow	63	Director; Executive Vice President (4) (6)
Thompson E. Penney	63	Director (2) (3)
Jerold L. Rexroad	53	Director; President and Chief Executive Officer (4)(5)(6)
Benedict P. Rosen	77	Director (2) (3) (4) (5) (6)
John D. Russ	66	Director
Lt. General Claudius E. Watts, III (USAF, Retired)	77	Chairman of the Board of Directors (4) (6)
Bonum S. Wilson, Jr.	77	Director (1) (2) (3) (4) (6)

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the corporate governance and nominating committee

(4) Member of the executive committee

(5) Member of the finance and capital committee

(6) Member of the mergers and acquisitions committee

Our directors are also directors of the Bank with the exceptions of Messrs. Bellamy, Leddy, and Rosen who are directors of the Company only, and each of our executive officers are also executive officers of the Bank, although they may serve in different capacities at the Bank level, as described below. The business experience and background of each of our directors and executive officers is provided below. All such persons have held their present positions for at least the past five years, except as otherwise indicated.

William H. Alford has served as a member of our board of directors since 2001. Mr. Alford is Vice President of A&I Fire and Water Restoration Company in Myrtle Beach, South Carolina. Mr. Alford also serves as a board member of the Coastal Carolina University Educational Foundation and on the Executive Committee for North Eastern Strategic Alliance. Mr. Alford previously served as Chairman of the Board of Trustees of Coastal Carolina University, Chairman of Crescent Bank, Chairman of the Board of Trustees for Grand Strand Regional Medical Center, Chairman of the Horry County Railroad Task Force, and Chairman of the South Carolina Department of Transportation Commission. Mr. Alford also previously served as a board member of Santee Cooper, Chairman Emeritus of the Horry County Higher Education Commission, president of the Myrtle Beach Chamber of Commerce, president of Myrtle Beach Rotary Club, President of the Dunes Golf and Beach Club and Chairman of the Ocean View Memorial Foundation. Mr. Alford served in the United States Marine Corps and is a Vietnam Veteran. He holds a Bachelor of Arts degree from the University of South Carolina at Coastal Carolina University. His experience as chairman of the board of a public university, as well as chairman and director of a state government agency, enhance his ability to contribute to the Company as a director.

Howell “Skeets” V. Bellamy, Jr. has served as a member of the Company’s board of directors since 2001. Mr. Bellamy is a member of Bellamy, Rutenberg, Copeland, Epps, Gravely & Bowers, P.A., a full service law firm headquartered in Myrtle Beach, South Carolina. Mr. Bellamy is a member of the Horry County and American Bar Associations, the South Carolina Bar Association, the South Carolina Trial Lawyers Association, the Association of Trial Lawyers of America, and the Fourth Circuit Judicial Conference, and previously served as President of the Horry County Bar Association. He also previously served as a director of Anchor Bank. Mr. Bellamy holds a Bachelor of Arts degree from Davidson College and a Juris Doctor degree from the University of South Carolina. His extensive legal and previous experience as a director of a state-wide financial institution give him useful insights and a valuable understanding of the key markets we serve.

70

W. Scott Brandon has served as a member of our board of directors since 2001. Mr. Brandon is owner and CEO of The Brandon Agency, South Carolina's largest independently owned advertising agency. He is also owner of Intellistrand, an internet marketing company that buys, sells and monetizes intuitive domain names on the internet as well as Fuel Interactive, South Carolina’s first and largest interactive-only advertising agency. He is also a co-owner of Merit Associates which operates rental car franchises in Tampa, Florida and Myrtle Beach, SC. He holds a Bachelor of Science degree in Economics from Davidson College and a Juris Doctor degree from the University of South Carolina School of Law. He is a 2012 recipient of The American Advertising Federation’s Silver Medal Award for his outstanding contributions to advertising and creative excellence. Mr. Brandon currently serves on the Board of Directors for the Myrtle Beach Area Recovery Council and the Myrtle Beach Regional Economic Development Corporation. He is a past member of the Horry-Georgetown Technical College Board of Visitors, past board member of The E. Craig Wall School of Business Administration Board of Visitors, past board member of the American Heart Association (Coastal Chapter), past board member of the Better Business Bureau, past board member of the Salvation Army Horry County as well as the Myrtle Beach Haven. He is a current member of Young Presidents Organization and Chief Executives Organization. Mr. Brandon has substantial leadership and financial experience as founder of several successful businesses and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Robert G. Clawson, Jr. has served as a member of our board of directors since 1996. Mr. Clawson is a founding member of the law firm of Clawson and Staubes, LLC, and is a member of the South Carolina State Bar, the American Bar Association, the Metropolitan Exchange Club, and The Hibernian Society. Mr. Clawson is admitted to practice law before the South Carolina Supreme Court, the U.S. District Court for the District of South Carolina, the U.S. Court of Appeals for the Fourth Circuit, the U.S. Court of Federal Claims, the U.S. Tax Court, and the U.S. Court of International Trade. Mr. Clawson previously served as President of the South Carolina Municipal Attorneys Association and the College of Charleston Cougar Club. He is a graduate of the University of North Carolina and the University of South Carolina School of Law. Mr. Clawson’s qualification as a member of the board of directors is primarily attributed to his experience in founding a successful law practice and his extensive legal experience.

Jeffery L. Deal, M.D. has served as a member of our board of directors since 1996. Dr. Deal is an anthropologist and physician and serves as Director of Health Studies for Water Missions International, a non-profit non-governmental organization that provides water and sanitation for developing areas. Dr. Deal is a founding partner of Charleston ENT, and previously served as President of the Medical Staff of Bon Secours-St. Francis Hospital, Medical Director of a startup medical facility in South Sudan, and several other related positions. Dr. Deal is a Fellow in the American College of Surgeons, a Fellow in the American Academy of Otolaryngology - Head and Neck Surgery, and a Fellow in the Royal Society of Tropical Medicine. Dr. Deal is a graduate of the Medical University of South Carolina and completed his residency at the National Naval Medical Center in Bethesda, Maryland. He brings to the board of directors insights relative to the challenges and opportunities facing small businesses and healthcare professionals within our market areas.

G. Manly Eubank has served as a member of our board of directors since 1996. Mr. Eubank is Chairman of Palmetto Ford, Inc. and has been in the automotive business in Charleston for over 44 years. Mr. Eubank previously served as President of the Charleston Metro Chamber of Commerce and President of the South Carolina Automobile Dealers Association. Mr. Eubank is a graduate of Wofford College. His experience as the founder of a successful business and his involvement in leadership positions in his trade organization enhance his ability to serve on the board of directors.

Michael P. Leddy has served as a member of the Company’s board of directors since 2013. Prior to joining the board of directors, Mr. Leddy was the President and Chief Executive Officer of Crescent Mortgage Company from 2008 until 2011. Mr. Leddy has more than 40 years of mortgage banking experience and was a founding team member in the formation of Arvida Mortgage, a subsidiary of Walt Disney Productions. Mr. Leddy was briefly retired from 2011 until he joined the Company’s board in 2013. Mr. Leddy served in the U.S. Navy on board the USS Thomas Jefferson. Mr. Leddy holds a Bachelors of Science degree in finance from University of Central Florida and a Juris Doctor degree from Atlanta Law School. Mr. Leddy’s qualification as a member of the board of directors is primarily attributed to his experience in founding two mortgage companies and previously holding the position of CEO of Crescent Mortgage Company, as well as his vast knowledge of the mortgage industry.

71

Robert M. Moïse has served as a member of our board of directors since 1996.  Mr. Moïse is a partner in WebsterRogers LLP in the Charleston office.  He holds Bachelor of Science and Master of Accountancy degrees from the University of South Carolina and has been admitted to practice before the United States Tax Court.  He serves as Treasurer of the Coastal Council BSA, is the Secretary of the Coastal Boys Council Board, and a counselor at Camp Happy Days.  He is a member of the American Institute of Certified Public Accountants, serving on their national Tax Practice Responsibilities Committee and is a member of the South Carolina Association of Certified Public Accountants.  Mr. Moïse also continues to serve as a member of the Charleston County Business License Appeals Board. Mr. Moïse brings to the board of his 40 years of financial expertise and his business skills. His finance and accounting expertise also qualify him to serve as chairman of the Company’s audit committee and to be considered an “audit committee financial expert”.

David L. Morrow has served as an Executive Vice President of the Company since 2004 and has served as a member of our board of directors since 2001.  Mr. Morrow is also President and Chief Executive Officer of CresCom Bank.  He is a graduate of Clemson University with a Bachelor of Science degree and has more than 41 years of experience in banking and financial institution management in South Carolina.  Prior to founding Crescent Bank, a predecessor to CresCom Bank, he served as President of Carolina First Savings Bank and also as Executive Vice President and member of the Board of Directors of Carolina First Bank.  He is currently a member of the Board of Directors for the South Carolina Museum Foundation, a member of the Board of Clemson University’s Professional Advancement and Continuing Education (PACE) program and a member of the Board of Advisors of the Hollings Cancer Center at the Medical University of South Carolina.  He is also a past Board member of the Storm Eye Institute at the Medical University of South Carolina and a past member of the Board of Directors of Leadership South Carolina.  His 40 years of experience in financial institute management, including previous service as a director and president of a state-wide financial institution and CEO of both predecessor banks of CresCom Bank, provide a valuable perspective as a director.

Thompson E. “Thom” Penney has served as a member of our board of directors since 2013. A native of Charleston, Mr. Penney has more than 39 years of experience in the architectural field, serving as the president and chief executive officer of LS3P Associates LTD since 1989. Under Penney’s leadership, LS3P has grown to become a firm consistently recognized by Engineering News and Record as one of the Top 500 Design Firms and Top 50 Architectural Firms in the United States. A graduate of Clemson University with a bachelor’s degree and master’s degree in architecture, Penney has made significant contributions to the Charleston community and the architecture industry, having served as chairman of the Charleston Metro Chamber of Commerce and national president of the American Institute of Architects. He is also on the boards of the South Carolina Aquarium, the Charleston Regional Development Alliance and is Vice Chair of the Trident CEO Council. Mr. Penney brings to the Board of Directors leadership experience in one of the largest architectural firms in the United States. Also, Mr. Penney has served as President of his national trade organization.

Jerold L. Rexroad has served as the Company’s President and Chief Executive Officer since 2012 and as a director since 2012. Mr. Rexroad also serves as Senior Executive Vice President and Chief Administrative Officer of the Bank and Chief Executive Officer and Chairman of the Board of Crescent Mortgage Company. Mr. Rexroad joined the Company in May 2008 as Executive Vice President. Mr. Rexroad began his career in 1982 with Peat, Marwick, Mitchell and Co., a predecessor to the international accounting firm KPMG LLP, and is a Certified Public Accountant with over 20 years of experience in financial institution management. He became a KPMG partner in 1994 with responsibilities for all financial institutions in South Carolina. In 1995, Mr. Rexroad joined Coastal Financial Corporation as Executive Vice President and Chief Financial Officer. Under his oversight, the bank grew organically from $375 million in total assets to over $1.8 billion in total assets. Coastal Financial Corporation was sold to BB&T in 2007. Mr. Rexroad is a member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants. Mr. Rexroad is a graduate of Bob Jones University, cum laude. Mr. Rexroad is a director of the Myrtle Beach Economic Development Corporation. His leadership experience, including over 30 years of experience in public accounting and financial institution management, as well as his service as the chief financial officer of a public bank holding company, enhance his ability to serve on the board of directors. These roles have required industry expertise combined with operational and global management expertise.

Benedict P. Rosen has served as a member of the Company’s board of directors since 2001, and he also serves as a director of Crescent Mortgage Company. Mr. Rosen served as Chairman of the board of directors for AVX Corporation from 1997 until 2008, Chief Executive Officer of AVX from 1993 until 2001, and President of AVX from 1993 until 1997. From 1994 to 2001, Mr. Rosen served as Representative Director of Kyocera Corporation of Japan. Mr. Rosen is on the Board of Sea Mist Resorts and also serves as Chairman of the Board of Trustees for Brookgreen Gardens. Mr. Rosen received a Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology in 1958. His experience as a chairman of the board and CEO of a large public technology company provide a valuable perspective as a director. These roles have required industry expertise combined with operational and global management expertise. Mr. Rosen has also served on the boards of several other public companies as a director.

72

John D. Russ was co-founder of Community FirstBank and Carolina Financial Corporation in 1997 and served as Chief Executive Officer of the Company from 2003 to 2012. He is a 1970 graduate of the University of South Carolina, with over 40 years of banking experience in the Charleston market. He is a member of the Payments Advisory Council of the Federal Reserve Bank of Richmond. He is a member of the American Bankers Association Membership and Government Relations Committees. Mr. Russ is also a member of the Carolina Yacht Club, The Hibernian Society, and the Metropolitan Exchange Club. He is a member of the Citizens Advisory Council of the Hollings Cancer Center at MUSC and a member of the Boards of both the Metro Charleston Chamber of Commerce and of the Trident United Way. Mr. Russ currently serves as the Treasurer of the Trident United Way. His unique experience as a co-founder of the Company and one of the Bank’s predecessor banks provides a valuable perspective as a director.

Lt. General Claudius E. Watts, III (USAF, Retired) has served as a member of our board of directors since 1996, and as Chairman of the board since 2008. Lt. General Watts also serves as Chairman of the board of the Bank. Lt. General Watts served 31 years in the United States Air Force and accumulated more than 7,000 hours as a pilot. Upon retiring from active duty, Lt. General Watts served as the President of The Citadel from June 23, 1989 until August 31, 1996. While with the Air Force, Lt. General Watts served as Comptroller of the Air Force and Chairman of the board of directors of the Army Air Force Exchange Services. Prior to that, he was an airlift wing commander, the chief planner for The Military Airlift Command and then Director of the Budget for The US Air Force. Lt. General Watts previously served as a member of the NCAA Council, the South Carolina Council of College Presidents, board of directors of the Air Force Aid Society and the National board of directors of the Aerospace Education Foundation. Lt. General Watts earned a Bachelor of Arts degree in political science from The Citadel in 1958, and attended the London School of Economics and Political Science as a Fulbright scholar. The General also earned a master’s degree in business administration from the Stanford University Graduate School of Business in 1967. His finance and accounting expertise as the Controller for the United States Air Force, as well as his military leadership experience, also qualify him to serve as chairman of the board of the Company.

Bonum S. Wilson, Jr. has served as a member of our board of directors since 1996. Mr. Wilson is a venture capitalist, and previously served as President of the Exchange Club of Charleston and Chairman of the Bishop Gadsden Retirement Center. Prior to becoming a venture capitalist, Mr. Wilson was the Group Vice President of Latin America, Asia/Pacific and South Africa for the Carborundum Company, a division of BP Corporation. Mr. Wilson holds a Bachelor of Science degree in Ceramic Engineering from Clemson University. Mr. Wilson’s qualification as a member of the board of directors is primarily attributed to his financial expertise and his entrepreneurial skills. Additionally, Mr. Wilson has founded a successful international company which has required a level of industry expertise.

Other than Messrs. Morrow and Rexroad, for which disclosure is provided above, the following provides information regarding our other executive officers:

William A. Gehman, III has served as our Executive Vice President and Chief Financial Officer since 2012. Prior to being promoted to Chief Financial officer, Mr. Gehman was the Company’s Controller from 2008 to 2012. Mr. Gehman is also the Chief Financial Officer of the Bank, Crescent Mortgage Company and Carolina Services Corporation. Mr. Gehman, a Certified Public Accountant with over 12 years of experience in financial institutions, spent over nine years with Peat, Marwick, Mitchell & Co., after which he joined Coastal Financial Corporation in 2002 as Senior Vice President and Corporate Controller, where his responsibilities included public and regulatory reporting. Mr. Gehman is a member of the American Institute of Certified Public Accountants, the South Carolina Association of Certified Public Accountants, and the Financial Managers Society, Inc. Mr. Gehman is a graduate of Liberty Baptist College.

M.J. Huggins, III has served as our Executive Vice President since 2010 and Secretary since 2012. Mr. Huggins is also a founding board member and former President, Chief Credit Officer and Secretary of Crescent Bank. Prior to joining us and assisting in the founding of the Bank, Mr. Huggins served as Area Executive and Senior Vice President of Carolina First Bank, responsible for commercial and retail operations from Georgetown to Myrtle Beach, South Carolina. Prior to his tenure with Carolina First Bank, Mr. Huggins worked for C & S Bank. Mr. Huggins is a board member of the Wall College Board of Visitors at Coastal Carolina University and member of the Community Banker’s Counsel with the South Carolina Banker’s Association. Mr. Huggins is a graduate of Coastal Carolina University and The Graduate School of Banking at Louisiana State University.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

73

Board Committees

Our board of directors has the following committees: an audit committee, a compensation committee, a corporate governance and nominating committee, an executive committee, a finance and capital committee, and a mergers and acquisitions committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Moïse, Alford, Bellamy, Deal and Wilson. Each member of the audit committee is an independent director pursuant to the audit committee charter.  Mr. Moïse is the chairman of our audit committee, is our audit committee financial expert as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of NASDAQ.  The designation does not impose on Mr. Moïse any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	reviewing the effectiveness of the Company’s internal control, audit, and risk management functions;
•	ensuring that significant findings and recommendations communicated by internal auditors and management’s proposed corrective actions are received, discussed and acted upon;
•	holding an executive session with the internal auditor as part of every committee meeting, without management present, to discuss any matters the committee or internal auditor believes should be discussed privately;
•	appointing an external auditor to conduct the Company’s independent audit process and assessing the performance of the Company’s independent auditor;
•	confirming the independence of the external auditor selected;
•	reviewing the Company’s annual report prepared by the Company’s independent auditors;
•	discussing the Company’s annual report in detail with the Company’s independent auditors and with management;
•	recommending to the full board any action to be taken following the independent audit;
•	providing an avenue of communication among the internal auditors, external auditors, and board of directors;
•	reviewing the Company’s process for monitoring compliance with relevant laws and regulations;
•	reviewing the results of examinations performed by regulatory agencies; and
•	instituting and overseeing special investigations, as needed.

Compensation Committee

Our compensation committee is comprised of Messrs. Penney, Brandon, Deal, Eubank, Leddy, Rosen, and Wilson. Mr. Penney is the chairman of our compensation committee. With the exception of Mr. Brandon, each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for, among other things:

•	establishing compensation policies and guidelines;
•	ensuring compliance with the compensation policies of all applicable banking regulators;
•	administering and establishing incentive plans of the Company;
•	reviewing the chief executive officer’s mission and objectives and considering succession for the chief executive officer and other senior executives, officers and business unit managers;
•	conducting an annual evaluation of the performance of the chief executive officer and other senior executives, officers, and business unit managers;
•	annually reviewing and establishing base salary and incentive bonus levels of the chief executive officer and other executive officers of the Company;
•	annually evaluating director compensation and establishing the appropriate level of director compensation, including compensation for service as a member or chair of a board committee;
•	reviewing and approving contracts of employment or related contracts with directors who are executive officers;

74

•	reviewing and approving the terms of any compensation package in the event of early termination of the contract of any executive officer;
•	reviewing and approving the Company’s severance programs and change in control agreements;
•	providing and approving the report of the compensation committee for inclusion in the Company’s annual proxy statement;
•	reviewing the executive compensation section of the Company’s annual proxy statement;
•	reviewing and reassessing the adequacy of its charter and the Company’s compensation philosophy; and
•	reviewing and evaluating its performance and the independence of its members.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is comprised of Messrs. Deal, Clawson, Penney, Rosen, and Wilson. Dr. Deal is the chairman of our corporate governance and nominating committee. Our corporate governance and nominating committee is responsible for, among other things:

•	recommending to the board criteria for the selection of new directors, evaluating the qualifications and independence of potential candidates for director, including any nominees submitted by stockholders in accordance with the provisions of the Company’s certificate of incorporation and bylaws, and recommending to the board a slate of nominees for election by stockholders at the annual meeting of stockholders;
•	recommending to the board a nominee to be considered to fill a board vacancy or a newly created directorship resulting from any increase in the authorized number of directors;
•	recommending to the board standards for determining director independence consistent with applicable legal or regulatory corporate governance requirements and reviewing and assessing those standards on a periodic basis;
•	reviewing the qualifications and independence of the members of the board and its various committees on a regular basis and making any recommendations it may deem appropriate concerning changes in the composition of the board and its committees;
•	identifying potential candidates for nomination as directors;
•	overseeing the orientation and continuing education of directors;
•	annually recommending to the board director nominees for each board committee;
•	advising the board on removal of any board committee members;
•	overseeing the annual self-assessment of the board and its committees;
•	reviewing and reassessing the adequacy of the corporate governance principles of the Company and recommending any proposed changes to the board for approval;
•	reviewing and assessing the Company’s compliance with the corporate governance principles; and
•	reviewing and determining whether to recommend for approval to the board any proposed changes to the Company’s certificate of incorporation or bylaws.

Executive Committee

Our executive committee is comprised of Messrs. Watts, Brandon, Eubank, Moïse, Morrow, Rexroad, Rosen and Wilson. Lt. General Claudius E. Watts, III is the chairman of our executive committee. Our executive committee is responsible for, among other things:

•	between meetings of the board, exercising authority on behalf of the board provided that it is otherwise impracticable for the full board to act;
•	assisting the board in monitoring the Company’s operations and strategic initiatives with respect to all matters not specifically delegated to other board committees;
•	assisting the chairman annually in the establishment of annual goals and objectives for the CEO of the Company for submission to the board of directors;
•	consulting with the CEO and other members of senior management as necessary to review on a periodic basis the operations and strategies of the Company;
•	reviewing with management prior to submission to the board of directors those matters requiring board approval that are not otherwise referred to other committees of the board;
•	in the event of the unavailability of the board, assisting, as appropriate, executive management in dealing with crisis situations within the Company;

75

•	annually reviewing with management the proposed budget for the Company and making recommendations to the board of directors with respect to the adoption of the budget;
•	conducting, in consultation with the chairman of the compensation committee, periodic evaluations of the CEO’s performance; and
•	With assistance from the corporate governance and nominating committee, monitoring the contingency plan for CEO and senior management succession.

Finance and Capital Committee

Our finance and capital committee is comprised of Messrs. Brandon, Rexroad, Deal, Leddy, Moïse and Rosen. Mr. Brandon is the chairman of our finance and capital committee. Our finance and capital committee is responsible for, among other things:

•	retaining and terminating advisors to assist the committee in connection with the its work;
•	reviewing policies and guidelines with respect to securities, derivatives, mortgage loans, and real estate investments for the Company, including investment quality standards, asset allocation and diversification, and maturity profiles for individual investments and portfolio averages;
•	reviewing reports from management concerning investment results and significant portfolio security transactions and their compliance with investment policies and guidelines;
•	reviewing the capital structure of the Company annually and monitoring changes to the capital structure during the year;
•	reviewing recommendations by management for capital raising activities to support the strategic objectives of the Company;
•	reviewing capital ratios and adequacy as compared to regulatory requirements on a quarterly basis;
•	reviewing the Company’s insurance programs, including but not limited to, its directors and officers liability coverage;
•	reviewing annual operational and capital expenditure plans and recommending to the board approval of significant capital expenditures;
•	reviewing recommendations from management concerning distributions to the Company’s stockholders and, if applicable, share repurchase levels;
•	designating officers of the Company authorized to enter into securities, loan, real estate and other investment transactions in accordance with the Company’s established investment policies and guidelines and to open or close banking and custodial accounts on behalf of the Company and access the Company’s funds and securities held in such accounts;
•	reviewing and monitoring the financial performance of the Company and the Bank and their major business lines; and
•	reviewing and monitoring the financial performance of the Company as compared to budget and the goals and objectives set forth in the Company’s strategic plans.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee is comprised of Messrs. Watts, Brandon, Eubank, Moïse, Morrow, Rexroad, Rosen and Wilson. Lt. General Claudius E. Watts, III is the chairman of our mergers and acquisitions committee. Our mergers and acquisitions committee is responsible for, among other things:

•         reviewing, and providing guidance to management and the board with respect to the Company’s acquisition, investment and divestiture strategies;

•         assisting management and the board with the identification of acquisition, investment, and divestiture opportunities;

•         overseeing management and the board’s due diligence process with respect to proposed acquisitions, investments, and divestitures;

•         reviewing acquisition, investment, and divestiture candidates with management, when and as appropriate;

•         reviewing, negotiating, and recommending the relevant terms for each acquisition, investment or divestiture to the board; and

•         retaining and terminating advisors to assist in discharging its duties, including approving such advisors’ fees and retention terms.

76

Each of the above committees has a written charter approved by our board of directors. Following the effectiveness of this registration statement, copies of each charter will be posted on the Investor Relations section of our website.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal 2013 were: Messrs. Penney, Brandon, Deal, Eubank, Leddy, Rosen, and Wilson. No member of this committee was at any time during fiscal 2013 or at any other time an officer or employee of the Company, and with the exception of Mr. Brandon, no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Brandon Advertising, Inc. is the marketing agency of record for the Bank. Mr. Brandon is the sole owner and chief executive officer of Brandon Advertising, Inc. During fiscal 2013, the total payments made to Brandon Advertising, Inc. were $530,116, which included media buys paid by Brandon Advertising, Inc. on behalf of the Company. Brandon Advertising, Inc. received revenues of approximately $215,983 from the Company as a result of these payments. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a director or member of our compensation committee during fiscal 2013.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics will be posted on the Investor Relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in filings under the Exchange Act.

77

Item 6.  Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards (2)		Option Awards (3)	All Other Compensation (4)	Total
Jerold L. Rexroad
Director, President and Chief Executive Officer; Chairman and CEO of Crescent Mortgage Company; Senior Executive Vice President and Chief Administrative Officer of CresCom Bank	2013	$306,000	$401,025	(1)	$320,000	(1)	$120,000	$35,475	$1,182,500

Director, President and Chief Executive Officer; Chairman and CEO of Crescent Mortgage Company; Senior Executive Vice President and Chief Administrative Officer of CresCom Bank	2012	$250,000	$1,761,178	(1)	$—		$—	$29,500	$2,040,678

David L. Morrow
Director, Executive Vice President; Chief Executive Officer, President and Director of CresCom Bank	2013	$275,400	$175,500		$240,000		$40,000	$175,475	$906,375

Director, Executive Vice President; Chief Executive Officer, President and Director of CresCom Bank	2012	$233,800	$133,000		$—		$—	$204,770	$571,570

M. J. Huggins, III
Executive Vice President and Secretary; President of Commercial Banking, Secretary and Director of CresCom Bank	2013	$245,000	$156,250		$80,000		$10,000	$69,750	$561,000

Director (1/1-5/24/12), Executive Vice President and Secretary; President of Commercial Banking, Secretary and Director of CresCom Bank	2012	$216,300	$69,120		$—		$—	$78,653	$364,073

(1)	At January 1, 2012, Mr. Rexroad was the Chairman and CEO of Crescent Mortgage Company with a bonus compensation arrangement established at 4.5% of the pretax, pre-bonus earnings of Crescent Mortgage Company. In 2013, as a result of Mr. Rexroad becoming President and CEO of the Company, along with remaining Chairman and CEO of Crescent Mortgage Company, Mr. Rexroad’ s 2013 bonus compensation arrangement for Crescent Mortgage Company was reduced to 2.04% of the pretax, pre-bonus earnings of Crescent Mortgage Company, with 40% of such bonus being paid in shares of restricted stock. In addition, in 2013 Mr. Rexroad participated in the CresCom Bank bonus program.

(2)	All 2013 stock awards were issued from the 2013 Equity Incentive Plan. In fiscal 2013, Messrs. Rexroad, Morrow and Huggins were awarded 64,000 restricted shares. In addition, as part of the 2013 Crescent Mortgage Company bonus compensation plan, Mr. Rexroad earned 8,723 shares of restricted stock, as well as an additional 2,908 shares of restricted stock if Crescent Mortgage Company is profitable in the first six months of fiscal 2014, each of which the Company anticipates granting in 2014. The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The following tables summarize the number of stock options, restricted shares and unrestricted shares awards granted, the grant date and the per share fair value used to calculate the total grant date fair value for the restricted stock awards reported.

78

Name	# of Restricted Shares Awarded	Grant Date	Per Share Fair Value	Total Grant Date Fair Value
Jerold L. Rexroad	32,000	4/25/2013	$10.00	$320,000
David L. Morrow	24,000	4/25/2013	$10.00	$240,000
M. J. Huggins, III	8,000	4/25/2013	$10.00	$80,000

(3)	The 2013 option awards included for each individual consists of stock option awards granted under the 2013 Equity Incentive Plan. The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the fair value of the stock option award on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The following table summarizes the number of stock option awards granted, the grant date and the fair value of the stock option award to calculate the total grant date fair value for the option awards reported.

Name	# of Stock Options Awarded	Grant Date	Per Share Fair Value	Total Grant Date Fair Value
Jerold L. Rexroad	32,876	4/25/2013	$3.65	$120,000
David L. Morrow	10,958	4/25/2013	$3.65	$40,000
M. J. Huggins, III	2,740	4/25/2013	$3.65	$10,000

(4)	All other compensation included the Company’s contributions under the 401(k) Plan and car allowances paid by the Company to the named executives, as well as for Messrs. Morrow and Huggins, life insurance premiums and other payments received in connection with their LifeComp Agreements. Life insurance policies have been purchased on the lives of each of Messrs. Morrow and Huggins under split-dollar life insurance arrangements, referred to as the LifeComp Agreements, between each executive and the Bank in order to provide each executive with target retirement and death benefits following termination of employment. Under the LifeComp Agreements, the Bank pays, among other things, the premiums on each policy and additional amounts to the executives to cover federal income taxes owed with respect to their deemed bonuses under the LifeComp Agreements. In 2013, the Company allocated $84,000 and $24,000 in life insurance premiums to Messr. Morrow and Huggins, respectively, as compensation (an aggregate premium of $108,000). The Company also paid $56,000 and $16,000 in other compensation to Messrs. Morrow and Huggins, respectively, to cover federal income taxes owed with respect to the deemed bonuses (aggregate bonuses of $72,000).. See “Benefit Plans – Elite LifeComp Program” below for additional information regarding the LifeComp Agreements between the Bank and Messrs. Morrow and Huggins.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards to our named executive officers at December 31, 2013:

	Stock Options				Stock Awards
	Equity Incentive Plan Awards: Number of shares underlying Unexercised Options		Option Exercise	Option Expiration	Equity Incentive Plan Awards: Number of Unearned Shares that have not	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares that
Name	Exercisable	Unexercisable	Price	Date	Vested	have not Vested
Jerold L. Rexroad	—	32,876	$3.65	4/25/2023	32,000	$320,000
David L. Morrow	—	10,958	$3.65	4/25/2023	24,000	$240,000
M. J. Huggins, III	—	2,740	$3.65	4/25/2023	8,000	$80,000

79

Compensation Arrangements of Named Executive Officers

Jerold L. Rexroad

Effective as of September 19, 2012, the Company entered into an amendment to the employment agreement between the Company and Jerold L. Rexroad dated May 1, 2008, pursuant to which Mr. Rexroad agreed to serve as president and chief executive officer of the Company for a term of three years, which automatically extends for an additional year on each anniversary date such that the remaining term of the agreement continues to be three years unless the Company provides notice that the agreement will not renew. Under the agreement, Mr. Rexroad is entitled to an annual base salary of not less than $300,000 per year, subject to customary adjustments. Mr. Rexroad is also entitled to incentive compensation, bonuses and employee benefits as provided in any plan of the Company or its subsidiaries. He also received 10,000 shares of restricted common stock of the Company under the agreement, all of which have now vested, and is permitted during the term of the agreement to purchase up to $1 million of common stock of the Company as available and at market prices.

If Mr. Rexroad’s employment is terminated by the Company for any reason other than (i) retirement, disability, or death, (ii) following a change in control, or (iii) for cause, or if Mr. Rexroad resigns from the Company upon certain actions on the part of the Company (each, an “event of termination”), Mr. Rexroad would be entitled to receive a lump sum amount equal to three times the average of the sum of the following items in each of the three years preceding termination: (i) his annualized base salary; (ii) all other cash compensation paid to him in each year of the relevant period; and (iii) contributions made on his behalf to any employee benefit plans sponsored by the Company or its affiliates. Upon the occurrence of an event of termination, Mr. Rexroad will also be entitled to continuation of life, medical and dental coverage until the expiration of the remaining term of the agreement. If Mr. Rexroad voluntarily terminates his employment, the Company may pay to him a severance payment not to exceed three times the average of his annualized base salary over the preceding three years, including bonuses, any other cash compensation, and the amount of any benefits received pursuant to any employment benefit plans.

Upon termination of the agreement based on retirement, no benefits shall be paid to Mr. Rexroad under his agreement, but he will be entitled, if eligible, to all benefits under any retirement plans in which he participates. In the event of termination due to disability, Mr. Rexroad will continue to receive compensation under the agreement for the remaining term of the agreement or one year, whichever is longer, provided that any amounts paid to him pursuant to any disability insurance or program will reduce the compensation paid. In the event of the death of Mr. Rexroad during the term of the agreement, his estate or beneficiary will continue to receive his base salary for one year, and the Company or the Bank will continue to provide medical, dental, family and other benefits for one year after his death.

Following a change of control, if Mr. Rexroad voluntarily terminates his employment within 12 months or if he is subsequently dismissed by the Company (other than for retirement, disability, or death), Mr. Rexroad is entitled to a payment equal to 2.99 times the average of the sum of the following items in each of the last five completed calendar years: (i) his “annual compensation” as reported on his Form W-2 for a calendar year, and (ii) contributions made on his behalf to any employment benefit plans of the Company and its affiliates. The Company would also continue Mr. Rexroad’s life insurance and medical and dental coverage for 36 months following termination.

Mr. Rexroad’s employment agreement also provides that if his employment is terminated following an event of termination, for a period of one year from the effective date of his termination he will not, without written consent of the board of directors, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner, or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker, or any other entity competing with the Company or its affiliates if such position involves working or providing services within a 30 mile radius of the Company’s main office.

David L. Morrow

Effective as of September 19, 2012, the Bank entered into an amendment to the amended and restated employment agreement between the Bank and David L. Morrow dated as of December 24, 2008, pursuant to which Mr. Morrow agreed to serve as chief executive officer of the Bank for a term of 36 months, which automatically extends for an additional year on each anniversary date such that the remaining term of the agreement continues to be 36 months unless the Bank provides notice that the agreement will not renew. Under the agreement, Mr. Morrow is entitled to an annual base salary of not less than $270,000 per year, which will be reviewed at least annually for upward adjustment. Mr. Morrow is also entitled to incentive compensation, bonuses and employee benefits as provided in any plan of the Bank in which he is eligible to participate.

80

If Mr. Morrow’s employment is terminated by the Bank for any reason other than (i) retirement, disability, or death, (ii) following a change in control, or (iii) for cause, or if Mr. Morrow resigns from the Bank for “good reason” (each, an “event of termination”), Mr. Morrow would be entitled to receive a lump sum amount equal to three times the average of the sum of the following items in each of the three years preceding termination: (i) his annualized base salary; (ii) all other cash compensation paid to him in each year of the relevant period; and (iii) contributions made on his behalf to any employee benefit plans sponsored by the Bank or its affiliates. Upon the occurrence of an event of termination, Mr. Morrow would also be entitled to continuation of life, medical and dental coverage until the expiration of the remaining term of the agreement, and the Bank would also continue to honor its obligations as part of the Elite LifeComp Plan. If Mr. Morrow voluntarily terminates his employment, the Bank may pay to him a severance payment not to exceed three times the average of his annualized base salary over the preceding three years, including bonuses, any other cash compensation, and the amount of any benefits received pursuant to any employment benefit plans

Upon termination of the agreement based on retirement, no benefits shall be paid to Mr. Morrow under the agreement, but he will be entitled, if eligible, to all benefits under any retirement plans in which he participates. In the event of termination due to disability, Mr. Morrow will continue to receive compensation under the agreement for the remaining term of the agreement or one year, whichever is longer, provided that any amounts paid to him pursuant to any disability insurance or program will reduce the compensation paid. In the event of the death of Mr. Morrow during the term of the agreement, his estate or beneficiary will continue to receive his base salary for one year, and the Bank will continue to provide medical and dental coverage to his family for one year after his death.

Following a change of control, if Mr. Morrow voluntarily terminates his employment within 12 months or if he is subsequently dismissed by the Bank (other than for retirement, disability, or death), Mr. Morrow is entitled to a payment equal to 2.99 times the average of the sum of the following items in each of the five completed calendar years preceding his termination: (i) his “annual compensation” as reported on his Form W-2 for a calendar year, and (ii) contributions made on his behalf to any employment benefit plans of the Company and its affiliates. The Bank would also continue Mr. Morrow’s life insurance and medical and dental coverage for 36 months following termination and continue to honor its obligations as part of the Elite LifeComp Plan.

Mr. Morrow’s employment agreement also provides that if his employment is terminated following an event of termination, for a period of one year following the effective date of his termination, he will not, without written consent of the board of directors, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner, or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker, or any other entity competing with the Bank or its affiliates if such position involves working or providing services within a 30 mile radius of the Bank’s main office.

Also effective as of December 24, 2008, the Company entered into an amended and restated supplemental executive agreement with Mr. Morrow, which provides that, in the event that Mr. Morrow’s employment with the Bank is terminated following a change of control, Mr. Morrow will be entitled to receive, in addition to any amounts or benefits payable by the Bank, an amount equal to the difference, if any, between (i) the amounts that would have been payable to him by the Bank under his employment agreement without regard to any reduction that may be required due to certain payments or benefits constituting “parachute payments” under Section 280G of the Code, and (ii) the amounts actually paid under the employment agreement. In addition, in the event that any payments or benefits provided under the employment agreement are deemed to constitute “excess parachute payments” under Section 280G and are subject to excise tax under Section 4999 of the Code, the Company will pay to Mr. Morrow in cash an additional gross up payment in the amount needed to ensure that the amount of payments and benefits received by him equals the amount of such payments and benefits that he would receive in the absence of such excise tax and any other taxes on the Company’s payment to him attributable to such excise tax.

M. J. Huggins, III

Effective as of September 21, 2012, the Bank entered into an amendment to the amended and restated employment agreement between the Bank and M. J. Huggins, III, dated December 24, 2008, pursuant to which Mr. Huggins agreed to serve as president of commercial banking for the Bank for a term of 36 months, which automatically extends for an additional year on each anniversary date such that the remaining term of the agreement continues to be 36 months unless the Bank provides notice that the agreement will not renew. Under the agreement, Mr. Huggins is entitled to an annual base salary of not less than $240,000 per year, which will be reviewed at least annually for upward adjustment. Mr. Huggins is also entitled to incentive compensation, bonuses and employee benefits as provided in any plan of the Bank in which he is eligible to participate.

81

If Mr. Huggins’s employment is terminated by the Bank for any reason other than (i) retirement, disability, or death, (ii) following a change in control, or (iii) for cause, or if Mr. Huggins resigns from the Bank for “good reason” (each, an “event of termination”), Mr. Huggins would be entitled to receive a lump sum amount equal to three times the average of the sum of the following items in each of the three years preceding termination: (i) his annualized base salary; (ii) all other cash compensation paid to him in each year of the relevant period; and (iii) contributions made on his behalf to any employee benefit plans sponsored by the Bank or its affiliates. Upon the occurrence of an event of termination, Mr. Huggins would also be entitled to continuation of life, medical and dental coverage until the expiration of the remaining term of the agreement, and the Bank would also continue to honor its obligations as part of the Elite LifeComp Plan. If Mr. Huggins voluntarily terminates his employment, the Bank may pay to him a severance payment not to exceed three times the average of his annualized base salary over the preceding three years, including bonuses, any other cash compensation, and the amount of any benefits received pursuant to any employment benefit plans.

Upon termination of the agreement based on retirement, no benefits shall be paid to Mr. Huggins under the agreement, but he will be entitled, if eligible, to all benefits under any retirement plans in which he participates. In the event of termination due to disability, Mr. Huggins will continue to receive compensation under the agreement for the remaining term of the agreement or one year, whichever is longer, provided that any amounts paid to him pursuant to any disability insurance or program will reduce the compensation paid. In the event of the death of Mr. Huggins during the term of the agreement, his estate or beneficiary will continue to receive his base salary for one year, and the Bank will continue to provide medical and dental coverage to his family for one year after his death.

Following a change of control, if Mr. Huggins voluntarily terminates his employment within 12 months or if he is subsequently dismissed by the Bank (other than for retirement, disability, or death), Mr. Huggins is entitled to a payment equal to 2.99 times the average of the sum of the following items in each of the five completed calendar years preceding his termination: (i) his “annual compensation” as reported on his Form W-2 for a calendar year, and (ii) contributions made on his behalf to any employment benefit plans of the Bank and its affiliates. The Bank would also continue Mr. Huggins’ life insurance and medical and dental coverage for 36 months following termination and continue to honor its obligations as part of the Elite LifeComp Plan.

Mr. Huggins’ employment agreement also provides that if his employment is terminated for an event of termination, for a period of one year following his termination, he will not, without written consent of the board of directors, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner, or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker, or any other entity competing with the Bank or its affiliates if such position involves working or providing services within a 30 mile radius of the Bank’s main office.

Also effective as of December 24, 2008, the Company entered into an amended and restated supplemental executive agreement with Mr. Huggins, which provides that, in the event that Mr. Huggins’ employment with the Bank is terminated following a change of control, Mr. Huggins will be entitled to receive, in addition to any amounts or benefits payable by the Bank, an amount equal to the difference, if any, between (i) the amounts that would have been payable to him by the Bank under his employment agreement without regard to any reduction that may be required due to certain payments or benefits constituting “parachute payments” under Section 280G of the Code, and (ii) the amounts actually paid under the employment agreement. In addition, in the event that any payments or benefits provided under the employment agreement are deemed to constitute “excess parachute payments” under Section 280G and are subject to excise tax under Section 4999 of the Code, the Company will pay to Mr. Huggins in cash an additional gross up payment in the amount needed to ensure that the amount of payments and benefits received by him equals the amount of such payments and benefits that he would receive in the absence of such excise tax and any other taxes on the Company’s payment to him attributable to such excise tax.

82

Benefit Plans

2013 Equity Incentive Plan

In 2013, we adopted, and our stockholders approved, the 2013 Equity Incentive Plan (the “2013 Plan”). The purpose of the 2013 Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives for recipients to increase stockholder value, therefore further aligning the interests of the recipients with those of the stockholders to benefit all stockholders of the Company. The material terms of the 2013 Plan are summarized below.

Share Reserve. Under the 2013 Plan, 500,000 shares of our common stock are reserved for issuance pursuant to a variety of stock-based compensation awards, which shares may be authorized and unissued shares or treasury shares held by the Company.

The following provisions will be in effect for the shares reserved under the 2013 Plan:

•	to the extent that an award lapses, terminates, cancels, or expires and is thereafter forfeited to or otherwise reacquired by the Company, the shares subject to such award and the forfeited or reacquired shares will again be available for issuance under the 2013 Plan;
•	to the extent that shares are tendered by a recipient or retained by the Company as full or partial payment for the purchase price of an award, such shares will again be available for issuance under the 2013 Plan;
•	shares covered by an award that is settled in cash or in a manner that some or all shares covered by the award are not issued will remain available for awards under the 2013 Plan; and
•	the number of shares available for issuance under the 2013 Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of common stock or credited as additional shares of common stock paid with respect to an award.

In addition, the maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2013 Plan during any calendar year is 500,000, and to the extent required by Section 162(m) of the Internal Revenue Code, shares subject to options which are canceled will continue to be counted against the 500,000 maximum.

Administration. The 2013 Plan will be administered by our board of directors or by the compensation committee or other committee the board appoints to administer the plan. The composition of any committee of the board administering the 2013 Plan will be subject to certain limitations that may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. We refer to the body that administers the 2013 Plan as the “administrator.”

Subject to the terms and conditions of the 2013 Plan, the administrator has the authority to select the persons to whom awards are to be made, determine the number of shares subject to awards, establish the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2013 Plan. The administrator is also authorized to establish, adopt, or revise rules relating to administration of the 2013 Plan. The administrator may not, however, take any action that has the effect of repricing outstanding options granted under the plan without prior approval of the Company’s stockholders.

Eligibility. Awards under the 2013 Plan may be granted to individuals who are then our officers, directors, employees, consultants, or advisors of the Company or any subsidiary. Only current employees of the Company may be granted incentive stock options.

Awards. The 2013 Plan provides that the administrator may grant or issue stock options, restricted stock, or any combination thereof. Each award will be set forth in a separate agreement between the Company and the recipient that will indicate the type, terms and conditions of the award.

Incentive Stock Options will be designed in a manner intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, incentive stock options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an incentive stock option granted to certain significant stockholders, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and must not be exercisable after a period of five years measured from the date of grant.

83

Nonqualified Stock Options are any options granted under the 2013 Plan that are not incentive stock options. Each nonqualified stock option provides for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and may become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate or individual performance targets, or any other condition established by the administrator. Nonqualified stock options may be granted for any term specified by the administrator that does not exceed ten years.

Restricted Stock may be granted either alone or in addition to options to any eligible individual under the 2013 Plan, and may be granted subject to such restrictions as determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until the restrictions lapse. Recipients of restricted stock, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The administrator may set performance goals including, but not limited to, goals set for the purpose of qualifying the awards as “qualified performance-based compensation,” in which case the applicable performance criteria will be selected in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees,” but excludes from the calculation of amounts subject to this limitation any amounts that constitute “qualified performance-based compensation.” In order to constitute “qualified performance-based compensation” under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria.

Change in Control. In the event of a change in control where the acquiror does not assume or substitute awards granted, immediately prior to the completion of such transaction, awards issued under the 2013 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. Restrictions and forfeiture conditions applicable to any awards will lapse, and any performance conditions imposed will be deemed to have been fully achieved. Alternatively, the board, in its sole discretion, may provide for cash payments in lieu of awards outstanding at the time of a change in control, with such awards thereafter deemed paid in full and canceled.

Adjustments of Awards. In the event of any merger, consolidation, combination, reorganization, recapitalization, reclassification, extraordinary cash dividend, stock dividend, stock split, reverse stock split, or other change in corporate structure, the administrator will make equitable adjustments to:

•	the aggregate number of shares reserved for issuance under the 2013 Plan;
•	the kind, number, and exercise price of shares issuable with respect to outstanding options granted under the 2013 Plan; and
•	the kind and number of shares subject to any outstanding awards of restricted stock granted under the plan

Equitable adjustments made with respect to incentive stock options will be subject to compliance with applicable provisions of the Internal Revenue Code.

Transferability of Awards. Except as otherwise provided in the applicable award agreement, options generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, or by the laws of descent and distribution, except that nonqualified stock options may be transferred if and to the extent set forth in the award agreement. Subject to the terms of the award agreement, shares of restricted stock granted generally may not be transferred until the administrator has provided for the lapse of restrictions on the shares.

84

Amendment and Termination. Our board may terminate, amend, or modify the 2013 Plan at any time and from time to time; provided, however, that any modification or discontinuation of the 2013 Plan that would materially impair the rights of an award recipient may not be made without the recipient’s consent. The administrator may amend the terms of any award or award agreement to avoid adverse tax consequences to the Company under Internal Revenue Code Section 409A or to comply with the Company’s “clawback” policy regarding incentive compensation, the “clawback” provisions of Sarbanes-Oxley or the “clawback” requirements of the Dodd-Frank Act. Approval of the Company’s stockholders will be necessary for any amendment that would increase the total number of shares reserved for issuance under the plan or change the class of officers, directors, employees, consultants, and advisors eligible to participate in the 2013 Plan.

2006 Recognition and Retention Plan

Our board of directors adopted the 2006 Recognition and Retention Plan (the “2006 Plan”) to further advance the interests of the Company and its stockholders by providing additional incentive compensation for key management and to attract people of experience and ability. The 2006 Plan provides for the grant of restricted stock to our employees and outside directors. Though we have adopted the 2013 Plan, all outstanding awards granted pursuant to the 2006 Plan will continue to be governed by its existing terms. The material terms of the 2006 Plan are summarized below.

Administration. Our board, through a committee of its members determined in its sole discretion, administers the 2006 Plan and the awards granted thereunder. After the filing of this registration statement and pursuant to the 2006 Plan, the committee will be modified, if necessary, to consist of (i) at least two non-employee directors of the Company, or (ii) the entire board of the Company.

Limitations on Awards. The aggregate number of shares of our common stock that may be issued pursuant to the 2006 Plan is 60,000 shares, which shares may be authorized but unissued shares, treasury shares, or shares acquired by the Company through open market purchases. In the event that shares are forfeited by a recipient, such shares will be returned to the Company and available for an award to a new recipient.

Restricted Stock. The 2006 Plan provides for the grant of restricted stock subject to the terms and conditions of both the 2006 Plan and additional terms and conditions the committee chooses to place on them. The shares of restricted stock so granted will vest in a recipient at rates determined by the committee, provided that the recipient remains continuously employed or maintains continuous service as an outside director.

Corporate Transactions. In the event of certain significant corporate transactions which alter the capitalization or number of shares of the Company, the committee has the discretion to appropriately adjust the number of shares granted under the 2006 Plan. Any additional awards granted as a result of these certain corporate transactions will be subject to the same terms and conditions as all other awards granted under the 2006 Plan.

Amendment and Termination. Our board of directors may amend, suspend, or terminate the 2006 Plan at any time; provided, however, that no amendment or termination may impair the rights of an outstanding award without the affected recipient’s consent. In addition, no award may be granted pursuant to the 2006 Plan after the earlier of (i) 10 years after the date of approval of the plan by the Company’s stockholders, or (ii) the date on which the exercise of awards equaling the maximum number of shares reserved under the Plan occurs.

2002 Stock Option Plan

We established the 2002 Stock Option Plan (the “2002 Plan”) to advance the interests of the Company and its stockholders by providing employees and outside directors, upon whose management and efforts the success of the Company and its subsidiaries depend, as an additional incentive to perform in a superior manner. The 2002 Plan provides for the grant of incentive stock options, non-statutory stock options, and limited rights to employees and outside directors of our Company and our subsidiaries. Pursuant to the termination provisions of the 2002 Plan, we have ceased making awards under the Plan; however, all outstanding awards will continue to be governed by their existing terms. The material terms of the 2002 Plan are summarized below.

Administration. A committee of our board, as determined in the board’s discretion, administers the 2002 Plan and the awards granted thereunder.

85

Limitations on Awards. The maximum number of shares of our common stock reserved for issuance pursuant to the 2002 Plan is 160,700 shares, which shares may be authorized but unissued shares or treasury shares held by the Company. To the extent that options or rights granted under the plan are exercised, the shares covered will be unavailable for future grants under the plan; however, to the extent that options together with any related rights granted under the plan terminate, expire, or are canceled without having been exercised or, in the case of limited rights exercised for cash, new awards may be made with respect to those shares.

Incentive Stock Options. The 2002 Plan provides that incentive stock options may be granted from time to time to Company employees. Each incentive stock option granted is governed by a written option agreement between the Company and the employee recipient that specifies the exercise price and number of options granted. Incentive stock option grants are intended by the committee to comply with the terms of Section 422 of the Internal Revenue Code.

Non-Statutory Stock Options. The 2002 Plan provides that non-statutory stock options may be granted to eligible employees and outside directors. The non-statutory stock options so granted in the committee’s discretion are governed by written option agreements between the Company and the recipients that specify the exercise price and number of options granted. Non-statutory stock options do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

Limited Rights. The 2002 Plan also provides that the committee may issue limited rights to any employee simultaneously with any grant of options. Such limited rights may cover all or some of the shares subject to the underlying option. The limited rights are exercisable only when the underlying option is eligible to be exercised and is in-the-money, and only in the event of a change in control of the Company. Limited rights may be for no more than 100% of the difference between the exercise price and the fair market value of the common stock subject to the underlying option.

Corporate Transactions. In the event of certain significant corporate transactions causing a change in the number of outstanding shares of common stock of the Company, the committee has the discretion to take one or more of the following actions with respect to previously granted awards to prevent the dilution or enlargement of rights of any recipient:

•	provide adjustments to the aggregate number of kind of shares of common stock that may be awarded under the Plan;
•	provide adjustments to the aggregate number or kind of shares of common stock covered by awards already made under the Plan; or
•	provide adjustments in the purchase price of outstanding awards.

None of the above-mentioned adjustments are permitted when the value of the benefits available to eligible participants under the 2002 Plan would be materially altered, and no such adjustment can be made to an incentive stock option that would be deemed a “modification” under Section 424 of the Internal Revenue Code.

Amendment and Termination. Our board of directors may amend or terminate the 2002 Plan at any time; however, no amendment or termination may alter an outstanding award without the affected recipient’s consent. Pursuant to the 2002 Plan’s termination provisions, we have ceased granting awards under the 2002 Plan.

Elite LifeComp Program

Life insurance policies have been purchased on the lives of each of Messrs. Morrow and Huggins under split-dollar life insurance arrangements between each executive and the Bank in order to provide each executive with target retirement and death benefits following termination of employment. Under the arrangements, referred to as the LifeComp Agreements, the executives are named as the policy owners, but the Bank pays the premiums on each policy for a period of years and is entitled to recover a death benefit of $1.8 million under the policy as key man insurance. Until the executive attains an age specified in such executive’s agreement, the Bank annually pays to each executive an amount that is deemed to be, initially, a partial premium payment, and later, an incremental increase in the executive’s interest in the policy’s cash surrender value. Also, during the term of the executive’s employment, the Bank pays to the executive an amount sufficient to cover the interest payments owed by the executive to the Company on the loans, and also an additional amount to cover federal income taxes to which the executive becomes subject upon payment of bonuses.

86

Under an addendum to the LifeComp Agreement entered into and effective as of January 2007, if the executive’s employment with the Bank terminates for reasons other than for cause or due to a change in control, the Company has agreed to continue its obligations under the LifeComp Agreement until the date on which the split-dollar life insurance arrangement is terminated. Pursuant to the agreements with Messrs. Huggins and Morrow, the termination date is February 27, 2022 and February 27, 2015, respectively. Until such termination date, the addendum requires the Company, or its successor, to make all premium payments that would become due after the change in control or event of termination and also to “gross-up” the executive’s income through a series of bonus payments in order to: (i) facilitate the executive’s payment of his portion of the premiums, (ii) enable the executive to partially repay the accumulated loan balance on the deemed loans made by the Bank to the executive to pay the executive’s portion of said premiums, (iii) cover the deemed interest due on such loans, and (iv) cover federal income taxes that each executive would owe with respect to the deemed bonuses and interest owed (but not paid) on the loans. Beginning at retirement age (age 64 in the case of Mr. Morrow and age 60 in the case of Mr. Huggins), the executive is entitled to draw a retirement benefit from the cash surrender value of the policy for a period of up to 15 years. The annual target retirement benefit payable to Messrs. Morrow and Huggins is $75,000. In addition, each executive is entitled to a death benefit from the policy of $1 million prior to retirement, and a lesser amount once the executive begins to receive the retirement benefits under the policy. In the event the executive is terminated for cause, the executive loses all rights under the agreement. The Company incurred an aggregate premium of $108,000 in fiscal 2013 on the life insurance policies. In addition, $72,000 in aggregate bonuses were credited to the executives under the terms of the agreements.

Director Compensation

In 2013, our board of directors approved an annual retainer fee of $2,500 for each of our non-employee directors. In addition, starting on January 1, 2014, the chairman of our audit committee will receive an annual retainer fee of $50,000. Prior to our filing of this registration statement, there was no formal policy in place to provide our directors with equity compensation for their services as members of our board of directors or any committee of our board of directors. In 2013, our board of directors approved the grant of 300 shares of common stock to all non-employee directors of the holding company.

Although there was no formal policy in place relating to the granting of equity awards to our directors, the following table presents the total compensation for each person who served as a member of our board of directors during 2013. Other than as set forth in the table and described more fully below, in 2013, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the members of our board of directors. Mr. Rexroad, the Company’s President and Chief Executive Officer, and Mr. Morrow, the Company’s Executive Vice President, receive no compensation for their service as directors and are not included in the table below.

Director Name	Fees Earned or Paid in Cash (1)	Stock Awards	Total
William H. Alford	$15,700	$3,000	$18,700
Howell V. Bellamy, Jr.	$4,300	$3,000	$7,300
W. Scott Brandon	$20,200	$3,000	$23,200
Robert G. Clawson, Jr.	$30,400	$3,000	$33,400
Jeffery L. Deal, M.D.	$22,000	$3,000	$25,000
G. Manly Eubank	$19,800	$3,000	$22,800
Michael P. Leddy	$19,600	$3,000	$22,600
Robert M. Moïse, CPA	$19,000	$3,000	$22,000
Thompson E. Penney	$15,300	$3,000	$18,300
Benedict P. Rosen	$21,400	$3,000	$24,400
Lt. General Claudius E. Watts, III (USAF, Retired)	$50,000	$3,000	$53,000
Bonum S. Wilson, Jr.	$21,100	$3,000	$24,100
John D. Russ	$2,800	$3,000	$5,800

(1)	Includes fees, if any, for serving on boards of the Company’s subsidiaries.

87

Item 7.  Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Parties

CresCom Bank has had, and expect to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of the Company and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest (collectively referred to as “related parties”). These loans were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than the normal risks of collectability or present other unfavorable features.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The aggregate dollar amount of loans outstanding to directors, executive officers, and their controlled entities was approximately $12.9 million at December 31, 2013.

In addition, Brandon Advertising, Inc. is the marketing agency of record for the Bank. Mr. Brandon, one of the Company’s directors, is the sole owner and chief executive officer of Brandon Advertising, Inc. During fiscal 2013, the total payments made to Brandon Advertising, Inc. were $530,116, which included media buys paid by Brandon Advertising, Inc. on behalf of the Company. Brandon Advertising, Inc. received revenues of approximately $215,983 from the Company as a result of these payments.

We have a written policy that governs the identification, approval, ratification, and monitoring of transactions with related parties. The Board of Directors of the Company must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person.

Director Independence

The board of directors annually evaluates the independence of its members based on Item 407(a) of Regulation S-K and NASDAQ Rule 5605(a)(2). In addition, the board of directors annually evaluates the independence of its audit committee and compensation committee members based on NASDAQ Rules 5605(c)(2) and (d)(2), respectively. Our corporate governance guidelines and principles require that a majority of the board be composed of directors who meet the requirements for independence established by these standards. The board of directors has concluded that the Company has a majority of independent directors and that the board of directors meet the standards of NASDAQ Rule 5605(a)(2). The board of directors has also concluded that the members of the audit committee meet the standards of NASDAQ Rule 5605(c)(2) and that the members of the compensation committee meet the standards of NASDAQ Rule 5605(d)(2).

The board of directors has determined that Messrs. Alford, Bellamy, Brandon Clawson, Deal, Eubank, Leddy, Moise, Penney, Rosen, Watts, and Wilson are independent taking into account the matters discussed under “Certain Relationships and Related Transactions.” Mr. Rexroad, the Company’s President and Chief Executive Officer, and Mr. Morrow, the Company’s Executive Vice President, are not considered to be independent as they are also executive officers of the Company. Similarly, Mr. Russ is not considered to be independent as he has been an executive officer of the Company during the past three years.

Item 8.  Legal Proceedings

We are not a party to any material pending legal proceedings, other than ordinary routine litigation incident to our business.

88

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

No established public trading market exists for our common stock, and there can be no assurance that a public trading market for our common stock will develop.  Our common stock has been quoted on the OTCQB marketplace, or OTCQB, since October 9, 2013 under the symbol “CARO,” and we have a sponsoring broker-dealer to match buy and sell orders for our common stock. Although we are quoted on the OTCQB, the trading markets on the OTCQB lack the depth, liquidity, and orderliness necessary to maintain a liquid market. The OTCQB prices are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

The following table sets forth, for the periods indicated, the high and low bid prices of the Company’s common stock traded on the OTCQB. On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of February 10, 2014, payable on February 28, 2014. All share data below has been retroactively adjusted to reflect this stock split.

Fiscal Quarter Ended	High	Low
December 31, 2013	$17.50	$15.44

As of April 1, 2014, we had 4,019,104 shares of common stock issued and outstanding and approximately 400 stockholders of record. In addition there were outstanding options or warrants to purchase, or securities convertible into, 63,214 shares of our common stock. As of February 25, 2014, 3,846,204 shares of our common stock are eligible for resale subject to the limitations of Rule 144 promulgated under the Securities Act.

Prior to 2013, there were no dividends paid to stockholders. On April 17, 2013, the board of directors declared a $0.10 dividend to stockholders of record dated August 9, 2013, payable on August, 28, 2013, for a total payment of $199,894. On October 16, 2013, the board of directors declared a $0.10 dividend to stockholders of record dated December 5, 2013, payable on December 20, 2013, for a total payment of $200.044. On January 15, 2014, the board of directors declared a $0.05 dividend to stockholders of record dated March 26, 2014, payable on April 11, 2014, for a total expected payment of $200,955. Also, as noted above, on that same day, the board of directors declared a two-for-one stock split of the Company’s common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, with respect to shares of our common stock that may be issued under existing equity compensation plans. On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014. All share data below has been retroactively adjusted to reflect this stock split.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	63,214	$10.40	276,046
Equity compensation plans not approved by security holders	—	—	—
Total	63,214	$10.40	276,046

89

Item 10.  Recent Sales of Unregistered Securities

On April 25, 2013, the Company granted 160,900 shares of restricted stock to certain directors, executive officers, and employees of the Company and its subsidiaries in accordance with the terms of the 2013 Equity Incentive Plan. The awards of restricted stock granted to the Company’s directors (3,900 shares in total) vested immediately on the grant date, while awards granted to the Company’s executive officers and certain employees (132,000 shares in total) are subject to incremental vesting over a four-year period (25% of each award to vest annually on the first four anniversaries of the grant date). The awards granted to the remaining employees (25,000 shares in total) cliff vest on the fourth anniversary of the grant date, or April 25, 2017.

On May 17, 2013, the Company granted 4,000 shares of restricted stock to a new employee of the Company, which are subject to incremental vesting over a four-year period (25% of the award to vest annually on the first four anniversaries of the grant date). On November 20, 2013, an additional 14,000 shares of restricted stock were granted to certain employees, which are subject to incremental vesting over a five-year period (20% of each award to vest annually on the first five anniversaries of the grant date). Both grants were made in accordance with the terms of the 2013 Equity Incentive Plan.

On January 15, 2014, the Company granted a total of 3,900 shares of restricted stock to the directors of the Company (300 shares each). The awards of shares of restricted stock vested immediately on the grant date. The grants were made in accordance with the terms of the 2013 Equity Incentive Plan.

Of the 182,800 shares of restricted stock awarded as described above, 3,000 have been subsequently forfeited by the grantee.

On April 25, 2013, the Company also granted 52,054 options to purchase shares of common stock with an exercise price of $7.30 per share to the Company’s executive officers in accordance with the terms of the 2013 Equity Incentive Plan. The options cliff vest on the second anniversary of the grant date, or April 25, 2015.

Upon termination of employment, any unvested awards will be forfeited, and upon a change in control of the Company (as defined by the Plan), any unvested awards will be fully vested.

                A copy of the 2013 Equity Incentive Plan is attached to this registration statement as Exhibit 10.11. All of the shares of restricted stock and options described above were granted in reliance upon the exemption from registration provided by Rule 701, promulgated under Section 3(b) of the Securities Act, which provides an exemption from the registration requirements of the Securities Act for certain offers and sales of securities under a written compensatory benefit plan or compensation contract.

Item 11.  Description of Registrant’s Securities to be Registered

General

Our amended and restated certificate of incorporation authorizes us to issue up to 6,800,000 shares of common stock, $0.01 par value per share, and 200,000 shares of preferred stock, $0.01 par value per share. As of April 1, 2014, we had 4,019,104 shares of our common stock and no shares of preferred stock issued and outstanding. Please refer to our amended and restated certificate of incorporation for more detailed information.

The description of our capital stock below is qualified in its entirety by reference to our amended and restated certificate of incorporation.

Common Stock

General. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors; provided, however, that any stockholder that beneficially owns, directly or indirectly, in excess of 10% of the then-outstanding shares of our common stock, will not be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. The number of votes which may be cast by any record owner by virtue of this restriction is equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the limit. There is no cumulative voting in the election of directors. All elections of directors are determined by a plurality of the votes cast.

The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal certain provisions of our certificate of incorporation, including those provisions regarding voting shares held in excess of the 10% limit described above, special meetings of stockholders, the election and removal of directors, amendment of our bylaws, business combinations with interested stockholders, indemnification of directors and officers, and amendments of our certificate of incorporation.

Dividends, Liquidation and Other Rights. Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our ability to pay dividends will be dependent on our earnings and financial conditions and subject to certain restrictions imposed by state and federal laws.

Our stockholders are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. All outstanding shares of our common stock are fully paid, nonassessable, and noncallable.

Certain Ownership Restrictions. The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements.

90

Preferred Stock

Our board of directors is authorized, without stockholder approval and subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. Accordingly, our board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company. The creation and issuance of any additional series of preferred stock, and the relative rights, designations, and preferences of each such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions, and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required by the terms of any preferred stock designation.

Certain Anti-Takeover Provisions

General. Our amended and restated certificate of incorporation and bylaws, as well as Delaware General Corporation Law, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to our charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our board and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Number and Classification of Directors. Our amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolutions is presented to the board), except that in the absence of any such designation, the number shall be 14. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the amended and restated certificate of incorporation and bylaws described below that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

91

Removal of Directors and Filling Vacancies. Our amended and restated certificate of incorporation provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class. Our bylaws provide that all vacancies on the board may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.

Advance Notice Requirements for Stockholder Proposals. Our bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors and for business to be brought by stockholders for any meeting of the stockholders of the Company. For stockholder nominations, written notice generally must be received by the Company not less than 90 days prior to the meeting and must set forth certain information regarding the person such stockholder proposes to nominate for election and regarding the stockholder himself. For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action, and the stockholder must have given timely notice in writing to the Secretary of the Company, which means that, generally, it must be received by the Company not less than 90 days prior to the date of the meeting. The notice must also set forth a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, as well as certain information regarding the stockholder. We may reject a stockholder proposal that is not made in accordance with such procedures.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of the Company solely in their capacity as stockholders of the Company, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of the Company’s stockholders are satisfied.

Factors to be Considered in Certain Transactions. Our amended and restated certificate of incorporation grants the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our stockholders, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Company’s present and future customers and employees and those of its subsidiaries, the communities in which the Company and its subsidiaries operate or are located, the ability of the Company to fulfill its corporate objectives as a bank holding company, and on the ability of the Bank to fulfill the objectives of a stock bank under applicable statutes and regulations.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar and Transfer Company.  Its address is 10 Commerce Drive, Cranford, NJ 07016-3573, and its telephone number is (908) 272-8511.

Item 12.  Indemnification of Directors and Officers

Article Tenth of the amended and restated certificate of incorporation provides that any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability, and loss reasonably incurred or suffered by such individual in connection therewith; provided, however, that, generally, the Company shall indemnify any such individual in connection with a proceeding initiated by such individual only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification provided by our amended and restated certificate of incorporation includes the right to advancement of expenses consistent with Delaware General Corporation Law.

92

Section 145 of the Delaware General Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances. Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and 145(b), or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) provides that any indemnification under Sections 145(a) and 145(b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and 145(b).

Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation. Expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) provides that indemnification and advancement of expenses provided under Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

93

Item 13.  Financial Statements and Supplementary Data

CAROLINA FINANCIAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS TABLE OF CONTENTS

94

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Carolina Financial Corporation

Charleston, South Carolina

We have audited the accompanying consolidated balance sheets of Carolina Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis, LLC

Charleston, South Carolina
February 26, 2014

95

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2013	2012
ASSETS	(In thousands)
Cash and due from banks	$4,489	6,499
Interest-bearing cash	34,176	11,340
Cash and cash equivalents	38,665	17,839
Securities available-for-sale (cost of $166,997 at December 31, 2013 and $144,511 at December 31, 2012)	167,535	148,407
Securities held-to-maturity (fair value of $23,547 at December 31, 2013 and $5,549 at December 31, 2012)	24,554	9,166
Federal Home Loan Bank stock, at cost	4,103	6,413
Other investments	1,858	1,728
Derivative assets	1,412	6,542
Loans held for sale	36,897	144,849
Loans receivable, net of allowance for loan losses of $8,091 at December 31,2013 and $9,520 at December 31, 2012	535,221	501,691
Premises and equipment, net	17,585	16,397
Accrued interest receivable	2,802	3,203
Real estate acquired through foreclosure, net	6,273	6,284
Deferred tax assets, net	7,419	6,782
Prepaid FDIC insurance	—	2,035
Mortgage servicing rights	10,908	12,039
Cash value life insurance	20,910	813
Other assets	5,442	4,536
Total assets	$881,584	888,724

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Noninterest-bearing deposits	$83,500	82,004
Interest-bearing deposits	614,081	571,243
Total deposits	697,581	653,247
Short-term borrowed funds	10,300	82,482
Long-term debt	74,540	64,840
Derivative liabilities	55	—
Drafts outstanding	2,703	3,010
Advances from borrowers for insurance and taxes	284	613
Accrued interest payable	311	1,599
Income taxes payable	749	3,459
Reserve for mortgage repurchase losses	6,109	4,882
Accrued expenses and other liabilities	6,725	7,078
Total liabilities	799,357	821,210
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $.01; 200,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01; 6,800,000 shares authorized; 4,015,204 and 3,837,984 issued and outstanding at December 31, 2013 and 2012, respectively	40	39
Additional paid-in capital	22,393	22,048
Retained earnings, restricted	62,169	45,752
Accumulated other comprehensive loss, net of tax benefit	(2,375)	(325)
Total stockholders' equity	82,227	67,514
Total liabilities and stockholders' equity	$881,584	888,724

See accompanying notes to consolidated financial statements.

96

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years
	Ended December 31,
	2013	2012
	(In thousands, except share data)
Interest income
Loans	$27,731	30,074
Debt securities	4,999	5,134
Dividends from FHLB	111	107
Interest-bearing cash	107	41
Total interest income	32,948	35,356
Interest expense
Deposits	3,339	4,178
Short-term borrowed funds	239	640
Long-term debt	2,140	2,695
Total interest expense	5,718	7,513
Net interest income	27,230	27,843
Provision for loan losses	(860)	2,707
Net interest income after provision for loan losses	28,090	25,136
Noninterest income
Net gain on sale of loans held for sale	29,914	52,763
Deposit service charges	1,558	1,604
Net loss on extinguishment of debt	(19)	(1,591)
Net loss on sale of securities	(1,125)	(3,031)
Impairment losses on securities:
Total other-than-temporary impairment losses	—	(2,678)
Noncredit-related losses recognized in other comprehensive income	—	1,765
Net impairment losses recognized in earnings	—	(913)
Net unrealized gain on derivatives - interest rate swap	428	—
Net gain on sale of servicing assets	5,489	—
Net increase in cash value life insurance	374	2
Mortgage loan servicing income	6,583	4,085
Other	884	605
Total noninterest income	44,086	53,524
Noninterest expense
Salaries and employee benefits	23,590	25,632
Occupancy and equipment	3,450	3,274
Marketing and public relations	1,088	1,360
FDIC insurance	588	1,076
Provision for mortgage loan repurchase losses	2,438	2,189
Legal expense	926	1,768
Other real estate expense, net	622	1,873
Mortgage subservicing expense	1,862	1,249
Amortization of mortgage servicing rights	2,444	1,464
Settlement of employment agreements	2,639	227
Other	6,325	11,275
Total noninterest expense	45,972	51,387
Income before income taxes	26,204	27,273
Income tax expense	9,386	10,395
Net income	$16,818	16,878

Earnings per common share:
Basic	$4.38	4.40
Diluted	$4.25	4.40
Average common shares outstanding:
Basic	3,841,230	3,837,984
Diluted	3,960,247	3,837,984

See accompanying notes to consolidated financial statements.

97

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)

Net income	$16,818	16,878

Other comprehensive income (loss), net of tax:

Unrealized gain (losses) on securities, net of tax of $(1,703) and $1,124 for the years ended December 31, 2013 and 2012, respectively	(2,963)	1,955

Reclassification adjustment for losses included in earnings, net of tax of $411 and $1,106 for the years ended December 31, 2013 and 2012, respectively	714	1,925

Reclassification adjustment for other-than-temporary impairment on securities, net of tax of $333 for the year ended December 31, 2012	—	580

Accretion of unrealized losses on held-to-maturity securities previously recognized in other comprehensive income net of tax of $114 and $250 for the years ended December 31, 2013 and 2012, respectively	199	435

Other comprehensive income (loss), net of tax	(2,050)	4,895

Comprehensive income	$14,768	21,773

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
	(In thousands, except share data)

Balance, December 31, 2011	3,837,984	$39	21,962	28,874	(5,220)	45,655
Stock-based compensation expense, net	—	—	86	—	—	86
Net income	—	—	—	16,878	—	16,878
Other comprehensive income, net of tax	—	—	—	—	4,895	4,895
Balance, December 31, 2012	3,837,984	39	22,048	45,752	(325)	67,514
Restricted stock awards, net	172,900	1	(1)	—	—	—
Stock options exercised	4,320	—	43	—	—	43
Stock-based compensation expense, net	—	—	303	—	—	303
Net income	—	—	—	16,818	—	16,818
Dividends paid to stockholders	—	—	—	(401)	—	(401)
Other comprehensive loss, net of tax	—	—	—	—	(2,050)	(2,050)
Balance, December 31, 2013	4,015,204	$40	22,393	62,169	(2,375)	82,227

See accompanying notes to consolidated financial statements.

98

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$16,818	16,878
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	(860)	2,707
Deferred tax expense (benefit)	542	(657)
Amortization of unearned discount/premiums on investments, net	2,318	1,361
Amortization of deferred loan fees	(4,424)	(5,328)
Amortization of mortgage servicing rights	2,444	1,464
Loss on sale of available for sale securities, net	1,125	3,031
Gain on sale of loans held for sale, net	(29,914)	(52,763)
Originations of loans held for sale	(1,616,594)	(2,313,236)
Proceeds from sale of loans held for sale	1,760,073	2,297,381
Loss on extinquishment of debt	19	1,591
Provision for mortgage loan repurchase losses	2,438	2,189
Mortgage loan losses paid, net of recoveries	(1,211)	(930)
Unrealized gain on interest rate swap	(428)	—
Stock-based compensation	303	86
(Increase) decrease in cash surrender value of bank owned life insurance	(267)	161
Depreciation	918	833
Loss (gain) on disposals of premises and equipment	(24)	11
Loss (gain) on sale of real estate acquired through foreclosure	(425)	227
Write-down of real estate acquired through foreclosure	849	1,049
Gain on sale of servicing assets	(5,489)	—
Proceeds from the sale of servicing assets	11,036	—
Originations of mortgage servicing assets	(6,860)	(7,051)
Decrease (increase) in:
Accrued interest receivable	401	(117)
Income taxes receivable	—	5,789
Prepaid FDIC insurance	2,035	1,000
Other assets	(906)	(1,461)
Increase (decrease) in:
Accrued interest payable	(1,288)	228
Income taxes payable	(3,038)	3,459
Accrued expenses and other liabilities	(353)	3,445
Cash flows provided by (used in) operating activities	129,238	(38,653)

Continued

99

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Cash flows from investing activities:
Activity in available-for-sale securities:
Purchases	$(177,284)	(79,869)
Maturities, payments and calls	51,180	42,618
Proceeds from sales	91,653	27,735
Activity in held-to-maturity securities:
Purchases	(6,708)	—
Maturities, payments and calls	299	794
Increase in other investments	(130)	(38)
Decrease in Federal Home Loan Bank stock	2,310	772
(Increase) decrease in loans receivable, net	(32,386)	4,858
Purchase of premises and equipment	(2,136)	(1,182)
Proceeds from disposals of premises and equipment	54	19
Proceeds from sale of real estate acquired through foreclosure	3,727	7,944
Purchase of bank owned life insurance	(20,053)	—
Distribution of bank owned life insurance	223	154
Cash flows provided by (used in) investing activities	(89,251)	3,805

Cash flows from financing activities:
Net increase in deposit accounts	44,334	31,444
Net (decrease) increase in Federal Home Loan Bank advances	(47,519)	23,409
Net decrease in other short-term borrowed funds	(4,682)	(21,252)
Principal repayment of subordinated debt	(10,300)	(300)
Net decrease in drafts outstanding	(307)	(1,506)
Net (decrease) increase in advances from borrowers for insurance and taxes	(329)	104
Cash dividends paid on common stock	(401)	—
Proceeds from exercise of stock options	43	—
Cash flows (used in) provided by financing activities	(19,161)	31,899
Net increase (decrease) in cash and cash equivalents	20,826	(2,949)
Cash and cash equivalents, beginning of year	17,839	20,788
Cash and cash equivalents, end of year	$38,665	17,839

Supplemental disclosure
Cash paid for:
Interest on deposits and borrowed funds	$7,006	7,285
Income taxes paid, net of (refunds)	11,556	1,424

Noncash investing and financing activities:
Other-than-temporary impairment reflected through accumulated other comprehensive income	—	87
Other-than-temporary impairment reflected through the statement of operations	—	913
Transfer of loans receivable to real estate acquired through foreclosure	4,140	9,407
Transfer of available-for-sale securities to held-to-maturity securities	8,649	—

See accompanying notes to consolidated financial statements.

100

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Carolina Financial Corporation (“Carolina Financial” or the “Company”), incorporated under the laws of the State of Delaware, is a bank holding company with two wholly-owned subsidiaries, CresCom Bank (the “Bank”) and Carolina Services Corporation of Charleston (“Carolina Services”). Effective July 31, 2012, Carolina Financial combined its wholly-owned subsidiary bank, Community FirstBank of Charleston (“Community FirstBank”), with and into its other wholly-owned subsidiary bank, Crescent Bank. In conjunction with this internal reorganization, Crescent Bank’s name was changed to CresCom Bank. Crescent Mortgage Company (“Crescent Mortgage”), formerly a wholly-owned subsidiary of Community FirstBank, became a wholly-owned subsidiary of CresCom Bank. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, CresCom Bank and Carolina Services. In consolidation, all material intercompany accounts and transactions have been eliminated. The results of operations of the businesses acquired in transactions accounted for as purchases are included only from the dates of acquisition. All majority-owned subsidiaries are consolidated unless control is temporary or does not rest with the Company.

At December 31, 2013 and 2012, statutory business trusts (“Trusts”) created by the Company had outstanding trust preferred securities with an aggregate par value of $15,000,000. The principal assets of the Trusts are $15,465,000 of the Company’s subordinated debentures with identical rates of interest and maturities as the trust preferred securities. The Trusts have issued $465,000 of common securities to the Company and are included in other investments in the accompanying consolidated balance sheets. The Trusts are not consolidated subsidiaries of the Company.

Management’s Estimates

The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, including valuation for impaired loans, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, the valuation of securities, the valuation of derivative instruments, the valuation of mortgage servicing rights, the determination of the reserve for mortgage loan repurchase losses, asserted and unasserted legal claims and deferred tax assets or liabilities. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

Management uses available information to recognize losses on loans and foreclosed real estate. However, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and foreclosed real estate may change materially in the near term.

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the statement of financial condition but arose after that date. Management has reviewed events occurring through the date the financial statements were issued and no subsequent events occurred requiring accrual or disclosure except for the following:

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record as of February 10, 2014, payable on February 28, 2014. All share, earnings per share, and per share data have been retroactively adjusted in the consolidated balance sheets, earnings per share, and stockholders’ equity disclosures to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

101

On January 15, 2014, the Board of Directors declared a $.05 dividend to stockholders of record dated March 26, 2014, payable on April 11, 2014.

On January 15, 2014, the Company entered into a contract to sell approximately $147.6 million in unpaid principal of loans serviced for an estimated gain on sale of servicing assets of $767,000. The Company expects to close the servicing sale during the first quarter of 2014.

On February 21, 2014, the Bank completed the acquisition of the St. George office of First Federal of South Carolina in a transaction that had been announced on August 28, 2013. The Bank added approximately $24.5 million in deposits and $11.2 million in loans receivable as a result of this branch acquisition.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and due from banks and interest-bearing cash with banks. Substantially all of the interest-bearing cash at December 31, 2013 and 2012 consists of Federal Reserve Bank and Federal Home Loan Bank overnight deposits. Cash and cash equivalents have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value. The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2013 and 2012, these reserve balances amounted to $8.3 million and $4.7 million, respectively.

Securities

Investment securities are classified into three categories: (a) Held-to-Maturity – debt securities that the Company has positive intent and ability to hold to maturity, which are reported at amortized cost; (b) Trading – debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings; and (c) Available-for-Sale – debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

The Company determines the category of the investment at the time of purchase. If a security is transferred from available-for-sale to held-to-maturity, the fair value at the time of transfer becomes the held-to-maturity security’s new cost basis. Premiums and discounts on securities are accreted and amortized as an adjustment to interest yield over the estimated life of the security using a method which approximates a level yield. Dividends and interest income are recognized when earned. Unrealized losses on securities, reflecting a decline in value judged by the Company to be other-than-temporary, are charged to income in the consolidated statements of operations.

The cost basis of securities sold is determined by specific identification. Purchases and sales of securities are recorded on a trade date basis.

Loans Held for Sale

The Company’s residential mortgage lending activities for sale in the secondary market are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgage loans and selling mortgage loans to investors under pre-existing commitments. Loans held for sale are recorded at either fair value, if elected, or the lower of cost or fair value on an individual loan basis. Origination fees and costs for loans held for sale recorded at lower of cost or market are capitalized in the basis of the loan and are included in the calculation of realized gains and losses upon sale. Origination fees and costs are recognized in earnings at the time of origination for loans held for sale that are recorded at fair value. Fair value is derived from observable current market prices, when available, and includes loan servicing value. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models, in which the Company uses its best estimates of assumptions it believes would be used by market participants in estimating fair value. Adjustments to reflect unrealized gains and losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as noninterest income in the consolidated statements of operations.

The Company issues rate lock commitments to borrowers on prices quoted by secondary market investors. Derivatives related to these commitments are recorded as either assets or liabilities in the balance sheet and are measured at fair value. Changes in the fair value of the derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

102

Derivatives

The accounting for changes in fair value (i.e., unrealized gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the unrealized gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting unrealized loss or gain on the hedged item attributable to the risk being hedged as a component of other noninterest income on the consolidated statements of operations. If the hedged exposure is a cash flows exposure, the effective portion of the gain or loss on the hedged item is reported initially as a component of accumulated other comprehensive income (loss), net of the tax impact, and subsequently reclassified into earnings when the hedged transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss on the derivative instrument, are reported in earnings immediately as a component of other noninterest income on the consolidated statements of operations. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings as a component of other noninterest income on the consolidated statements of operations in the period of change.

The primary uses of derivative instruments are related to the mortgage banking activities of the Company. As such, the Company holds derivative instruments, which consist of rate lock agreements related to expected funding of fixed-rate mortgage loans to customers (“interest rate lock commitments”) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans (“forward commitments”). The Company’s objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the interest rate lock commitments and the mortgage loans that are held for sale. Derivatives related to these commitments are recorded as either a derivative asset or a derivative liability in the balance sheet and are measured at fair value. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments recorded in current period earnings in net gain on sale of loans held for sale within noninterest income section of the consolidated statements of operations.

Derivative instruments not related to mortgage banking activities, including interest rate swap agreements, that do not satisfy the hedge accounting requirements, are recorded at fair value and changes in fair value are recognized in noninterest income in the consolidated statements of operations.

When using derivatives to hedge fair value and cash flows risks, the Company exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. The Company analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. The Company seeks to minimize credit risk by dealing with highly rated counterparties and by obtaining collateralization for exposures above certain predetermined limits. If significant counterparty risk is determined, the Company would adjust the fair value of the derivative recorded asset balance to consider such risk.

Loans Receivable, Net

Loans that management has the intent and ability to hold for the foreseeable future are reported at their outstanding principal balances net of any unearned income, charge-offs, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. The net amount of nonrefundable loan origination fees, commitment fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods that approximate a level yield or noninterest income when the loan is sold. Discounts and premiums on purchased loans are amortized to interest income over the estimated life of the loans using methods that approximate a level yield, or noninterest income when the loan is sold. Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. When the fair value of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a specific reserve allocation that is a component of the allowance for loan losses. A loan is charged-off against the allowance for loan losses when all meaningful collection efforts have been exhausted and the loan is viewed as uncollectible in the immediate or foreseeable future.

103

Troubled Debt Restructurings (“TDRs”)

The Company designates loan modifications as TDRs when, for economic or legal reasons related to the borrower’s financial difficulties, it grants a concession to the borrower that it would not otherwise consider. Loans on nonaccrual status at the date of modification are initially classified as nonaccrual TDRs. Loans on accruing status at the date of modification are initially classified as accruing TDRs at the date of modification, if the note is reasonably assured of repayment and performance is in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the modification date if reasonable doubt exists as to the collection of interest or principal under the restructuring agreement. Nonaccrual TDRs are returned to accrual status when there is economic substance to the restructuring, there is well documented credit evaluation of the borrower’s financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months).

Mortgage Servicing Rights, Fees and Costs

The Company initially measures servicing assets and liabilities retained related to the sale of residential loans held for sale (“mortgage servicing rights”) at fair value, if practicable. For subsequent measurement purposes, the Company measures servicing assets and liabilities based on the lower of cost or market.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of the mortgage servicing rights is analyzed periodically and is adjusted to reflect changes in prepayment rates and other estimates.

The Company evaluates potential impairment of mortgage servicing rights based on the difference between the carrying amount and current estimated fair value of the servicing rights. In determining impairment, the Company aggregates all servicing rights and stratifies them into tranches based on predominant risk characteristics. If impairment exists, a valuation allowance is established for any excess of amortized cost over the current estimated fair value by a charge to income. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Service fee income is recorded for fees earned for servicing mortgage loans under servicing agreements with the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”) and certain private investors. The fees are based on a contractual percentage of the outstanding principal balance of the loans serviced and are recorded as income when received in noninterest income. Amortization of mortgage servicing rights and mortgage servicing costs are charged to expense when incurred.

Nonperforming Assets

Nonperforming assets include loans on which interest is not being accrued, accruing loans that are 90 days or more delinquent and foreclosed property. Foreclosed property consists of real estate and other assets acquired as a result of a borrower’s loan default. Loans are generally placed on nonaccrual status when concern exists that principal or interest is not fully collectible, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. Loans past due 90 days or more may remain on accrual status if management determines that concern over the collectability of principal and interest is not significant. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectability of principal or interest.

Assets acquired as a result of foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Gains and losses on the sale of assets acquired through foreclosure and related revenue and expenses of these assets are included in noninterest expense in other real estate expenses, net.

104

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. Impaired loans are evaluated for impairment using the discounted cash flow methodology or based on the net realizable value of the underlying collateral. Impaired loans are individually reviewed on a quarterly basis to determine the level of impairment.

Factors considered by management in determining impaired loans include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

If a loan has impairment, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Substantially all loans were considered collateral-dependent as of December 31, 2013 and 2012. For collateral-dependent loans, the measurement of impairment was based on the net investment of the loan compared to the fair value of the collateral less estimated selling costs. In most cases, the fair value of the collateral was based on appraised value, when appropriate, the fair value was based on the probable sales price of the collateral when sale of the collateral was imminent or contracted sales price if the collateral is subject to a binding sales contract as of the end of the quarter.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The Company considers the actual loss history experience over the trailing twelve quarters to determine the historical loss experience used in the general component. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries for the most recent twelve quarters; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations or, if required by regulators, based upon information available to them at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

105

Guarantees

Standby letters of credit obligate the Company to meet certain financial obligations of its customers, under the contractual terms of the agreement, if the customers are unable to do so. Payment is only guaranteed under these letters of credit upon the borrower’s failure to perform its obligations to the beneficiary. The Company can seek recovery of the amounts paid from the borrower; however, these standby letters of credit are generally not collateralized. Commitments under standby letters of credit are usually one year or less. At December 31, 2013 the Company had recorded no liability for the current carrying amount of the obligation to perform as a guarantor; as such amounts are not considered material. The maximum potential amount of undiscounted future payments related to standby letters of credit at December 31, 2013 was $526,000.

Premises and Equipment, Net

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the asset’s estimated useful life. Estimated lives range up to forty years for buildings and improvements and up to ten years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Improvements that extend the lives of the respective assets are capitalized. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in income.

Advertising

The Company expenses advertising costs as incurred. These expenses are reflected as marketing and public relations in the accompanying consolidated statements of operations.

Income Taxes

The provision for income taxes is based upon income or loss before taxes for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the cumulative effects included in the current year’s income tax provision.

Positions taken by the Company’s tax returns may be subject to challenge by the taxing authorities upon examination. The benefits of uncertain tax positions are initially recognized in the financial statements only when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain tax positions have been recorded. The Company’s federal income tax returns were examined for the years 2008 through 2010. No changes were proposed.

Interest and penalties on income tax uncertainties are classified within income tax expense in the statement of operations. The Company paid $2,700 of penalties and $2,700 of interest during fiscal 2013. The Company paid $1,000 of penalties and $400 interest during fiscal 2012.

It is management’s belief that the realization of the remaining net deferred tax assets is more likely than not. Accordingly, no reserve was considered necessary.

Drafts Outstanding

The Company invests excess funds on deposit at other banks (including amounts on deposit for payment of outstanding disbursement checks) on a daily basis in an overnight interest-bearing account. Accordingly, outstanding checks are reported as a liability.

106

Reserve for Mortgage Loan Repurchase Losses

The Company sells mortgage loans to various third parties, including government-sponsored entities, under contractual provisions that include various representations and warranties that typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan, absence of delinquent taxes or liens against the property securing the loan, and similar matters. The Company may be required to repurchase the mortgage loans with identified defects, indemnify the investor or insurer, or reimburse the investor for credit loss incurred on the loan (collectively “repurchase”) in the event of a material breach of such contractual representations or warranties. Risk associated with potential repurchases or other forms of settlement is managed through underwriting and quality assurance practices and by servicing mortgage loans to meet investor and secondary market standards.

The Company establishes mortgage repurchase reserves related to various representations and warranties that reflect management’s estimate of losses based on a combination of factors. Such factors incorporate estimated levels of defects on internal quality assurance, default expectations, historical investor repurchase demand and appeals success rates, reimbursement by correspondent and other third party originators, and projected loss severity. The Company establishes a reserve at the time loans are sold and continually updates the reserve estimate during the estimated loan life. The reserve for repurchases was $6.1 million and $4.9 million at December 31, 2013 and 2012, respectively. For the years ended December 31, 2013, and 2012, the Company recorded a provision for mortgage repurchase reserve expense of $2.4 million, and $2.2 million respectively. The provision for mortgage repurchase reserve of $2.4 million during 2013 consisted of $1.0 million for current year sales and $1.4 million related to changes in estimates of prior year sales. The provision expense for mortgage repurchase reserve of $2.2 million during 2012 consisted of $1.4 million for current year sales and $800,000 related to changes in estimates of prior year sales.

The expense is reflected in noninterest expense in the accompanying consolidated statements of operations. In addition, the Company incurred mortgage repurchase losses, net of recoveries, for the years ended December 31, 2013, and 2012 of $1.2 million and $930,000, respectively which were charged against the reserve amount. To the extent that economic conditions and the housing market do not recover or future investor repurchase demand and appeals success rates differ from past experience, the Company could continue to have increased demands and increased loss severities on repurchases, requiring future additions to the repurchase reserve.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income or loss and net unrealized gains (losses) on securities and is presented in the consolidated statements of comprehensive income. The Company’s other comprehensive income (loss) for the years ended December 31, 2013, and 2012 and accumulated other comprehensive income (loss) as of December 31, 2013 and 2012 are comprised solely of unrealized gains (losses) on certain investment securities net of the related tax effect.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Company entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under revolving credit agreements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Stock Compensation Plans

The Company issues stock options and restricted stock under various plans to directors, officers and other key employees. The Company accounts for its stock compensation plans in accordance with ASC Topics 718 and 505. Under those provisions, the Company has adopted a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized on a straight-line basis over the service period, which is usually the vesting period, taking into account retirement eligibility. As a result, compensation expense relating to stock options and restricted stock is reflected in net income as part of “salaries and employee benefits” on the consolidated statements of operations.

107

Earnings Per Share

Basic earnings per share (“EPS”) represents income available to common stockholders’ divided by the weighted-average number of shares outstanding during the year. Diluted earnings per share reflects additional shares that would have been outstanding if dilutive potential shares had been issued. Potential shares that may be issued by the Company relate solely to outstanding stock options, restricted stock (non-vested shares), and warrants, and are determined using the treasury stock method. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of stock for the outstanding stock options and warrants, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the average market price for the year of the Company's stock. Weighted-average shares for the basic and diluted EPS calculations have been reduced by the average number of unvested restricted shares.

On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014. As such, all share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

Reclassification

Certain reclassifications of accounts reported for previous periods have been made in these consolidated financial statements. Such reclassifications had no effect on stockholders’ equity or the net income as previously reported.

Recently Issued Accounting Pronouncements

The Balance Sheet topic of the ASC was amended in December 2011 for companies with financial instruments and derivative instruments that offset or are subject to a master netting agreement. The amendments require disclosure of both gross information and net information about instruments and transactions eligible for offset or subject to an agreement similar to a master netting agreement. The amendments were effective for reporting periods beginning on or after January 1, 2013 and required retrospective presentation for all comparative periods presented. Additionally, in January 2013 the FASB clarified that the amendments apply only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in U.S. GAAP or subject to a master netting arrangement or similar agreement. These amendments did not have a material effect on the Company’s financial statements.

The FASB amended the Comprehensive Income topic of the ASC in February 2013. The amendments address reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments do require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will be effective for the Company on a prospective basis for reporting periods beginning after December 15, 2013. Earlier adoption is permitted. The Company does not expect these amendments will have a material effect on its financial statements.

In February 2013 the FASB also amended the Financial Instruments topic of the ASC to address the scope and applicability of certain disclosures to nonpublic companies. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The Company does not expect these amendments to have a material effect on its financial statements.

In April 2013, the FASB issued guidance addressing application of the liquidation basis of accounting. The guidance is intended to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments will be effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein and those requirements should be applied prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company does not expect these amendments to have any effect on its financial statements.

108

In December 2013, the FASB amended the Master Glossary of the FASB Codification to define “Public Business Entity” to minimize the inconsistency and complexity of having multiple definitions of, or a diversity in practice as to what constitutes, a nonpublic entity and public entity within U.S. GAAP. The amendment does not affect existing requirements, however will be used by the FASB, the Private Company Council (“PCC”), and the Emerging Issues Task Force (“EITF”) in specifying the scope of future financial accounting and reporting guidance. The Company does not expect this amendment to have any effect on its financial statements.

In January 2014, the FASB amended the Receivables—Troubled Debt Restructurings by Creditors subtopic of the Codification to address the reclassification of consumer mortgage loans collateralized by residential real estate upon foreclosure. The amendments clarify the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments will be effective for the Company’s annual reporting periods beginning after December 15, 2014. Companies are allowed to use either a modified retrospective transition method or a prospective transition method when adopting this update. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the loan portfolio or certain securities that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company. The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. Periodic examinations by the regulatory agencies may subject the Company to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

109

NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investments securities available-for-sale and held-to-maturity at December 31, 2013 and 2012 follows:

	At December 31,
	2013				2012
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Securities available-for-sale:	(In thousands)
Municipal securities	$39,790	99	(1,390)	38,499	17,630	252	(113)	17,769
US government agencies	5,199	—	(24)	5,175	—	—	—	—
Mortgage-backed securities:
Agency	68,813	1,433	(317)	69,929	76,775	2,443	(9)	79,209
Non-agency	53,195	826	(89)	53,932	50,106	1,405	(82)	51,429
Total mortgage-backed securities	122,008	2,259	(406)	123,861	126,881	3,848	(91)	130,638
Total	$166,997	2,358	(1,820)	167,535	144,511	4,100	(204)	148,407

Securities held-to-maturity:
Municipal securities	$15,488	30	(341)	15,177	—	—	—	—
Asset-backed securities	9,066	2,107	(2,803)	8,370	9,166	580	(4,197)	5,549
Total	$24,554	2,137	(3,144)	23,547	9,166	580	(4,197)	5,549

The asset-backed securities portfolio is collateralized with trust preferred securities issued by other financial institutions in pooled issuances.

The following table presents unrealized losses related to the trust preferred securities that were recognized within other comprehensive income at the time of transfer to held-to-maturity as well as the unrealized gains and losses that are not presented in other comprehensive income for December 31, 2013 and 2012.

110

	At December 31, 2013
				Recognized in OCI			Not Recognized in OCI
				Gross Unrealized			Gross Unrealized
	Purchased Face Value	Cumulative OTTI	Carrying Value	Gains	Losses	Amortized Cost	Gains	Losses	Estimated Fair Value	Collateralization Percentage
Held-to-Maturity:	(In thousands)
Trust Preferred Securities
Total A-Class	$2,841	—	2,841	—	(586)	2,255	354	(99)	2,510	164% - 164%
Total B-Class	11,804	(2,635)	9,169	—	(2,569)	6,600	1,190	(2,704)	5,086	94% - 98%
Total C-Class	2,688	(1,340)	1,348	—	(1,137)	211	563	—	774	83% - 83%
	$17,333	(3,975)	13,358	—	(4,292)	9,066	2,107	(2,803)	8,370

	At December 31, 2012
				Recognized in OCI			Not Recognized in OCI
				Gross Unrealized			Gross Unrealized
	Purchased Face Value	Cumulative OTTI	Carrying Value	Gains	Losses	Amortized Cost	Gains	Losses	Estimated Fair Value	Collateralization Percentage
Held-to-Maturity:	(In thousands)
Trust Preferred Securities
Total A-Class	$3,733	—	3,733	—	(614)	3,119	—	(230)	2,889	157.2%-157.2%
Total B-Class	11,318	(2,635)	8,683	—	(2,680)	6,003	405	(3,967)	2,441	73.6%-91.8%
Total C-Class	2,581	(1,340)	1,241	—	(1,197)	44	175	—	219	75.9%-75.9%
	$17,632	(3,975)	13,657	—	(4,491)	9,166	580	(4,197)	5,549

The pooled trust preferred securities consisted of positions in seven different securities. The underlying issuers in the pools were primarily financial institutions and to a lesser extent, insurance companies and real estate investment trusts. The Company owns both senior and mezzanine tranches in pooled trust preferred securities; however, the Company does not own any income notes. The senior and mezzanine tranches of trust preferred collateralized debt obligations generally have some protection from defaults in the form of over-collateralization and excess spread revenues, along with waterfall structures that redirect cash flows in the event certain coverage test requirements are failed. Generally, senior tranches have the greatest protection, with mezzanine tranches subordinated to the senior tranches, and income notes subordinated to the mezzanine tranches. Unrealized Losses recognized in other comprehensive income relate to unrealized losses at the time of transfer from available-for-sale to held-to-maturity and are accreted in accordance with generally accepted accounting principles.

As of December 31, 2013, $1.3 million of the pooled trust preferred securities were investment grade, $1.0 million were split-rated, and $6.8 million were below investment grade. As of December 31, 2012, $2.0 million of the pooled trust preferred securities were investment grade, $1.0 million were split-rated, and the remaining $6.2 million were below investment grade. In terms of risk based capital calculation, the Company allocates additional risk-based capital to the below investment grade securities.

As of December 31, 2013, senior tranches represent $2.3 million of the Company’s pooled securities, while mezzanine tranches represented $6.8 million. All of the $6.8 million in mezzanine tranches are still subordinate to senior tranches as the senior notes have not been paid to a zero balance. As of December 31, 2012, senior tranches represent $3.1 million of the Company’s pooled securities, while mezzanine tranches represented $6.1 million. All of the $6.1 million in mezzanine tranches are still subordinate to senior tranches as the senior notes have not been paid to a zero balance.

111

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2013 follows:

	2013
	Amortized	Fair
	Cost	Value
	(In thousands)
Securities available-for-sale:
Three to five years	$—	—
Six to ten years	14,350	14,235
After ten years	152,647	153,300
Total	$166,997	167,535

Securities held-to-maturity:
Three to five years	$989	890
Six to ten years	3,563	3,413
After ten years	20,002	19,244
Total	$24,554	23,547

The contractual maturity dates of the securities were used for mortgage-backed securities and asset-backed securities. No estimates were made to anticipate principal repayments.

During 2013, the Company sold 56 securities available-for-sale totaling $92.8 million. The Company received gross proceeds of $91.7 million related to the sale of these securities and recognized gross gains of $473,000 and gross losses of $1.6 million.

During 2012, the Company sold 14 securities available-for-sale totaling $30.8 million. The Company received gross proceeds of $27.7 million related to the sale of these securities and recognized gross gains of $426,000 and gross losses of $3.5 million.

At December 31, 2013, the Company has pledged $12.3 million of securities for FHLB advances. See Note 9 – Short-Term Borrowed Funds for further discussion.

112

The gross unrealized losses and fair value of the Company’s investments available-for-sale with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 are as follows:

	At December 31, 2013
	Less than 12 Months			12 Months or Greater			Total
	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized
	Cost	Value	Losses	Cost	Value	Losses	Cost	Value	Losses
	(In thousands)
Available-for-sale:
Municipal securities	$27,108	25,917	(1,191)	3,157	2,958	(199)	30,265	28,875	(1,390)
US government agencies	5,199	5,175	(24)	—	—	—	5,199	5,175	(24)
Mortgage-backed securities:
Agency	27,140	26,823	(317)	—	—	—	27,140	26,823	(317)
Non-agency	15,006	14,951	(55)	3,660	3,626	(34)	18,666	18,577	(89)
Total mortgage-backed securities	42,146	41,774	(372)	3,660	3,626	(34)	45,806	45,400	(406)
Total	$74,453	72,866	(1,587)	6,817	6,584	(233)	81,270	79,450	(1,820)

Held-to-maturity-
Municipal securities	$11,945	11,734	(211)	2,177	2,047	(130)	14,122	13,781	(341)
Asset-backed securities	—	—	—	7,398	4,595	(2,803)	7,398	4,595	(2,803)
Total	$11,945	11,734	(211)	9,575	6,642	(2,933)	21,520	18,376	(3,144)

The gross unrealized losses and fair value of the Company’s investments available-for-sale with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 are as follows:

	At December 31, 2012
	Less than 12 Months			12 Months or Greater			Total
	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized	Amortized	Fair	Unrealized
	Cost	Value	Losses	Cost	Value	Losses	Cost	Value	Losses
	(In thousands)
Available-for-sale:
Municipal securities	$8,554	8,441	(113)	—	—	—	8,554	8,441	(113)
Mortgage-backed securities:
Agency	4,587	4,578	(9)	—	—	—	4,587	4,578	(9)
Non-agency	8,491	8,445	(46)	1,927	1,891	(36)	10,418	10,336	(82)
Total mortgage-backed securities	13,078	13,023	(55)	1,927	1,891	(36)	15,005	14,914	(91)
Total	$21,632	21,464	(168)	1,927	1,891	(36)	23,559	23,355	(204)

Held-to-maturity- Asset-backed securities	$—	—	—	9,082	4,885	(4,197)	9,082	4,885	(4,197)

113

The Company reviews its investment securities portfolio at least quarterly and more frequently when economic conditions warrant, assessing whether there is any indication of other-than-temporary impairment (“OTTI”). Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospect of the issuer, and our intent and ability to retain the security to allow for an anticipated recovery in market value. If the review determines that there is OTTI, then an impairment loss is recognized in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made, or a portion may be recognized in other comprehensive income. The fair value of investments on which OTTI is recognized then becomes the new cost basis of the investment.

At December 31, 2013 and 2012, the Company had 58 and 26, respectively, individual investments available-for-sale that were in an unrealized loss position. The unrealized losses on the Company’s investments in US government-sponsored agencies, municipal securities and mortgage-backed securities (agency and non-agency) summarized above were attributable primarily to changes in interest rates. Management has performed various analyses, including cash flows, and determined that no OTTI expense was necessary during 2013.

At December 31, 2013, the Company had four trust preferred securities within the held-to-maturity portfolio that were in an unrealized loss position. The asset-backed securities portfolio is collateralized with trust preferred securities issued by other financial institutions in pooled issuances.

To determine the fair value, cash flow models for trust preferred securities are provided by a third-party pricing service. Impairment testing is performed on a quarterly basis using a detailed cash flow analysis for each security. The major assumptions used during the impairment test are described in the subsequent paragraph.

In 2009, the Company adopted a four year "burst" scenario for its modeled default rates (2010 - 2013) that replicated the default rates for the banking industry from the four peak years of the Savings and Loan crisis, which then reduced to 0.25% annually. 2013 was the last year of the elevated default rate. The constant default rate used by the Company is now 0.25% annually. All issuers that were currently in deferral were presumed to be in default. Additionally, all defaults are assumed to have a 15% recovery after two years and 1% of the pool is presumed to prepay annually. If this analysis results in a present value of expected cash flows that is less than the book value of a security (that is, a credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis we performed used discount rates equal to the credit spread at the time of purchase for each security and then added the current 3-month LIBOR forward interest rate curve.

During 2012, the Company recorded OTTI expense of $625,000 related to 4 securities available-for-sale during fiscal 2012. These 4 securities available-for-sale were subsequently sold during fiscal 2012. In addition, OTTI expense totaling $288,000 was recorded related to 2 held-to-maturity securities during fiscal 2012. There was no OTTI recognized for 2013.

The following table presents the cumulative credit related OTTI related to securities held-to-maturity taken as well as the activity for the period ended December 31, 2013 and 2012 for the trust preferred securities.

	At December 31,
	2013	2012
	(In thousands)

Balance at beginning of year	$3,975	3,687
Additions for credit losses on securities for which OTTI was not previously recognized	—	—
Additions for additional credit losses on securities for which OTTI was previously recognized	—	288
Balance at end of year	$3,975	3,975

Management believes that there are no additional securities other-than-temporarily impaired at December 31, 2013. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost. Management continues to monitor these securities with a high degree of scrutiny. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of the securities may be sold or are other-than-temporarily impaired, which would require a charge to earnings in such periods.

114

The Company, as a member of the Federal Home Loan Bank ("FHLB") of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon a membership-based requirement and an activity based requirement. FHLB capital stock is pledged to secure FHLB advances. No secondary market exists for this stock, and it has no quoted market price. However, redemption through the FHLB of this stock has historically been at par value. The Company’s investment in FHLB capital stock was $4.1 million and $6.4 million at December 31, 2013 and 2012, respectively.

Other investments at December 31, 2013 and 2012 consisted primarily of $465,000 invested in capital stock of statutory business trusts (See Note 10 – Long-term debt) as well as $1.2 million in a CRA fund.

NOTE 3 – DERIVATIVES

The derivative positions of the Company at December 31, 2013 and 2012 are as follows:

	At December 31,
	2013		2012
	Fair	Notional	Fair	Notional
	Value	Value	Value	Value
	(In thousands)
Derivative assets:
Mortgage loan interest rate lock commitments	$—	—	4,783	289,584
Mortgage loan forward sales commitments	106	20,516	1,692	59,177
Mortgage-backed securities forward sales commitments	878	88,000	67	308,000
Interest rate swaps	428	20,000	—	—
	$1,412	128,516	6,542	656,761
Derivative liabilities:
Mortgage loan interest rate lock commitments	$55	103,614	—	—

The primary uses of derivative instruments are related to the mortgage banking activities of the Company. As such, the Company holds derivative instruments, which consist of rate lock agreements related to expected funding of fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. The Company’s objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the interest rate lock commitments and the mortgage loans that are held for sale. Derivatives related to these commitments are recorded as either a derivative asset or a derivative liability in the balance sheet and are measured at fair value. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments recorded in current period earnings in net unrealized gain (loss) on derivatives within the noninterest income of the consolidated statements of operations.

Derivative instruments not related to mortgage banking activities, including financial futures commitments and interest rate swap agreements that do not satisfy the hedge accounting requirements are recorded at fair value and are classified with resultant changes in fair value being recognized in noninterest income in the consolidated statement of operations.

When using derivatives to hedge fair value and cash flow risks, the Company exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. The Company analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. The Company seeks to minimize credit risk by dealing with highly rated counterparties and by obtaining collateralization for exposures above certain predetermined limits. If significant counterparty risk is determined, the Company would adjust the fair value of the derivative recorded asset balance to consider such risk.

115

NOTE 4 - LOANS RECEIVABLE, NET

Loans receivable, net at December 31, 2013 and 2012 are summarized by category as follows:

	At December 31,
	2013		2012
		% of Total		% of Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)
Loans secured by real estate:
One-to-four family	$184,210	32.60%	146,333	27.66%
Home equity	23,661	4.19%	31,278	5.91%
Commercial real estate	253,035	44.79%	240,764	45.52%
Construction and development	67,056	11.87%	68,113	12.88%
Consumer loans	3,060	0.54%	3,762	0.71%
Commercial business loans	33,938	6.01%	38,714	7.32%
Total gross loans receivable	564,960	100.00%	528,964	100.00%
Less:
Undisbursed loans in process	21,550		17,690
Allowance for loan losses	8,091		9,520
Deferred fees, net	98		63
Total loans receivable, net	$535,221		501,691

The composition of gross loans outstanding, net of undisbursed amounts, by rate type is as follows:

	At December 31,
	2013		2012
	(Dollars in thousands)

Variable rate loans	$219,589	40.41%	265,657	51.96%
Fixed rate loans	323,821	59.59%	245,617	48.04%
Total loans outstanding	$543,410	100.00%	511,274	100.00%

116

The following table presents activity in the allowance for loan losses. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Allowance for loan losses:	At December 31, 2013
	Loans Secured by Real Estate
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Unallocated	Total
Balance at January 1, 2013	$3,193	276	3,315	1,792	82	862	—	9,520
Provision for loan losses	(991)	(18)	(317)	281	(58)	(491)	734	(860)
Charge-offs	(168)	(28)	(269)	(765)	(35)	(410)	—	(1,675)
Recoveries	438	1	126	110	53	378	—	1,106
Balance at December 31, 2013	$2,472	231	2,855	1,418	42	339	734	8,091

	At December 31, 2012
	Loans Secured by Real Estate
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Unallocated	Total
Balance at January 1, 2012	$3,978	550	3,283	2,695	210	1,323	—	12,039
Provision for loan losses	1,520	45	1,233	(137)	(216)	262	—	2,707
Charge-offs	(2,680)	(319)	(1,432)	(1,506)	(84)	(1,169)	—	(7,190)
Recoveries	375	—	231	740	172	446	—	1,964
Balance at December 31, 2012	$3,193	276	3,315	1,792	828	62	—	9,520

117

	Loans Secured by Real Estate
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Unallocated	Total
	(In thousands)
At December 31, 2013:
Allowance for loan losses ending balances:
Individually evaluated for impairment	$103	—	55	165	20	6	—	349
Collectively evaluated for impairment	2,369	231	2,800	1,253	22	333	734	7,742
	$2,472	231	2,855	1,418	42	339	734	8,091

Loans receivable ending balances:
Individually evaluated for impairment	$6,220	125	17,008	1,493	40	2,560	—	27,446
Collectively evaluated for impairment	177,516	23,217	230,859	58,611	2,775	22,986	—	515,964
Total loans receivable	$183,736	23,342	247,867	60,104	2,815	25,546	—	543,410

At December 31, 2012:
Allowance for loan losses ending balances:
Individually evaluated for impairment	$312	—	359	429	25	273	—	1,398
Collectively evaluated for impairment	2,881	276	2,956	1,363	57	589	—	8,122
	$3,193	276	3,315	1,792	82	862	—	9,520

Loans receivable ending balances:
Individually evaluated for impairment	$7,392	—	18,177	3,265	74	3,535	—	32,443
Collectively evaluated for impairment	138,937	30,710	218,053	60,210	3,428	27,493	—	478,831
Total loans receivable	$146,329	30,710	236,230	63,475	3,502	31,028	—	511,274

118

The following table presents impaired loans individually evaluated for impairment in the segmented portfolio categories as of December 31, 2013 and 2012. The recorded investment is defined as the original amount of the loan, net of any deferred costs and fees, less any principal reductions and direct charge-offs. Unpaid principal balance includes amounts previously included in charge-offs.

	At and for the Year Ended December 31, 2013
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
With no related allowance recorded:
Loans secured by real estate:
One-to-four family	$5,713	7,682	—	5,783	184
Home equity	125	472	—	177	10
Commercial real estate	16,695	17,240	—	18,761	531
Construction and development	1,227	3,887	—	1,960	13
Consumer loans	20	404	—	23	1
Commercial business loans	2,554	3,599	—	2,984	114
	26,334	33,284	—	29,688	853

With an allowance recorded:
Loans secured by real estate:
One-to-four family	507	607	103	469	13
Home equity	—	—	—	—	—
Commercial real estate	313	313	55	59	20
Construction and development	266	266	165	33	10
Consumer loans	20	20	20	26	—
Commercial business loans	6	6	6	9	—
	1,112	1,212	349	596	43

Total:
Loans secured by real estate:
One-to-four family	6,220	8,289	103	6,252	197
Home equity	125	472	—	177	10
Commercial real estate	17,008	17,553	55	18,820	551
Construction and development	1,493	4,153	165	1,993	23
Consumer loans	40	424	20	49	1
Commercial business loans	2,560	3,605	6	2,993	114
	$27,446	34,496	349	30,284	896

119

	At and for the Year Ended December 31, 2012
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)
With no related allowance recorded:
Loans secured by real estate:
One-to-four family	$4,310	7,115	—	5,575	180
Home equity	—	319	—	257	2
Commercial real estate	13,891	14,746	—	16,142	945
Construction and development	658	921	—	5,393	222
Consumer loans	43	427	—	49	8
Commercial business loans	2,419	3,473	—	2,687	143
	21,321	27,001	—	30,103	1,500

With an allowance recorded:
Loans secured by real estate:
One-to-four family	3,082	3,282	312	2,863	19
Home equity	—	—	—	—	—
Commercial real estate	4,286	4,286	359	4,420	1
Construction and development	2,607	4,504	429	3,037	9
Consumer loans	31	31	25	28	1
Commercial business loans	1,116	1,116	273	1,247	1
	11,122	13,219	1,398	11,595	31

Total:
Loans secured by real estate:
One-to-four family	7,392	10,397	312	8,438	199
Home equity	—	319	—	257	2
Commercial real estate	18,177	19,032	359	20,562	946
Construction and development	3,265	5,425	429	8,430	231
Consumer loans	74	458	25	77	9
Commercial business loans	3,535	4,589	273	3,934	144
	$32,443	40,220	1,398	41,698	1,531

The Company is committed to advance up to $230,000 of additional funds in connection with impaired loans as of December 31, 2013. The Company was not committed to advance additional funds in connection with impaired loans as of December 31, 2012.

120

A loan is considered past due if the required principal and interest payment has not been received as of the due date. The following schedule is an aging of past due loans receivable by portfolio segment as of December 31, 2013 and 2012.

	At December 31, 2013
	Real estate loans
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Total
	(In thousands)
30-59 days past due	$231	—	273	53	—	—	557
60-89 days past due	1,034	—	—	—	—	—	1,034
90 days or more past due	3,440	125	5,074	1,477	7	431	10,554
Total past due	4,705	125	5,347	1,530	7	431	12,145
Current	179,031	23,217	242,520	58,574	2,808	25,115	531,265
Total loans receivable	$183,736	23,342	247,867	60,104	2,815	25,546	543,410

Recorded investment greater than 90 days and still accruing	$—	—	—	—	—	—	—

	At December 31, 2012
	Real estate loans
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Total
	(In thousands)
30-59 days past due	$300	—	1,142	173	106	378	2,099
60-89 days past due	611	546	2,227	317	—	21	3,722
90 days or more past due	4,247	—	5,534	3,092	26	1,136	14,035
Total past due	5,158	546	8,903	3,582	132	1,535	19,856
Current	141,171	30,164	227,327	59,893	3,370	29,493	491,418
Total loans receivable	$146,329	30,710	236,230	63,475	3,502	31,028	511,274

Recorded investment greater than 90 days and still accruing	$—	—	—	—	—	—	—

Loans are generally placed in nonaccrual status when the collection of principal and interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest payments received while the loan are on nonaccrual are applied to the principal balance. No interest income was recognized on impaired loans subsequent to the nonaccrual status designation. A loan is returned to accrual status when the borrower makes consistent payments according to contractual terms and future payments are reasonably assured.

121

The following is a schedule of loans receivable, by portfolio segment, on nonaccrual at December 31, 2013 and 2012.

	At December 31,
	2013	2012
Loans secured by real estate:	(In thousands)
One-to-four family	$3,902	4,817
Home equity	125	—
Commercial real estate	5,114	5,956
Construction and development	1,481	3,251
Consumer loans	20	52
Commercial business loans	437	1,172
	$11,079	15,248

There were no loans past due 90 days or more and still accruing at December 31, 2013 or 2012.

The Company uses several metrics as credit quality indicators of current or potential risks as part of the ongoing monitoring of credit quality of its loan portfolio. The credit quality indicators are periodically reviewed and updated on a case-by-case basis. The Company uses the following definitions for the internal risk rating grades, listed from the least risk to the highest risk.

Outstanding: The borrower is typically a long established, well-seasoned company with a significant market position. It possesses unquestioned asset quality, liquidity, and excellent sales and earnings trends. Leverage, if present, is well below industry norms. Borrowers appear to have capacity to meet all of its obligations under almost any circumstances. The borrowing entity’s management has extensive experience and depth.

Excellent: The borrower demonstrates a strong and liquid financial condition based upon current financial information and qualifies to borrow on an unsecured basis under most circumstances. If borrowing is secured, collateral is readily marketable and amply margined. Repayment sources are well defined and more than adequate. Credit checks and prior lending experiences with the company, if any, are fully satisfactory. The borrower’s cash flow comfortably exceeds total current obligations.

Good: The borrower provides current financial information reflecting a satisfactory financial condition and reasonable debt service capacity. If borrowing is secured, collateral is marketable, adequately margined at the present time, and expected to afford coverage to maturity. Repayment sources are considered adequate, and repayment terms are appropriate. Credit checks and prior experience, if any, are satisfactory. The borrower is usually established and is attractive to other financial institutions. The borrower’s balance sheet is stable and sales and earnings are steady and predictable.

Acceptable: While clearly an acceptable credit risk to the Company, the borrower will generally demonstrate a higher leveraged, less liquid balance sheet and capacity to service debt, while steady, may be less well-defined. Repayment terms may not be appropriate for individual transactions. Borrower is generally acceptable to other financial institutions; however, secured borrowing is the norm. Collateral marketability and margin are acceptable at the present time but may not continue to be so. Credit checks or prior experience, if any, reveals some, but not serious, slowness of paying. If a business, its management experience may be limited or have less depth than a satisfactory borrower. Sensitivity to economic or credit cycles exists, and staying power could be a problem.

Management Watch: Loans to borrowers with generally acceptable credit strength, but with manageable weaknesses or uncertainty evident in one or more factors. Earnings may be erratic, with marginal cash flows or declining sales. Borrowers reflect leveraged financial condition and marginal liquidity. The borrower’s management may be new and a track record of performance has yet to be developed. Financial information may be incomplete and reliance on secondary repayment sources may be increasing.

Special Mention: While loans to a borrower in this rating category are currently protected (no loss of principal or interest is envisioned), they may pose undue or unwarranted credit risks if weaknesses are not checked or corrected. Weaknesses may be limited to one or several trends or developments. Weaknesses may include one or more of the following: a potentially over-extended financial condition, a questionable repayment program, an uncertain level of continuing employment or income, inadequate or deteriorating collateral, inadequate or untimely financial information, management competence or succession issues, or a high degree of vulnerability to outside forces.

122

Substandard: Assets in this category are inadequately protected by the current creditworthiness and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified have a well-defined weakness or weakness that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that the company will sustain some loss if the deficiencies are not corrected. Nonaccrual loans, reduced-earnings loans, and loans to borrowers engaged in bankruptcy proceedings are automatically rated Substandard or lower.

Doubtful: A loan rated Doubtful has all of the weaknesses inherent in one rated Substandard with the added characteristic that the weakness may make collection or liquidation in full, based on currently existing facts, highly improbable. A Doubtful rating generally is used when the amount of loss can be projected and that projection exceeds one-third of the balance of outstanding debt but does not exceed two-thirds of that balance. A Doubtful rating is generally applied when the likelihood of significant loss is high.

Loss: A Loss rating should be applied when the borrower’s outstanding debt is considered uncollectible or of such little value that its continuance as a bankable asset is not warranted. This rating does not suggest that there is absolutely no recovery or salvage value, but that it is not practical or desirable to defer writing off the debt even though a partial recovery may be affected in the future.

The Company uses the following definitions:

Nonperforming: Loans on nonaccrual status plus loans greater than ninety days past due still accruing interest.

Performing: All current loans plus loans less than ninety days past due.

123

The following is a schedule of the credit quality of loans receivable, by portfolio segment, as of December 31, 2013 and 2012.

	At December 31, 2013
	Real estate loans
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Total
	(In thousands)
Internal Risk Rating Grades:
Acceptable or better	$168,441	23,102	189,413	38,425	2,776	20,084	442,241
Management Watch	9,437	115	41,856	20,138	19	4,739	76,304
Special Mention	1,679	—	10,633	295	—	286	12,893
Substandard	4,179	125	5,965	1,246	20	437	11,972
Total loans receivable	$183,736	23,342	247,867	60,104	2,815	25,546	543,410

Performing	$179,834	23,217	242,753	58,623	2,795	25,109	532,331
Nonperforming:
90 days or more and still accruing	—	—	—	—	—	—	—
Nonaccrual	3,902	125	5,114	1,481	20	437	11,079
Total nonperforming	3,902	125	5,114	1,481	20	437	11,079
Total loans receivable	$183,736	23,342	247,867	60,104	2,815	25,546	543,410

	At December 31, 2012
	Real estate loans
	One-to-		Commercial	Construction
	four	Home	real	and		Commercial
	family	equity	estate	Development	Consumer	business	Total
	(In thousands)
Internal Risk Rating Grades:
Acceptable or better	$123,047	29,871	153,649	37,694	3,467	21,974	369,702
Management Watch	15,073	375	50,629	17,285	—	5,535	88,897
Special Mention	3,476	—	23,745	5,391	—	2,000	34,612
Substandard	4,733	464	8,207	3,105	35	1,519	18,063
Total loans receivable	$146,329	30,710	236,230	63,475	3,502	31,028	511,274

Performing	$141,512	30,710	230,274	60,224	3,450	29,856	496,026
Nonperforming:
90 days or more and still accruing	—	—	—	—	—	—	—
Nonaccrual	4,817	—	5,956	3,251	52	1,172	15,248
Total nonperforming	4,817	—	5,956	3,251	52	1,172	15,248
Total loans receivable	$146,329	30,710	236,230	63,475	3,502	31,028	511,274

124

Troubled Debt Restructurings

The following is a schedule of loans designated as troubled debt restructurings, by portfolio segment, during the years ended December 31, 2013 and 2012.

During the year ended December 31, 2013
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings:
Loans secured by real estate:
One-to-four family	—	$—	—
Home equity	—	—	—
Commercial real estate	—	—	—
Construction and development	—	—	—
Consumer loans	—	—	—
Commercial business loans	1	6	6
	1	$6	6

During the year ended December 31, 2012
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
(In thousands)
Troubled Debt Restructurings:
Loans secured by real estate:
One-to-four family	—	$—	—
Home equity	—	—	—
Commercial real estate	3	1,362	1,362
Construction and development	—	—	—
Consumer loans	—	—	—
Commercial business loans	2	158	158
	5	$1,520	1,520

During the year ended December 31, 2013, the Bank modified one loan that was considered a trouble debt restructuring. The Bank extended terms for this loan at a market rate. During the year ended December 31, 2012, the Bank modified five loans that were considered troubled debt restructurings. We extended the terms for all five of these loans at market rates.

No loans restructured in the twelve months prior to December 31, 2013 or 2012 went into default during the period ended December 31, 2013 or 2012.

At December 31, 2013, there were $24.1 million in loans designated as troubled debt restructurings of which $16.3 million were accruing. At December 31, 2012, there were $27.9 million in loans designated as troubled debt restructurings of which $17.2 million were accruing.

125

Loans serviced for the benefit of others under loan participation arrangements amounted to $2.3 million and $15.9 million at December 31, 2013 and 2012, respectively.

Activity in loans to officers, directors and other related parties for the years ended December 31, 2013 and 2012 is summarized as follows:

	At December 31,
	2013	2012
	(In thousands)

Balance at beginning of year	$12,965	19,702
New loans	3,470	4,619
Repayments	(3,503)	(11,356)
Balance at end of year	$12,932	12,965

In management’s opinion, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with an unrelated person and generally do not involve more than the normal risk of collectability.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as for on-balance sheet instruments. At December 31, 2013 and 2012, the Company had commitments to extend credit in the amount of $48.6 million and $31.9 million, respectively. At December 31, 2013 and 2012, the Company had standby letters of credit in the amount of $526,000 and $396,000, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since commitments may expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include inventory, property and equipment, residential real estate and income producing commercial properties.

Standby letters of credit obligate the Company to meet certain financial obligations of its customers, if, under the contractual terms of the agreement, the customers are unable to do so. Payment is only guaranteed under these letters of credit upon the borrower’s failure to perform its obligations to the beneficiary. The Company can seek recovery of the amounts paid from the borrower and the letters of credit are generally not collateralized. Commitments under standby letters of credit are usually one year or less. At December 31, 2013, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor; as such amounts are not considered material. The maximum potential of undiscounted future payments related to standby letters of credit at December 31, 2013 was approximately $526,000.

126

NOTE 5 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net at December 31, 2013 and 2012 consists of the following:

	At December 31,
	2013	2012
	(In thousands)
Land	$5,304	5,029
Buildings	11,658	11,277
Furniture, fixtures and equipment	8,023	7,345
Construction in process	599	44
Total premises and equipment	25,584	23,695
Less: accumulated depreciation	(7,999)	(7,298)
Premises and equipment, net	$17,585	16,397

Depreciation expense included in operating expenses for the years ended December 31, 2013 and 2012 amounted to $918,000 and $833,000, respectively. The construction in process related to technology related equipment that will be transferred into furniture, fixture and equipment during 2014. Remaining estimated costs for completion of the construction in process are expected to be approximately $100,000. There was no interest capitalized during fiscal 2013 and 2012.

NOTE 6 – REAL ESTATE ACQUIRED THROUGH FORECLOSURE

Transactions in other real estate owned for the years ended December 31, 2013 and 2012 are summarized below:

	At December 31,
	2013	2012
	(In thousands)
Balance at beginning of year	$6,284	6,097
Additions	4,140	9,407
Sales	(3,302)	(8,171)
Write downs	(849)	(1,049)
Balance at end of year	$6,273	6,284

A summary of the composition of real estate acquired through foreclosure follows:

	At December 31,
	2013	2012
	(In thousands)
Real estate loans:
One-to-four family	$959	1,010
Commercial real estate	1,781	1,902
Construction and development	3,533	3,372
	$6,273	6,284

127

NOTE 7 – MORTGAGE SERVICING RIGHTS

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The value of mortgage servicing rights is included on the Company’s consolidated balance sheets. The unpaid principal balances of loans serviced for others were $2.0 billion and $2.2 billion, respectively, at December 31, 2013 and 2012.

The economic estimated fair values of mortgage servicing rights were $17.7 million and $18.1 million, respectively, at December 31, 2013 and 2012. The estimated fair value of servicing rights at December 31, 2013 were determined using discount rates ranging from 11.66% to 12.66% , prepayment speed assumptions (“PSA”) ranging from 116.6 to 138.2, depending upon the stratification of the specific servicing right, and a weighted average delinquency rate of .90% as determined by a third party. The estimated fair value of servicing rights at December 31, 2012 were determined using discount rates ranging from 11.00% to 15.50%, prepayment speed assumptions (“PSA”) ranging from 114.6 to 145.1, depending upon the stratification of the specific servicing right, and a weighted average delinquency rate of 1.24% as determined by a third party.

During 2013 servicing rights related to approximately $972.9 million of unpaid loan principal serviced for others were sold. The Company received $11.0 million in net proceeds and recognized a gain in the accompanying consolidated statement of operations of $5.5 million. No servicing rights were sold during 2012.

The following summarizes the activity in mortgage servicing rights, along with the aggregate activity in the related valuation allowances, for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
	(In thousands)
MSR beginning balance	$12,039	6,452
Amount capitalized	6,860	7,051
Amount sold	(5,547)	—
Amount amortized	(2,444)	(1,464)
MSR ending balance	$10,908	12,039

There was no allowance for loss in fair value in mortgage servicing rights for the years ended December 31, 2013 and 2012.

The estimated amortization expense for mortgage servicing rights for MSRs owned at December 31, 2013, for the years ended December 31, 2014, 2015, 2016, 2017, 2018 and thereafter is $1.1 million, $1.0 million, $990,000, $950,000, $890,000 and $6.0 million, respectively. The estimated amortization expense is based on current information regarding future loan payments and prepayments. Amortization expense could change in future periods based on changes in the volume of prepayments and economic factors.

At December 31, 2013 and 2012, servicing related trust funds of approximately $19.9 million, and $27.1 million, respectively, representing both principal and interest due investors and escrows received from borrowers, are on deposit in custodial accounts and are included in noninterest-bearing deposits in the accompanying financial statements.

At December 31, 2013 and 2012, the Company had blanket bond and errors and omissions coverage of $5.0 million each.

128

NOTE 8 - DEPOSITS

Deposits outstanding by type of account at December 31, 2013 and 2012 are summarized as follows:

	At December 31,
	2013	2012
	(In thousands)
Noninterest-bearing demand accounts	$83,500	82,004
Interest-bearing demand accounts	92,067	51,490
Savings accounts	17,816	10,882
Money market accounts	220,915	207,299
Certificates of deposit:
Less than $100,000	195,239	215,549
$100,000 or more	88,044	86,023
Total certificates of deposit	283,283	301,572
Total deposits	$697,581	653,247

The aggregate amount of brokered certificates of deposit was $61.8 million and $29.9 million at December 31, 2013 and 2012, respectively. Brokered certificates of deposit are included in the table above under certificates of deposit less than $100,000. The aggregate amount of institutional certificates of deposit was $40.0 million at December 31, 2013 and 2012. Interest expenses related to certificates of deposit over $100,000 was $664,000 and $462,000 for the years ended December 31, 2013 and 2012, respectively.

The amounts and scheduled maturities of certificates of deposit at December 31, 2013 and 2012 are as follows:

	At December 31,
	2013	2012
	(In thousands)
Maturing within one year	$144,119	220,024
Maturing one through three years	53,231	44,280
Maturing after three years	85,933	37,268
	$283,283	301,572

The Company has pledged $4.9 million of mortgage-backed securities as of December 31, 2013 to secure public agency funds.

129

NOTE 9 – SHORT-TERM BORROWED FUNDS

Short-term borrowed funds at December 31, 2013 and 2012 are summarized as follows:

	At December 31,
	2013		2012
		Interest		Interest
	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Unsecured line of credit	$—	—	2,750	4.75%
Short-term FHLB advances	10,000	0.36%	77,500	0.16%-.82%
Mortgage loan warehouse line of credit	—	—	1,932	2.5%-4.5%
Subordinated debenture, due 2020	300	2.70%	300	2.81%
Total short-term borrowed funds	$10,300		82,482

Lines of credit with the FHLB of Atlanta are based upon FHLB-approved percentages of Bank assets, but must be supported by appropriate collateral to be available. The Company has pledged first lien residential mortgage, second lien residential mortgage, residential home equity line of credit, commercial mortgage and multifamily mortgage portfolios under blanket lien agreements resulting in approximately $237.3 million of collateral for these advances. In addition, at December 31, 2013, the Company has pledged $12.3 million of securities for these advances. At December 31, 2013, collateral totaling $249.6 million was pledged to support FHLB advances. At December 31, 2013 the Company had FHLB advances of $67.5 million outstanding with excess collateral pledged to the FHLB during those periods that would support additional borrowings of approximately $88.6 million.

Lines of credit with the Federal Reserve Bank (“FRB”) are based on collateral pledged. The Company has pledged certain non-mortgage commercial, acquisition and development, and lot loan portfolios under blanket lien agreements resulting in approximately $52.0 million of collateral to the FRB for these advances. At December 31, 2013 the Company had lines available with the FRB for $38.7 million. At December 31, 2013 the Company had no FRB advances outstanding.

At December 31, 2012, Crescent Mortgage had a mortgage loan warehouse line of credit from a correspondent with a $35.0 million credit limit, of which $33.1 million was still available. The facility was secured by Crescent Mortgage’s residential mortgage loans held for sale and other assets. During 2013, this credit line was paid in full and not renewed by the Company. Crescent Mortgage currently is self-funding its mortgage production.

Effective October 1, 2012, the Company modified a $3.0 million unsecured line of credit with a correspondent bank, of which $2.8 million was outstanding at December 31, 2012. During 2013, the unsecured credit line was paid in full and not renewed.

The Company has a subordinated debenture totaling $1.9 million that has principal repayments that began in 2010. See Note 10 – Long-Term Debt for additional disclosure.

Certain borrowings were prepaid to manage the cost of funds and related interest rate sensitivity, resulting in a net loss on the extinguishment of debt of $19,000, and $1.6 million during 2013, and 2012, respectively.

130

NOTE 10 – LONG-TERM DEBT

Long-term debt at December 31, 2013 and 2012 are summarized as follows:

	December 31, 2013
		Interest
	Balance	Rate
	(Dollars in thousands)
Long-term FHLB advances, due 2015 through 2021	$57,500	0.42%-4.00%
Subordinated debentures, due 2016 through 2020	1,575	2.70%
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	3.75%
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	3.29%
Total long-term debt	$74,540

	December 31, 2012
		Interest
	Balance	Rate
	(Dollars in thousands)
Long-term FHLB advances, due 2013 through 2021	$37,500	0.52%-4.00%
Subordinated debentures, due 2016 through 2020	11,875	1.84%-2.81%
Subordinated debentures issued to Carolina Financial Capital Trust I, due 2032	5,155	3.75%
Subordinated debentures issued to Carolina Financial Capital Trust II, due 2034	10,310	3.39%
Total long-term debt	$64,840

As of December 31, 2013, the principal amounts due on long-term debt in 2014, 2015, 2016, 2017, 2018 and thereafter were $0, $7.8 million, $10.3 million, $5.3 million, $5.3 million and $45.8 million, respectively. As of December 31, 2013, there were no principal amounts callable by the FHLB on advances.

At December 31, 2013 and 2012, statutory business trusts (“Trusts”) created by the Company had outstanding trust preferred securities with an aggregate par value of $15.0 million. The trust preferred securities have floating interest rates ranging from 3.29% to 3.75% at December 31, 2013 and maturities ranging from December 31, 2032 to January 7, 2034. The principal assets of the Trusts are $15.5 million of the Company’s subordinated debentures with identical rates of interest and maturities as the trust preferred securities. The Trusts have issued $465,000 of common securities to the Company.

The trust preferred securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part beginning on or after December 31, 2008, or at any time in whole but not in part from the date of issuance on the occurrence of certain events. The obligations of the Company with respect to the issuance of the trust preferred securities constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations with respect to the trust preferred securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related trust preferred securities.

Beginning with the scheduled payment date of December 31, 2010, the Company deferred the payment of interest on its outstanding trust preferred securities for an indefinite period which can be no longer than twenty consecutive quarterly periods. At December 31, 2012, the Company deferred these payments for nine quarters and had eleven quarters of deferral available. These as well as any future deferred distributions continue to accrue interest. Distributions on the trust preferred securities are cumulative. Therefore, in accordance with generally accepted accounting principles, the Company continued to accrue the monthly cost of the trust preferred securities as it has since issuance. The balance of deferred payments at December 31, 2012 was approximately $1.2 million. During 2013, the Company cured all deferred payments and interest and resumed scheduled payments on the trust preferred securities.

As currently defined by the FRB, the Company had $15.0 million of long-term debt that qualified as Tier 1 capital at December 31, 2013 and 2012, respectively. The Company had $975,000 and $7.3 million of long-term debt that qualified as Tier 2 capital at December 31, 2013 and 2012, respectively.

131

NOTE 11 - INCOME TAXES

Deferred tax assets are recognized for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carry forwards. A valuation allowance is then established to reduce that deferred tax asset to the level that it is "more likely than not" that the tax benefit will be realized. The realization of a deferred tax benefit by the Company depends upon having sufficient taxable income of an appropriate character in the future periods.

Income tax expense for the years ended December 31, 2013 and 2012 consists of the following:

	For the Years
	Ended December 31,
	2013	2012
Current income tax expense	(In thousands)
Federal	$7,673	9,900
State	1,171	1,152
	8,844	11,052
Deferred income tax expense (benefit)
Federal	754	(599)
State	(212)	(58)
	542	(657)
Total income tax expense	$9,386	10,395

A reconciliation from expected Federal tax expense to actual income tax expense for the years ended December 31, 2013 and 2012 using the base federal tax rates of 35% follows:

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Computed federal income taxes	$9,171	9,546
State income tax, net of federal benefit	623	757
Tax exempt interest	(305)	(47)
Other, net	(103)	139
Total income tax expense	$9,386	10,395

132

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2013 and 2012:

	At December 31,
	2013	2012
Deferred tax assets:	(In thousands)
Loan loss reserve	$2,810	3,499
Unrealized loss on securities available for sale	1,365	187
Tax vs. book gain on loans held for sale	—	803
Debt issuance costs	95	95
Net operating loss carryforwards	220	214
Reserve for mortgage repurchase losses	2,291	1,827
OREO write-downs	466	413
Stock based compensation	121	98
Reserve for miscellaneous losses	375	387
Other	716	35
	8,459	7,558
Valuation allowance	(172)	(271)
Total gross deferred tax assets	8,287	7,287
Deferred tax liabilities:
Depreciation	(633)	(368)
Loan fees	(235)	(137)
Total gross deferred tax liabilities	(868)	(505)
Deferred tax assets, net	$7,419	6,782

A portion of the annual change in the net deferred income tax asset relates to unrealized gains and losses on debt and equity securities. The deferred income tax (benefit) related to the unrealized gains and losses on debt and equity securities of $1.2 million and $2.8 million, respectively, for the years ended December 31, 2013 and 2012, respectively, was recorded directly to stockholders’ equity as a component of accumulated other comprehensive income. The balance of the change in the net deferred tax asset of $656,000 of deferred tax benefit and $1.5 million of deferred tax, respectively, for the years ended December 31, 2013 and 2012, respectively, is reflected as a deferred income tax expense in the consolidated statement of operations. The valuation allowances relate to state net operating loss carry-forwards. It is management’s belief that the realization of the remaining net deferred tax assets is more likely than not. The Company’s federal income tax returns were examined for the years 2008 through 2010. No changes were proposed.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company has entered into agreements to lease certain office facilities under non-cancellable operating lease agreements expiring on various dates through June 2020. The Company’s rental expense for its office facilities for the years ended December 31, 2013, and 2012 totaled $653,000, and $595,000, respectively.

Minimum rental commitments (in thousands) under the leases are as follows:

Year 1	$604
Year 2	421
Year 3	353
Year 4	252
Year 5	252
After Year 5	265
Total	$2,147

133

In the course of ordinary business, the Bank is, from time to time, named a party to legal actions and proceedings, primarily related to the collection of loans and foreclosed assets. In accordance with generally accepted accounting principles, the Company establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Company does not establish reserves.

During 2012, the Company had disputes over employment agreements with two former executive officers. The Company incurred expenses related to the settlement of the disputed employment agreements of $2.6 million and $227,000 for the periods ended December 31, 2013 and 2012, respectively. All amounts related to the settlement of these agreements have expensed as of December 31, 2013.

NOTE 13 – SHARE-BASED COMPENSATION

Compensation cost is recognized for stock options and restricted stock awards issued to employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and as the restriction period for restricted stock awards. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

As stated in Note 1, On January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014. All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

The Company has adopted the 2002 Stock Option Plan under which an aggregate of 277,500 shares have been reserved for issuance by the Company upon the grant of stock options or limited rights, of which 11,160 are outstanding. The plan provided for the grant of options to key employees and Directors as determined by the Board of Directors. No additional options can be awarded under this plan. The options vest ratably over a five-year period and have a ten-year term, both of which begin at the date of grant.

The Company adopted the 2006 Recognition and Retention Plan under which an aggregate of 120,000 shares of common stock have been reserved for issuance by the Company. The plan provides for the grant of stock to key employees and Directors of the Company and its subsidiaries. The non-vested common stock vests ratably over a five-year period. No restricted common stock of the Company was granted during fiscal 2012 and 2013 from this plan. As of December 31, 2013, a total of 113,000 shares have been awarded under the plan, of which 107,800 shares have vested and 5,200 shares are unvested.

The Company has adopted a 2013 Equity Incentive Plan under which an aggregate of 500,000 shares of common stock have been reserved for issuance by the Company. The plan provides for the grant of stock options and restricted stock awards to our officers, employees, directors, advisors, and consultants. The options are granted at an exercise price at least equal to the fair value of the common stock at the date of grant and expire ten years from the date of the grant. The vesting period for both option grants and restricted stock grants will vary based on the timing of the grant. As of December 31, 2013 a total of 178,900 shares were issued as restricted stock and 52,054 as stock options.

The expense recognition of employee stock option and restricted stock awards resulted in net expense of approximately $303,000, and $86,000 during the twelve months ended December 31, 2013, and 2012, respectively.

Information regarding the 2013 grants as well as other relevant disclosure related to the share-based compensation plans of the Company is presented below.

134

Stock Options

Activity in the Company's stock option plans is summarized in the following table. All information has been retroactively adjusted for stock splits.

	At and For the Years Ended December 31,
	2013		2012
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	16,480	$11.65	280,960	7.82
Granted	52,054	10.00	—	—
Exercised	(4,320)	10.15	—	—
Forfeited or expired	(1,000)	(12.00)	(264,480)	(7.50)
Outstanding at end of year	63,214	$10.40	16,480	11.65

Options exercisable at end of year	11,560	$12.19	16,480	11.65

The aggregate intrinsic value of 63,214 and 16,480 stock options outstanding at December 31, 2013 and 2012 was $346,000 and $0, respectively.

Information pertaining to options outstanding at December 31, 2013, is as follows:

	At December 31, 2013
	Options Outstanding			Options Exercisable
		Weighted Avg.	Weighted		Weighted
	Number	Remaining Years	Average	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price
$10.00	56,054	8.7	$10.00	4,000	$10.00
$12.00	6,160	1.5	12.00	6,160	12.00
$19.25	1,000	2.8	19.25	1,400	19.25
	63,214	7.9	$10.34	11,560	$12.19

	At December 31, 2012
	Options Outstanding			Options Exercisable
		Weighted Avg.	Weighted		Weighted
	Number	Remaining Years	Average	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price
$10.00	8,000	1.3	$10.00	8,000	$10.00
$12.00	7,080	2.5	12.00	7,080	12.00
$19.25	1,400	3.8	19.25	1,400	19.25
	16,480	2.0	$11.65	16,480	$11.65

The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model and expensed over the options' vesting period. The following weighted-average assumptions were used in valuing options issued during 2013:

2013
Dividend yield	0%
Expected life	6.5 years
Expected volatility	35%
Risk-free interest rate	1.04%

135

As of December 31, 2013, there was $125,000 of total unrecognized compensation cost related to non-vested stock option grants under the plans. The cost is expected to be recognized over a weighted-average period of 1.3 years as of December 31, 2013. No options vested during the years end December 31, 2013 or 2012.

Restricted Stock

The Company from time-to-time also grants shares of restricted stock to key employees and non-employee directors. These awards help align the interests of these employees and directors with the interests of the stockholders of the Company by providing economic value directly related to increases in the value of the Company's stock. The value of the stock awarded is established as the fair market value of the stock at the time of the grant. The Company recognizes expense, equal to the total value of such awards, ratably over the vesting period of the stock grants.

All restricted stock agreements are conditioned upon continued employment. Termination of employment prior to a vesting date, as described below, would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as employed by the Company, the key employees and non-employee directors will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of change in control of the Company.

Nonvested restricted stock for the year ended December 31, 2013 is summarized in the following table. All information has been retroactively adjusted for stock splits.

		Weighted-
		Average
		Grant-Date
Restricted stock	Shares	Fair Value
Nonvested at January 1	11,600	$4.06
Granted	178,900	10.59
Vested	(10,300)	6.31
Forfeited	(6,000)	10.00
Nonvested at December 31	174,200	$10.58

The vesting schedule of these shares as of December 31, 2013 is as follows:

Shares
2014	37,900
2015	37,900
2016	35,300
2017	60,300
2018	2,800
Thereafter	—
174,200

As of December 31, 2013, there was $972,000 of total unrecognized compensation cost related to nonvested restricted stock granted under the plans. The cost is expected to be recognized over a weighted-average period of 3.39 years as of December 31, 2013. The total fair value of shares vested during the years ended December 31, 2013 and 2012 was approximately $100,832 and $0, respectively.

136

NOTE 14 – ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Current accounting literature requires disclosures about the fair value of all financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized through immediate settlement of the instrument. Certain items are specifically excluded from disclosure requirements, including the Company’s stock, premises and equipment, accrued interest receivable and payable and other assets and liabilities.

The fair value of a financial instrument is an amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced sale. Fair values are estimated at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The Company has used management’s best estimate of fair value based on the above assumptions. Thus the fair values presented may not be the amounts that could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses that would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

The Company determines the fair value of its financial instruments based on the fair value hierarchy established under ASC 820-10, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the financial instrument's fair value measurement in its entirety. There are three levels of inputs that may be used to measure fair value. The three levels of inputs of the valuation hierarchy are defined below:

Level 1	Quoted prices (unadjusted) in active markets for identical assets and liabilities for the instrument or security to be valued. Level 1 assets include marketable equity securities as well as U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.
Level 2	Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or model-based valuation techniques for which all significant assumptions are derived principally from or corroborated by observable market data. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined by using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. U.S. Government sponsored agency securities, mortgage-backed securities issued by U.S. Government sponsored enterprises and agencies, obligations of states and municipalities, collateralized mortgage obligations issued by U.S. Government sponsored enterprises, and mortgage loans held-for-sale are generally included in this category. Certain private equity investments that invest in publicly traded companies are also considered Level 2 assets.
Level 3	Unobservable inputs that are supported by little, if any, market activity for the asset or liability. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow models and similar techniques, and may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability. These methods of valuation may result in a significant portion of the fair value being derived from unobservable assumptions that reflect The Company's own estimates for assumptions that market participants would use in pricing the asset or liability. This category primarily includes collateral-dependent impaired loans, other real estate, certain equity investments, and certain private equity investments.

Cash and due from banks - The carrying amounts of these financial instruments approximate fair value. All mature within 90 days and present no anticipated credit concerns.

Interest-bearing cash - The carrying amount of these financial instruments approximates fair value.

137

Securities available-for-sale and securities held to maturity – Fair values for investment securities available-for-sale and securities held to maturity are based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

FHLB stock and other non-marketable equity securities - The carrying amount of these financial instruments approximates fair value.

Mortgage loans held for sale – Mortgage loans held for sale are recorded at either fair value, if elected, or the lower of cost or fair value on an individual loan basis. Origination fees and costs for loans held for sale recorded at lower of cost or market are capitalized in the basis of the loan and are included in the calculation of realized gains and losses upon sale. Origination fees and costs are recognized in earnings at the time of origination for loans held for sale that are recorded at fair value. Fair value is derived from observable current market prices, when available, and includes loan servicing value. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models, in which the Company uses its best estimates of assumptions it believes would be used by market participants in estimating fair value. Mortgage loans held for sale are classified within Level 2 of the valuation hierarchy.

Loans receivable - For variable rate loans that reprice frequently and have no significant change in credit risk, estimated fair values are based on carrying values and are classified as Level 2. Estimated fair values for certain mortgage loans, credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics and are classified as Level 2. Estimated fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and are classified as Level 2. Estimated fair values on impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Impaired loans not requiring a specific charge against the allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investment in the loan. At December 31, 2013 and 2012, substantially all of the total impaired loans were evaluated based on the fair value of the underlying collateral. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair value of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be Level 3 inputs.

Accrued interest receivable - The fair value approximates the carrying value.

Mortgage servicing rights - The Company initially measures servicing assets and liabilities retained related to the sale of residential loans held for sale (“mortgage servicing rights”) at fair value, if practicable. For subsequent measurement purposes, the Company measures servicing assets and liabilities based on the lower of cost or market.

Deposits - The estimated fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed maturity certificates of deposits is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-term borrowed funds - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Estimated fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-term debt - The estimated fair values of the Company’s long-term debt are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

138

Derivative asset and liabilities – The primary use of derivative instruments are related to the mortgage banking activities of the Company. The Company's wholesale mortgage banking subsidiary enters into interest rate lock commitments related to expected funding of residential mortgage loans at specified times in the future. Interest rate lock commitments that relate to the origination of mortgage loans that will be held-for-sale are considered derivative instruments under applicable accounting guidance. As such, The Company records its interest rate lock commitments and forward loan sales commitments at fair value, determined as the amount that would be required to settle each of these derivative financial instruments at the balance sheet date. In the normal course of business, the mortgage subsidiary enters into contractual interest rate lock commitments to extend credit, if approved, at a fixed interest rate and with fixed expiration dates. The commitments become effective when the borrowers "lock-in" a specified interest rate within the time frames established by the mortgage banking subsidiary. Market risk arises if interest rates move adversely between the time of the interest rate lock by the borrower and the sale date of the loan to an investor. To mitigate the effect of the interest rate risk inherent in providing interest rate lock commitments to borrowers, the mortgage banking subsidiary enters into best efforts forward sales contracts with third party investors. The forward sales contracts lock in a price for the sale of loans similar to the specific interest rate lock commitments. Both the interest rate lock commitments to the borrowers and the forward sales contracts to the investors that extend through to the date the loan may close are derivatives, and accordingly, are marked to fair value through earnings. In estimating the fair value of an interest rate lock commitment, the Company assigns a probability to the interest rate lock commitment based on an expectation that it will be exercised and the loan will be funded. The fair value of the interest rate lock commitment is derived from the fair value of related mortgage loans, which is based on observable market data and includes the expected net future cash flows related to servicing of the loans. The fair value of the interest rate lock commitment is also derived from inputs that include guarantee fees negotiated with the agencies and private investors, buy-up and buy-down values provided by the agencies and private investors, and interest rate spreads for the difference between retail and wholesale mortgage rates. Management also applies fall-out ratio assumptions for those interest rate lock commitments for which we do not close a mortgage loan. The fall-out ratio assumptions are based on the mortgage subsidiary's historical experience, conversion ratios for similar loan commitments, and market conditions. While fall-out tendencies are not exact predictions of which loans will or will not close, historical performance review of loan-level data provides the basis for determining the appropriate hedge ratios. In addition, on a periodic basis, the mortgage banking subsidiary performs analysis of actual rate lock fall-out experience to determine the sensitivity of the mortgage pipeline to interest rate changes from the date of the commitment through loan origination, and then period end, using applicable published mortgage-backed investment security prices. The expected fall-out ratios (or conversely the "pull-through" percentages) are applied to the determined fair value of the unclosed mortgage pipeline in accordance with GAAP. Changes to the fair value of interest rate lock commitments are recognized based on interest rate changes, changes in the probability that the commitment will be exercised, and the passage of time. The fair value of the forward sales contracts to investors considers the market price movement of the same type of security between the trade date and the balance sheet date. These instruments are defined as Level 2 within the valuation hierarchy.

Derivative instruments not related to mortgage banking activities, including financial futures commitments and interest rate swap agreements that do not satisfy the hedge accounting requirements are recorded at fair value and are classified with resultant changes in fair value being recognized in noninterest income in the consolidated statement of operations. Fair values for these instruments are based on quoted market prices, when available. As such, the fair value adjustments for derivatives with fair values based on quoted market prices are recurring Level 1.

Commitments to extend credit – The carrying amounts of these commitments are considered to be a reasonable estimate of fair value because the commitments underlying interest rates are based upon current market rates.

Accrued interest payable - The fair value approximates the carrying value.

Off-balance sheet financial instruments – Contract values and fair values for off-balance sheet, credit-related financial instruments are based on estimated fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties’ credit standing.

139

The carrying amount and estimated fair value of the Company's financial instruments at December 31, 2013 and 2012 are as follows:

	At December 31, 2013
	Carrying	Fair Value
	Amount	Total	Level 1	Level 2	Level 3
Financial assets:	(In thousands)
Cash and due from banks	$4,489	4,489	4,489	—	—
Interest-bearing cash	34,176	34,176	34,176	—	—
Securities available for sale	167,535	167,535	—	167,535	—
Securities held to maturity	24,554	23,547	—	15,177	8,370
Federal Home Loan Bank stock	4,103	4,103	—	—	4,103
Other investments	1,858	1,858	—	—	1,858
Derivative assets	1,412	1,412	428	984	—
Loans held for sale	36,897	37,041	—	37,041	—
Loans receivable, net	535,221	524,142	—	497,045	27,097
Accrued interest receivable	2,802	2,802	—	2,802	—
Mortgage servicing rights	10,908	17,718	—	17,718	—

Financial liabilities:
Deposits	697,581	696,674	—	696,674	—
Short-term borrowed funds	10,300	10,300	—	10,300	—
Long-term debt	74,540	71,462	—	71,462	—
Derivative liabilities	55	55	—	55	—
Accrued interest payable	311	311	—	311	—

	At December 31, 2012
	Carrying	Fair Value
	Amount	Total	Level 1	Level 2	Level 3
Financial assets:	(In thousands)
Cash and due from banks	$6,499	6,499	6,499	—	—
Interest-bearing cash	11,340	11,340	11,340	—	—
Securities available-for-sale	148,407	148,407	—	148,407	—
Securities held-to-maturity	9,166	5,549	—	—	5,549
Federal Home Loan Bank stock	6,413	6,413	—	—	6,413
Other investments	1,728	1,728	—	—	1,728
Derivative assets	6,542	6,542	—	6,542	—
Loans held for sale	144,849	149,151	—	149,151	—
Loans receivable, net	501,691	502,735	—	471,690	31,045
Accrued interest receivable	3,203	3,203	—	3,203	—
Mortgage servicing rights	12,039	18,165	—	18,165	—

Financial liabilities:
Deposits	653,247	654,090	—	654,090	—
Short-term borrowed funds	82,482	82,480	—	82,480	—
Long-term debt	64,840	58,874	—	58,874	—
Derivative liabilities	—	—	—	—	—
Accrued interest payable	1,599	1,599	—	1,599	—

140

	At December 31,
	2013		2012
	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:	(In thousands)
Commitments to extend credit	$38,595	—	31,916	—
Standby letters of credit	526	—	396	—
Derivative assets:
Mortgage loan interest rate lock commitments	—	—	289,584	4,783
Mortgage loan forward sales commitments	20,516	106	59,177	1,692
Mortgage-backed securities forward sales commitments	88,000	878	308,000	67
Interest rate swaps	20,000	428	—	—

Derivative liabilities -
Mortgage loan interest rate lock commitments	103,614	55	—	—

In determining appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to fair value disclosures. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Following is a description of valuation methodologies used for assets recorded at fair value on a recurring and non-recurring basis.

Investment Securities Available-for-sale

Measurement is on a recurring basis upon quoted market prices, if available. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for prepayment assumptions, projected credit losses, and liquidity. At December 31, 2013 and 2012, the Company’s investment securities available-for-sale are recurring Level 2.

Mortgage loans held for sale

Mortgage loans held for sale are recorded at either fair value, if elected, or the lower of cost or fair value on an individual loan basis. Origination fees and costs for loans held for sale recorded at lower of cost or market are capitalized in the basis of the loan and are included in the calculation of realized gains and losses upon sale. Origination fees and costs are recognized in earnings at the time of origination for loans held for sale that are recorded at fair value. Fair value is derived from observable current market prices, when available, and includes loan servicing value. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models, in which the Company uses its best estimates of assumptions it believes would be used by market participants in estimating fair value. Mortgage loans held for sale are classified within Level 2 of the valuation hierarchy.

Brokered Deposit

Fair Value accounting was elected for a brokered deposit entered into during 2013 as part of the Company’s interest rate risk management. Fair value of the brokered deposit is derived from quoted market prices. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for prepayment assumptions, projected credit losses, and liquidity.

Impaired Loans

Loans that are considered impaired are recorded at fair value on a non-recurring basis. Once a loan is considered impaired, the fair value is measured using one of several methods, including collateral liquidation value, market value of similar debt and discounted cash flows. Those impaired loans not requiring a specific charge against the allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investment in the loan. At December 31, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the underlying collateral. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair value of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be Level 3 inputs.

141

Derivative Assets and Liabilities

The primary use of derivative instruments is related to the mortgage banking activities of the Company. The Company's wholesale mortgage banking subsidiary enters into interest rate lock commitments related to expected funding of residential mortgage loans at specified times in the future. Interest rate lock commitments that relate to the origination of mortgage loans that will be held-for-sale are considered derivative instruments under applicable accounting guidance. As such, The Company records its interest rate lock commitments and forward loan sales commitments at fair value, determined as the amount that would be required to settle each of these derivative financial instruments at the balance sheet date. In the normal course of business, the mortgage subsidiary enters into contractual interest rate lock commitments to extend credit, if approved, at a fixed interest rate and with fixed expiration dates. The commitments become effective when the borrowers "lock-in" a specified interest rate within the time frames established by the mortgage banking subsidiary. Market risk arises if interest rates move adversely between the time of the interest rate lock by the borrower and the sale date of the loan to an investor. To mitigate the effect of the interest rate risk inherent in providing interest rate lock commitments to borrowers, the mortgage banking subsidiary enters into best efforts forward sales contracts with third party investors. The forward sales contracts lock in a price for the sale of loans similar to the specific interest rate lock commitments. Both the interest rate lock commitments to the borrowers and the forward sales contracts to the investors that extend through to the date the loan may close are derivatives, and accordingly, are marked to fair value through earnings. In estimating the fair value of an interest rate lock commitment, the Company assigns a probability to the interest rate lock commitment based on an expectation that it will be exercised and the loan will be funded. The fair value of the interest rate lock commitment is derived from the fair value of related mortgage loans, which is based on observable market data and includes the expected net future cash flows related to servicing of the loans. The fair value of the interest rate lock commitment is also derived from inputs that include guarantee fees negotiated with the agencies and private investors, buy-up and buy-down values provided by the agencies and private investors, and interest rate spreads for the difference between retail and wholesale mortgage rates. Management also applies fall-out ratio assumptions for those interest rate lock commitments for which we do not close a mortgage loan. The fall-out ratio assumptions are based on the mortgage subsidiary's historical experience, conversion ratios for similar loan commitments, and market conditions. While fall-out tendencies are not exact predictions of which loans will or will not close, historical performance review of loan-level data provides the basis for determining the appropriate hedge ratios. In addition, on a periodic basis, the mortgage banking subsidiary performs analysis of actual rate lock fall-out experience to determine the sensitivity of the mortgage pipeline to interest rate changes from the date of the commitment through loan origination, and then period end, using applicable published mortgage-backed investment security prices. The expected fall-out ratios (or conversely the "pull-through" percentages) are applied to the determined fair value of the unclosed mortgage pipeline in accordance with GAAP. Changes to the fair value of interest rate lock commitments are recognized based on interest rate changes, changes in the probability that the commitment will be exercised, and the passage of time. The fair value of the forward sales contracts to investors considers the market price movement of the same type of security between the trade date and the balance sheet date. These instruments are defined as Level 2 within the valuation hierarchy.

Derivative instruments not related to mortgage banking activities, including financial futures commitments and interest rate swap agreements that do not satisfy the hedge accounting requirements are recorded at fair value and are classified with resultant changes in fair value being recognized in noninterest income in the consolidated statement of operations. Fair values for these instruments are based on quoted market prices, when available. As such, the fair value adjustments for derivatives with fair values based on quoted market prices in an active market are recurring Level 1.

Other Real Estate Owned (OREO)

OREO is carried at the lower of carrying value or fair value on a non-recurring basis.  Fair value is based upon independent appraisals or management’s estimation of the collateral and is considered a Level 3 measurement.  When the OREO value is based upon a current appraisal or when a current appraisal is not available or there is estimated further impairment, the measurement is considered a Level 3 measurement.

142

Assets and liabilities measured at fair value on a recurring basis are as follows as of December 31, 2013 and 2012:

	Quoted market price	Significant other	Significant other
	in active markets	observable inputs	unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
December 31, 2013
Available-for-sale investment securities:
Municipal securities	$—	38,499	—
US government agencies	—	5,175	—
Mortgage-backed securities:
Agency	—	69,929	—
Non-agency	—	53,932	—
Loans held for sale	—	37,041	—
Derivative assets:
Mortgage loan interest rate lock commitments	—	—	—
Mortgage loan forward sales commitments	—	106	—
Mortgage-backed securities forward sales commitments	—	878	—
Interest rate swaps	428	—	—
Brokered deposits	—	4,948	—
Derivative liabilities:
Mortgage loan interest rate lock commitments	—	55	—
Total	$428	210,563	—

December 31, 2012
Available-for-sale investment securities:
Municipal securities	$—	17,769	—
US government agencies	—	—	—
Mortgage-backed securities:
Agency	—	79,209	—
Non-agency	—	51,429	—
Loans held for sale	—	149,151	—
Derivative assets:
Mortgage loan interest rate lock commitments	—	4,783	—
Mortgage loan forward sales commitments	—	1,692	—
Mortgage-backed securities forward sales commitments	—	67	—
Total	$—	304,100	—

143

Assets measured at fair value on a nonrecurring basis are as follows as of December 31, 2013 and 2012:

	Quoted market price	Significant other	Significant other
	in active markets	observable inputs	unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
December 31, 2013
Impaired loans:
Loans secured by real estate:
One-to-four family	$—	—	6,117
Home equity	—	—	125
Commercial real estate	—	—	16,953
Construction and development	—	—	1,328
Consumer loans	—	—	20
Commercial business loans	—	—	2,554
Real estate owned:
One-to-four family	—	—	959
Commercial real estate	—	—	1,781
Construction and development	—	—	3,533
Total	$—	—	33,370

December 31, 2012
Impaired loans:
Loans secured by real estate:
One-to-four family	$—	—	7,080
Home equity	—	—	—
Commercial real estate	—	—	17,818
Construction and development	—	—	2,836
Consumer loans	—	—	49
Commercial business loans	—	—	3,262
Real estate owned:
One-to-four family	—	—	1,010
Commercial real estate	—	—	1,902
Construction and development	—	—	3,372
Total	$—	—	37,329

The Company predominantly lends with real estate serving as collateral on a substantial majority of loans. Loans that are deemed to be impaired are primarily valued at fair values of the underlying real estate collateral.

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2013 and December 31, 2012, the significant unobservable inputs used in the fair value measurements were as follows:

December 31, 2013 and 2012
		Significant	Significant Unobservable
	Valuation Technique	Observable Inputs	Inputs
Impaired Loans	Appraisal Value	Appraisals and or sales of	Appraisals discounted 10% to 20% for
		comparable properties	sales commissions and other holding costs

Real estate owned	Appraisal Value/	Appraisals and or sales of	Appraisals discounted 10% to 20% for
	Comparison Sales/	comparable properties	sales commissions and other holding costs
Other estimates

144

NOTE 15 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as for on-balance sheet instruments. At December 31, 2013 and 2012, the Company had commitments to extend credit in the amount of $48.6 million and $31.9 million, respectively. At December 31, 2013 and 2012, the Company had standby letters of credit in the amount of $526,000 and $396,000, respectively.

Standby letters of credit obligate the Company to meet certain financial obligations of its customers, if, under the contractual terms of the agreement, the customers are unable to do so. Payment is only guaranteed under these letters of credit upon the borrower’s failure to perform its obligations to the beneficiary. The Company can seek recovery of the amounts paid from the borrower and the letters of credit are generally not collateralized. Commitments under standby letters of credit are usually one year or less. At December 31, 2013, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor; as such amounts are not considered material. The maximum potential of undiscounted future payments related to standby letters of credit at December 31, 2013 was approximately $526,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Since commitments may expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include inventory, property and equipment, residential real estate and income producing commercial properties.

The Company uses derivatives primarily to neutralize interest rate risk related to its pipeline of interest rate lock commitments issued on residential mortgage loans in the process of origination for sale. At December 31, 2013 and 2012, the Company’s outstanding mortgage interest rate lock commitments totaled $103.6 and $289.6 million, respectively. The Company uses mortgage loan forward sales commitments and mortgage-backed securities forward sales commitments that generally correspond with the composition of the locked pipeline to economically hedge a percentage of the Company’s pipeline of mortgage loan interest rate lock commitments and loans held for sale. At December 31, 2013 and 2012, the Company’s outstanding mortgage loan forward sales commitments totaled $20.5 million and $59.2 million, respectively. At December 31, 2013 and 2012, the Company’s outstanding mortgage-backed securities forward sales commitments totaled $88.0 million and $308.0 million, respectively. The Company’s derivative positions are marked to market as shown in Note 3 - Derivatives.

Derivative instruments not related to mortgage banking activities, including financial futures commitments and interest rate swap agreements that do not satisfy the hedge accounting requirements are recorded at fair value and are classified with resultant changes in fair value being recognized in noninterest income in the consolidated statement of operations. As of December 31, 2013, the Company’s outstanding interest rate swap totaled $20.0 million. The interest rate swap was entered into by the Company during 2013. As such, there was no amount outstanding for interest rate swaps during 2012. The Company’s derivative positions are marked to market as shown in Note 3 - Derivatives.

145

Management closely monitors its credit concentrations and attempts to diversify the portfolio within its market area. The Company’s markets are concentrated along coastal South Carolina. A summary of commercial real estate credit concentrations follows:

	At December 31,
	2013	2012
	(In thousands)
Commercial real estate loans, excluding owner-occupied and unfunded commitments	$190,934	174,680
Loans secured by owner-occupied commercial real estate	115,413	122,498
Unfunded commitments of commercial real estate	12,120	9,172
Total	$318,467	306,350

NOTE 16 - EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan that covers substantially all employees of CresCom Bank, Carolina Services (“CFC Participants”) and Crescent Mortgage (“CMC Participants”). Participants may contribute up to the maximum allowed by the regulation. During fiscal 2013 and 2012, the Company matched 75% of an employee’s contribution up to 6.00% of the participant’s compensation of the CFC Participants and the CMC Participants. For the years ended December 31, 2013, and 2012, the Company made matching contributions of $500,000 and $461,000, respectively.

The Company has an arrangement with two executives whereby the Company made payments to an insurance company on behalf of the executives. The advance is treated as a loan to the executive and the cash surrender value of the payment to the insurance company is included in other assets in the accompanying consolidated statements of financial condition. The cash surrender value of the advance at December 31, 2013 and 2012 is $535,000 and $813,000, respectively. The executive is entitled to the increase in cash value above the Company’s original cash value insurance contributions. The executive pays the Company imputed interest on the loan balance and the increase in the cash value is recorded as compensation to the executives. The insurance policy premiums are paid in full by the executives. Each executive is entitled to receive a $1.0 million death benefit and the Company will receive a $1.8 million death benefit. Since the executive pays the insurance premiums, the insurance proceeds would be taxable to the Company.

The Company incurred an aggregate premium of $108,000 and $133,000 paid on behalf of the executives for the period ended December 31, 2013 and 2012, respectively.

NOTE 17 - EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding plus the weighted average number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted earnings per share include the effects of outstanding stock options and restricted stock issued by the Company, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises and vesting were used to acquire shares of common stock at the average market price during the reporting period.

As stated in Note 1, on January 15, 2014, the Board of Directors of the Company declared a two-for-one stock split to stockholders of record dated February 10, 2014, payable on February 28, 2014. All share, earnings per share, and per share data have been retroactively adjusted to reflect this stock split for all periods presented in accordance with generally accepted accounting principles.

146

The following is a summary of the reconciliation of average shares outstanding for the years ended December 31, 2013 and 2012:

	December 31,
	2013		2012
	Basic	Diluted	Basic	Diluted

Weighted average shares outstanding	3,841,230	3,841,230	3,837,984	3,837,984
Effect of dilutive securities	—	119,017	—	—
Average shares outstanding	3,841,230	3,960,247	3,837,984	3,837,984

The average market price used in calculating the dilutive securities under the treasury stock method for the years ended December 31, 2013 and 2012 was $13.15 and $7.56, respectively. For the years ended December 31, 2013 and 2012, 71,274 and 16,480 option shares, respectively, were excluded from the calculation of diluted earnings per share during the period because the exercise prices were greater than the average market price of the common shares, and therefore were deemed not to be dilutive. The Company does not have an actively traded market for its shares and, accordingly, the average market price used in calculating dilutive securities is based either on a very limited number of transactions or on a valuation model.

NOTE 18 - CAPITAL REQUIREMENTS AND OTHER RESTRICTIONS

The Company and the Bank are subject to various federal and state regulatory requirements, including regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions that if undertaken could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory methods. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. As of December 31, 2013, the most recent notification from federal banking agencies categorized the Company and the Bank as “well capitalized” under the regulatory framework. In order to be considered “adequately capitalized”, the Company and the Bank are required to maintain minimum Tier 1 capital and total risk-based capital to risk-weighted assets and Tier 1 capital to total average assets of 4%, 8%, and 4%, respectively. In order to be considered “well capitalized”, the Company and the Bank are required to maintain minimum Tier 1 capital and total risk-based capital to risk-weighted assets and Tier 1 capital to total average assets of 6%, 10%, and 5%, respectively. Since December 31, 2013, there have been no events or conditions that management believes have changed the Company’s or the Bank’s regulatory capital categories.

147

The actual capital amounts and ratios as well as minimum amounts for each regulatory defined category for the Company and the Bank at December 31, 2013 and 2012 are as follows:

			Required to be
			Categorized		Required to be
			Adequately		Categorized
	Actual		Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

December 31, 2013
Carolina Financial Corporation
Tier 1 capital (to risk weighted assets)	$99,602	15.42%	25,834	4.00%	N/A	N/A
Total risk based capital (to risk weighted assets)	108,650	16.82%	51,668	8.00%	N/A	N/A
Tier 1 capital (to total average assets)	99,602	11.15%	35,732	4.00%	N/A	N/A

CresCom Bank
Tier 1 capital (to risk weighted assets)	98,301	15.26%	25,763	4.00%	38,645	6.00%
Total risk based capital (to risk weighted assets)	107,327	16.66%	51,526	8.00%	64,408	10.00%
Tier 1 capital (to total average assets)	98,301	11.01%	35,706	4.00%	44,632	5.00%

December 31, 2012
Carolina Financial Corporation	$82,839	13.11%	25,266	4.00%	N/A	N/A
Tier 1 capital (to risk weighted assets)	98,030	15.52%	50,532	8.00%	N/A	N/A
Total risk based capital (to risk weighted assets)	82,839	9.65%	34,322	4.00%	N/A	N/A
Tier 1 capital (to total average assets)

CresCom Bank	85,537	13.57%	25,222	4.00%	37,833	6.00%
Tier 1 capital (to risk weighted assets)	100,714	15.97%	50,445	8.00%	63,056	10.00%
Total risk based capital (to risk weighted assets)	85,537	10.01%	34,171	4.00%	42,713	5.00%
Tier 1 capital (to total average assets)

A South Carolina state bank may not pay dividends from capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. Unless otherwise instructed by the South Carolina Board of Financial Institutions, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. In addition, under the Federal Deposit Insurance Corporation Improvement Act, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. The FRB may also prevent the payment of a dividend by the Bank if it determines that the payment would be an unsafe and unsound banking practice.

On July 2, 2013, the Federal Reserve adopted a final rule for the Basel III capital framework and, on July 9, 2013, the OCC also adopted a final rule and the FDIC adopted the same provisions in the form of an “interim” final rule. The rule will apply to all national and state banks and savings associations and most bank holding companies and savings and loan holding companies, which we collectively refer to herein as “covered” banking organizations. Bank holding companies with less than $500 million in total consolidated assets are not subject to the final rule, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. In certain respects, the rule imposes more stringent requirements on “advanced approaches” banking organizations—those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted in to the Basel II capital regime. The requirements in the rule will begin to phase on January 1, 2014, for advanced approaches banking organizations, and on January 1, 2015, for other covered banking organizations. The requirements in the rule will be fully phased in by January 1, 2019.

Management expects to comply with the final rules when issued and effective. To prepare for the implementation of the new capital rules, management continues to build capital through retained earnings and is evaluating strategies to maximize the Company’s capital under the Basel III NPR.

148

During the year ended December 31, 2013, the Company paid dividend payments of $401,000 to stockholders. There were no dividend payments in 2012.

NOTE 19 – SUPPLEMENTAL SEGMENT INFORMATION

The Company has three reportable segments: community banking, wholesale mortgage banking (“mortgage banking”) and other. The community banking segment provides traditional banking services offered through CresCom Bank. The mortgage banking segment provides mortgage loan origination and servicing offered through Crescent Mortgage. The other segment provides managerial and operational support to the other business segments through Carolina Services and Carolina Financial.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net income.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were generated to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

149

The following tables present selected financial information for the Company’s reportable business segments for the years ended December 31, 2013 and 2012:

	Community	Mortgage
For the Year Ended December 31, 2013	Banking	Banking	Other	Eliminations	Total
	(In thousands)
Interest income	$31,200	1,637	17	94	32,948
Interest expense	4,965	84	675	(6)	5,718
Net interest income (expense)	26,235	1,553	(658)	100	27,230
Provision for loan losses	(900)	40	—	—	(860)
Noninterest income (expense) from external customers	2,678	41,332	76	—	44,086
Intersegment noninterest income	—	488	5,812	(6,300)	—
Noninterest expense	17,724	22,452	5,360	436	45,972
Intersegment noninterest expense	4,853	1,037	—	(5,890)	—
Income (loss) before income taxes	7,236	19,844	(130)	(746)	26,204
Income tax expense (benefit)	2,273	7,441	(219)	(109)	9,386
Net income (loss)	$4,963	12,403	89	(637)	16,818

Assets	$873,104	61,846	101,497	(154,863)	881,584
Loans receivable, net	532,616	3,374	—	(769)	535,221
Loans held for sale	753	36,144	—	—	36,897
Deposits	701,110	—	—	(3,529)	697,581
Borrowed funds	69,376	—	15,465	(1)	84,840

	Community	Mortgage
For the Year Ended December 31, 2012	Banking	Banking	Other	Eliminations	Total
	(In thousands)
Interest income	$33,524	1,801	18	13	35,356
Interest expense	6,377	397	748	(9)	7,513
Net interest income (expense)	27,147	1,404	(730)	22	27,843
Provision for loan losses	2,707	—	—	—	2,707
Noninterest income (expense) from external customers	(2,668)	56,133	59	—	53,524
Intersegment noninterest income	—	618	5,813	(6,431)	—
Noninterest expense	22,198	23,445	5,744	—	51,387
Intersegment noninterest expense	4,853	1,099	—	(5,952)	—
Income (loss) before income taxes	(5,279)	33,611	(602)	(457)	27,273
Income tax expense (benefit)	(1,869)	12,603	(183)	(156)	10,395
Net income (loss)	$(3,410)	21,008	(419)	(301)	16,878

Assets	$874,354	54,204	88,344	(128,178)	888,724
Loans receivable, net	501,445	853	—	(607)	501,691
Loans held for sale	117,803	27,046	—	—	144,849
Deposits	655,486	—	—	(2,239)	653,247
Borrowed funds	127,176	1,932	18,365	(151)	147,322

150

NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for the parent company are presented below:

Carolina Financial Corporation

Condensed Statements of Financial Condition

	At December 31,
	2013	2012
Assets:	(In thousands)
Cash and cash equivalents	$334	439
Investment in bank subsidiary	95,928	85,213
Investment in non-bank subsidiaries	971	643
Investment in unconsolidated statutory business trusts	465	465
Securities available for sale	1	1
Other assets	165	213
Total assets	$97,864	86,974

Liabilities and stockholders' equity:
Accrued expenses and other liabilities	172	1,245
Short-term debt	—	2,750
Long-term debt	15,465	15,465
Stockholders' equity	82,227	67,514
Total liabilities and stockholders' equity	$97,864	86,974

Carolina Financial Corporation

Condensed Statements of Operations

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Dividend income from non-bank subsidiaries	$—	150
Dividend income from banking subsidiary	4,400	—
Interest income	17	18
Total income	4,417	168
Interest expense	670	739
General and administrative expenses	435	451
Total expenses	1,105	1,190
Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	3,312	(1,022)
Income tax benefit	(414)	(398)
Income (loss) before equity in undistributed earnings of subsidiaries	3,726	(624)
Equity in undistributed earnings of CresCom Bank	12,764	17,297
Equity in undistributed earnings of Carolina Services	328	205
Total equity in undistributed earnings of subsidiaries	13,092	17,502
Net income	$16,818	16,878

151

Carolina Financial Corporation

Condensed Statements of Cash Flows

	For the Years
	Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$16,818	16,878
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings in subsidiaries	(13,092)	(17,502)
Stock-based compensation	303	86
Decrease in other assets	171	298
(Decrease) increase in other liabilities	(1,197)	504
Net cash provided by operating activities	3,003	264
Cash flows from financing activities:
Principal repayment of short term debt	(2,750)	(200)
Proceeds from exercise of stock options	43
Cash dividends paid on common stock	(401)	—
Net cash used in financing activities	(3,108)	(200)
Net increase (decrease) in cash and cash equivalents	(105)	64
Cash and cash equivalents, beginning of year	439	375
Cash and cash equivalents, end of year	$334	439

152

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15.  Financial Statements and Exhibits

(a)	Financial Statements

The financial statements and financial statement schedule are filed as a part of this registration statement and begin on page 94.

(b)	Exhibits

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

153

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CAROLINA FINANCIAL CORPORATION

Date: April 1, 2014	By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
Chief Executive Officer

154

EXHIBIT INDEX

Exhibit No.	Description
3.1#	Amended and Restated Certificate of Incorporation filed on April 2, 1997
3.2#	Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed on June 11, 2010
3.3#	Amended and Restated Bylaws dated April 24, 2013
3.4#	Amendment to Amended and Restated Bylaws dated April 24, 2013
3.5#	First Amendment to the Amended and Restated Bylaws dated July 17, 2013
4.1#	See Exhibits 3.1 through 3.5 for provisions in Carolina Financial Corporation’s Certificate of Incorporation and Bylaws defining the rights of holders of common stock
4.2#	Form of certificate of common stock
10.1#	Amended and Restated Employment Agreement by and between Crescent Bank and M.J. Huggins, III dated as of December 24, 2008*
10.2#	First Amendment to the Amended and Restated Employment Agreement between CresCom Bank and M.J. Huggins, III dated September 21, 2012*
10.3#	Amended and Restated Supplemental Executive Agreement by and between Carolina Financial Corporation and M.J. Huggins, III dated as of December 24, 2008*
10.4#	Amended and Restated Employment Agreement by and between Crescent Bank and David Morrow dated as of December 24, 2008*
10.5#	First Amendment to the Amended and Restated Employment Agreement between CresCom Bank and David Morrow dated as of September 19, 2012*
10.6#	Amended and Restated Supplemental Executive Agreement by and between Carolina Financial Corporation and David Morrow dated as of December 24, 2008 *
10.7#	Employment Agreement by and between Carolina Financial Corporation and Jerold L. Rexroad dated as of May 1, 2008 *
10.8#	First Amendment to the Employment Agreement between Carolina Financial Corporation and Jerold L. Rexroad dated as of September 19, 2012*
10.9#	Carolina Financial Corporation 2002 Stock Option Plan*
10.10#	Carolina Financial Corporation 2006 Recognition and Retention Plan*
10.11#	Carolina Financial Corporation 2013 Equity Incentive Plan*
10.12#	Form of Carolina Financial Corporation Elite LifeComp Agreement*
10.13#	Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated January 1, 2004
10.14#	First Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of February 19, 2004
10.15#	Second Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of February 1, 2006
10.16#	Third Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of January 1, 2011
21.1#	Subsidiaries of Carolina Financial Corporation

# Previously filed

*Indicates management contracts or compensatory plans or arrangements

155